SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

       Filed by the registrant

       Filed by a party other than the registrant

       Check the appropriate box:

Preliminary proxy statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

         Definitive proxy statement

         Definitive additional materials

         Soliciting material pursuant to Rule 14a-12
Motorola, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

         No fee required.

         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

         Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date filed:

Proxy Statement Management’s Discussion and Analysis 2000 Consolidated Financial Statements and Notes

PRINCIPAL EXECUTIVE OFFICES: 1303 East Algonquin Road Schaumburg, Illinois 60196 April 2, 2001	PLACE OF MEETING: Hyatt Regency Woodfield 1800 E. Golf Road Schaumburg, Illinois 60173

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     Our Annual Meeting will be held at the Hyatt Regency Woodfield, 1800 E. Golf Road, Schaumburg, Illinois 60173 on Monday, May 7, 2001 at 5:00 P.M., local time.

     The purpose of the meeting is to:

1.	elect directors for the next year; and

2.	act upon such other matters as may properly come before the meeting.

     Only Motorola stockholders of record at the close of business on March 15, 2001 will be entitled to vote at the meeting. Please vote in one of the following ways:

•	use the toll-free telephone number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DETACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,

A. Peter Lawson
Secretary

PROXY STATEMENT

PROXY STATEMENT—VOTING PROCEDURES

       Your vote is very important. The Board of Directors is soliciting proxies to be used at the May 7, 2001 Annual Meeting. This proxy statement, the form of proxy and the 2000 Summary Annual Report will be mailed to stockholders on or about April 2, 2001. The Summary Annual Report is not a part of this proxy statement. The proxy statement and Summary Annual Report also are available on the Company’s website at www.motorola.com/investor.

Who Can Vote

      Only stockholders of record at the close of business on March 15, 2001 (the “record date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were 2,196,061,916 issued and outstanding shares of the Company’s common stock, $3 par value per share (“Common Stock”), the only class of voting securities of the Company.

How You Can Vote

      This year there are three convenient voting methods:

•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone you should not return your proxy card.

•	Voting by Internet. You can also vote via the Internet. The website for Internet voting is on your proxy card, and voting also is available 24 hours a day. If you vote via the Internet you should not return your proxy card.

•	Voting by Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

How You May Revoke Your Proxy or Change Your Vote

      You can revoke your proxy at any time before it is voted at the 2001 Annual Meeting by either:

•	Sending written notice of revocation to the Secretary.

•	Submitting another timely proxy by telephone, Internet or paper ballot.

•	Attending the 2001 Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

General Information on Voting

      You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

     In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld”, a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the 13 nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the 13 nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

     If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). The election of directors is a “discretionary” item.

     All shares that have been properly voted—whether by telephone, Internet or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

     If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you. At the date we filed this proxy statement with the Securities and Exchange Commission, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

Voting by Participants in the Company’s 401(k) Profit Sharing Plan

      If a stockholder is a participant in the Motorola 401(k) Profit Sharing Plan (the “401(k) Plan”), the proxy card also will serve as a voting instruction for the trustees of that plan where all accounts are registered in the same name. If shares of Common Stock in the 401(k) Plan are not voted either by telephone, via the Internet, or by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted by other participants in the 401(k) Plan.

PROXY STATEMENT

Voting by Participants in the General Instrument Corporation Savings Plan

      If a stockholder is a participant in the General Instrument Corporation Savings Plan (the “GI Savings Plan”), the proxy card also will serve as voting instructions for the special fiduciary under that plan for all shares of Common Stock that have been allocated to the participant’s account under the GI Savings Plan. The special fiduciary will instruct the trustee to vote all shares for which the special fiduciary receives timely voting instructions from participants in accordance with such participants’ instructions. The special fiduciary shall direct the trustee to vote all shares for which the special fiduciary has not received timely voting instructions in the special fiduciary’s sole discretion. The trustee will vote the shares in accordance with directions received from the special fiduciary. Please note that participants in the GI Savings Plan are considered named fiduciaries with respect to the shares of Common Stock for which they are entitled to direct the special fiduciary to vote. In directing the special fiduciary how to vote, they should consider the long-term best interests of themselves and the other participants in the GI Savings Plan.

ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

      The term of office of all present directors of the Company will expire on the day of the 2001 Annual Meeting upon the election of their successors. The number of directors of the Company to be elected at the 2001 Annual Meeting is 13. The directors elected at the 2001 Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.

NOMINEES
      Each of the nominees named below is currently a director of the Company and was elected at the Annual Meeting of stockholders held on May 1, 2000, except for Mr. Caio who is standing for election for the first time. Robert W. Galvin and Gary L. Tooker are not standing for re-election to the Board. The ages shown are as of December 31, 2000.

     If any of the nominees named below is not available to serve as a director at the time of the 2001 Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

CHRISTOPHER B. GALVIN, Principal Occupation: Chairman of the Board and Chief Executive Officer, Motorola, Inc.
Director since 1988 Age — 50

Mr. Galvin began working for the Company in 1967 and he served in sales, sales management, marketing, product management, service management and general management positions in the Company’s various businesses. He served as President and Chief Operating Officer from 1993 until he became Chief Executive Officer on January 1, 1997. In June 1999, Mr. Galvin became Chairman of the Board. Mr. Galvin received a bachelor’s degree from Northwestern University and a master’s degree from the Kellogg Graduate School of Management at Northwestern University.

FRANCESCO CAIO, Principal Occupation: Chief Executive Officer, Netscalibur
Director since 2000 Age — 43

Mr. Caio is the Chief Executive Officer of Netscalibur, a pan-European IP services provider. Mr. Caio is also a member of the Board of Merloni Elettrodomestici, where he was Chief Executive Officer from 1997 to 2000. Merloni Elettrodomestici is the third-largest manufacturer of domestic appliances in Europe. Mr. Caio obtained his Masters degree in Computer Science from the Politecnico di Milano and his MBA as a Luca Braito Scholar from INSEAD at Fountainbleau, France. Mr. Caio is a citizen of Italy.

RONNIE C. CHAN, Principal Occupation: Chairman, Hang Lung Development Group
Director since 1997 Age — 51

Mr. Chan has been the Chairman of Hong Kong-based Hang Lung Group since 1991. The Group is involved in property development, property investment and hotels. In 1986, Mr. Chan co-founded the private Morningside/ Springfield Groups. Morningside invests in and manages private companies in manufacturing and service businesses. Springfield engages in financial trading, fund management and investment consulting. Mr. Chan is a member of the Board of Directors of Enron Corp and Standard Chartered PLC. Mr. Chan obtained his first two degrees in biology from California State University and a MBA from the University of Southern California. Mr. Chan is a U.S. citizen residing in Hong Kong.

PROXY STATEMENT

H. LAURANCE FULLER, Principal Occupation: Retired; Formerly Co-Chairman of the Board, BP Amoco, p.l.c.
Director since 1994 Age — 62

Mr. Fuller retired as Co-Chairman of BP Amoco, p.l.c., an energy company, in March 2000. He is a director of Abbott Laboratories, J.P. Morgan Chase & Co. and Security Capital Group. Mr. Fuller graduated from Cornell University with a B.S. degree in chemical engineering and earned a J.D. degree from DePaul University Law School.

ROBERT L. GROWNEY, Principal Occupation: President and Chief Operating Officer, Motorola, Inc.
Director since 1997 Age — 58

Mr. Growney began his career with Motorola in 1966, holding various positions in the Company’s wireless communications businesses including president and general manager of the Messaging, Information and Media Sector from 1994 until he was elected President and Chief Operating Officer on January 1, 1997. Mr. Growney received both his bachelor’s degree in mechanical engineering and his master’s degree in business administration from Illinois Institute of Technology and is currently a member of the Board of Trustees of Illinois Institute of Technology.

ANNE P. JONES, Principal Occupation: Consultant
Director since 1984 Age — 65

Ms. Jones is currently working as a consultant. She was a partner in the Washington, D.C. office of the Sutherland, Asbill & Brennan law firm from 1983 until 1994. Before that, she was a Commissioner of the Federal Communications Commission. Ms. Jones is a director of the American Express Mutual Fund Group. She holds B.S. and L.L.B. degrees from Boston College and its Law School, respectively.

JUDY C. LEWENT, Principal Occupation: Executive Vice President and Chief Financial Officer, Merck & Co., Inc.
Director since 1995 Age — 51

Ms. Lewent is Executive Vice President and Chief Financial Officer of Merck & Co., Inc., a pharmaceuticals company. She is also a director of Johnson & Johnson Merck Consumer Pharmaceuticals Company, The Quaker Oats Company, Merial Limited, and the National Bureau of Economic Research. Ms. Lewent is also a trustee of the Rockefeller Family Trust and a Massachusetts Institute of Technology Corporation member. Ms. Lewent received a B.S. degree from Goucher College and a M.S. degree from the MIT Sloan School of Management.

DR. WALTER E. MASSEY, Principal Occupation: President of Morehouse College
Director since 1993 Age — 62

Dr. Massey is President of Morehouse College. He has been director of the Argonne National Laboratory and vice president for research at the University of Chicago. In 1991 he was appointed by President Bush as the Director of the National Science Foundation after which he was Provost and Senior Vice President for the University of California System. Dr. Massey received a Ph.D. degree in Physics and a Master of Arts degree from Washington University. He also holds a Bachelor of Science degree in Physics and Mathematics from Morehouse College. He is a director of BP Amoco p.l.c., BankAmerica Corporation and McDonalds, Inc. Dr. Massey previously served as a director of the Company from May 1984 until May 1991 when he accepted his appointment to the National Science Foundation.

PROXY STATEMENT

NICHOLAS NEGROPONTE, Principal Occupation: Senior Director of the Massachusetts Institute of Technology Media Laboratory
Director since 1996 Age — 57

Mr. Negroponte is a co-founder and director of the Massachusetts Institute of Technology Media Laboratory, an interdisciplinary, multi-million dollar research center focusing on the study and experimentation of future forms of human and machine communication. He founded MIT’s pioneering Architecture Machine Group, a combination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. Mr. Negroponte received a B.A. and M.A. in Architecture from Massachusetts Institute of Technology.

JOHN E. PEPPER, JR., Principal Occupation: Chairman of the Board of Directors, Procter & Gamble Co.
Director since 1994 Age — 62

Mr. Pepper is Chairman of the Board of Directors of Procter & Gamble Co., a consumer products company, and its former chief executive officer. Mr. Pepper is also a director of the Xerox Corporation and Boston Scientific Corporation. Mr. Pepper graduated from Yale University in 1960.

SAMUEL C. SCOTT III, Principal Occupation: Chairman and Chief Executive Officer, Corn Products International
Director since 1993 Age — 56

Mr. Scott is Chairman and Chief Executive Officer of Corn Products International, a corn refining business. Mr. Scott serves on the Board of Directors of Corn Products International, Russell Reynolds Associates, the Corn Refiners Association and Inroads Chicago. Mr. Scott graduated from Fairleigh Dickinson University with a bachelor’s degree in engineering in 1966 and an MBA in 1973.

B. KENNETH WEST, Principal Occupation: Senior Consultant for Corporate Governance to Teachers Insurance and Annuity Association-College Retirement Equities Fund
Director since 1976 Age — 67

Mr. West is serving as Senior Consultant for Corporate Governance to TIAA-CREF, a major pension fund company. He retired as chairman of Harris Bankcorp, Inc. in 1995 where he had been employed since 1957. He is also a director of The Pepper Companies, Inc. Mr. West graduated from the University of Illinois and received an MBA degree from the University of Chicago.

DR. JOHN A. WHITE, Principal Occupation: Chancellor, University of Arkansas
Director since 1995 Age — 61

Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is a director of Eastman Chemical Company, J.B. Hunt Transport Services, Inc., Logility, Inc., and Russell Corporation. Dr. White received a B.S.I.E. from the University of Arkansas, a M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

PROXY STATEMENT

MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY

      During 2000 the Board had nine meetings. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2000, except Mr. Chan.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Legal Committee

Members: Directors Jones (Chair), Fuller, Lewent and White
Number of Meetings in 2000: Four
Functions:

•	Assists the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance
•	Monitors the independence and performance of the Company’s external auditors and internal auditors
•	Maintains, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and external auditors
•	Oversees compliance with the Company’s policies for conducting business, including ethical business standards

Compensation Committee

Members: Directors Scott (Chair), Fuller and Pepper Number of Meetings in 2000: Seven
Functions:

•	Establishes elected officers’ compensation
•	Administers or monitors compensation and benefit plans

Executive Committee

Members: Directors R. Galvin (Chair), C. Galvin, Growney, Scott, Tooker and West Number of Meetings in 2000: None
Functions:

•	Reviews strategic planning process, allocation of resources and other specific matters assigned by the Board

Finance Committee

Members: Directors Lewent (Chair), Chan, Growney and West Number of Meetings in 2000: Three
Functions:

•	Reviews current and long-range financial strategy and planning, including dividends and borrowings

Management Development Committee

Members: Directors West (Chair), C. Galvin and Scott Number of Meetings in 2000: Four
Functions:

•	Reviews the process and results of the Company’s organization and management development program

Nominating Committee

Members: Directors Pepper (Chair), Chan, Jones, Massey and Negroponte
Number of Meetings in 2000: Three
Functions:

•	Recommends candidates for membership on the Board based on committee-established guidelines
•	Consults with the Chairman of the Board on committee assignments
•	Considers candidates for the Board recommended by stockholders
•	Considers matters of corporate governance

This Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to the Company’s Secretary as described on pages 19 and 20.

Technology Committee

Members: Directors Massey (Chair), Growney, Negroponte, Tooker and White
Number of Meetings in 2000: Four
Functions:

•	Identifies and assesses significant technological issues and needs affecting the Company

Special Report of the Board

      The Motorola Board of Directors established an Ad Hoc Committee in February 2000 to consider how the Board could renew itself. The members of the Ad Hoc Committee are Directors Pepper, West and C. Galvin.

     The Board has responsibility for management oversight and providing strategic guidance to the Company. In order to do that effectively, the Board needs to be comprised of individuals with appropriate skills and experiences to contribute effectively to the dynamic process of Board oversight and guidance. The Board is currently highly diversified; it is comprised of active and former CEOs of major corporations and individuals with experience in high-tech fields, government and academia. In addition, the Board has two members who work primarily outside the U.S., one in Hong Kong and one in Italy. The Board also believes that it should continue to renew itself so that it can ensure that its members understand the industries and the markets in which the

PROXY STATEMENT

Company operates and continue to provide strategic guidance to the Company.

     The Ad Hoc Committee met several times over the year. The full Board also considered its renewal at several meetings. Below is a summary of the highlights of the Board’s actions as a result of this process.

•	The Board adopted an improved Director Assessment and Review Program. The key elements of the improved program are as follows:

•	The Board will assess itself every two years and address the challenges and issues facing the Board and the Company. A review and discussion of the Board assessment process will occur at the Board meeting following the assessment.
•	The Chairman of the Board and the Nominating Committee will analyze the skills of current Board members and the changing needs of the Company, and provide feedback to the Chairs of Committees and the full Board.
•	On each successive fifth anniversary of a director joining the Board, the Chairman of the Board and the Nominating Committee will conduct a review to ensure that the director’s skills and experiences will continue to enhance the overall strength of the Board.

•	Retirement

•	Director retirement at age 70 will continue. However, employee directors, other than the chief executive officer, will retire from the Board when they retire from Motorola.

•	The Board will consider whether a chief executive officer should retire from the Board at the time of his or her retirement from Motorola.

•	The Board enhanced its agenda in two significant ways:

•	A Board meeting at the beginning of each year will be solely devoted to reviewing the Company’s short-term and long-term strategies. At each subsequent meeting, the Board will follow-up with each significant business to ensure that the business is meeting its commitments or revising its strategies in response to market conditions.

•	The Board will conduct regular “executive sessions.” Executive sessions are informal sessions with the non-employee directors to discuss pending matters. Typically, they will be held immediately before a regularly-scheduled Board meeting.

•	The Board adopted a new charter for the Executive Committee. The Executive Committee will now act for the Board between meetings on matters already approved in principle by the Board.

DIRECTOR COMPENSATION AND RELATED TRANSACTIONS

      Directors who are also employees of Motorola receive no additional compensation for serving on the Board or its committees.

     In 2000, the Board changed its compensation program for non-employee directors by eliminating meeting and other fees and increasing the annual retainer and stock option grant. On July 1, 2000, the annual retainer fee was increased to $60,000 from $40,000. Before July 1, 2000, in addition to the retainer, non-employee directors were paid: (i) $1,500 per day for directors’ meetings attended; (ii) $1,000 per day for committee meetings attended (unless on the same day as another meeting, then $500); and (iii) $1,500 per day and a pro-rata portion thereof for partial days, for assigned work undertaken for the benefit of the Company or any subsidiary.

     Each non-employee director who is a chair of a committee receives an additional $4,000 per year. The Company also reimburses its directors, and in certain instances spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings.

     Directors are required to accept half of all their Board compensation in Common Stock or restricted Common Stock, and may elect to accept up to 100% of their compensation in Common Stock or restricted Common Stock. Restricted Common Stock is Common Stock that may not be transferred until either: (i) the holder does not stand for re-election or is not re-elected, or (ii) the holder’s disability or death.

     In 2000, each non-employee director received an option to acquire 15,000 shares of Common Stock at the fair market value of the shares on the date of grant.

     Non-employee directors may elect to defer receipt of all or any portion of their compensation that is not otherwise required to be paid in Common Stock or restricted Common Stock. Beginning in 2001, non-employee directors can participate in the Motorola Management Deferred Compensation Plan. This plan offers a wide variety of investment options. Directors may elect to have distributions while they are directors or after they retire from the Board. Under the old plan, which was in effect until the end of 2000, deferred amounts were credited with interest at a rate based on the discount rate for ninety-day Treasury bills. All the directors participating in the old plan elected to transfer their deferred compensation to the new plan.

     In 1996, the Board terminated its retirement plan. Non-employee directors elected after the termination date are not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for services after May 31, 1996. In 1998, some directors converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares until they are no longer members of the Board because either: (i) they did not stand for re-election or were not re-elected, or (ii) their disability or

PROXY STATEMENT

death. Directors who did not convert their accrued benefits in the retirement plan are entitled to receive payment of such benefits in accordance with the applicable payment terms of the plan, including payments to spouses in the event of death. For each year of service on the Board prior to the date the plan was terminated, these directors are entitled to receive annual payments equal to 10% of the annual retainer for directors in effect on the date the plan was terminated, with a maximum annual payment equal to 80% of the retainer. Directors who had served on the Board for eight or more years prior to the termination of the plan are fully vested and entitled to an annual payment of $32,000.

     Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such directors and their spouses during the year ended December 31, 2000 was $3,500.

     Robert W. Galvin, a director and executive officer, owns an airplane, which he used on business travel for the Company for approximately 55% of its miles flown in 2000. In previous years at least 75% of its miles flown were for business travel. However, Mr. R. Galvin’s airplane has been out of service since April 2000, which has impacted the overall percentage of business miles in 2000. The Company employs pilots and mechanics for Company-owned airplanes. They also devote a portion of their time to Mr. R. Galvin’s airplane, including those times when it is not being used on Company business. The Company pays the salaries and the cost of fringe benefits of these employees. Mr. R. Galvin pays all of the other expenses of his airplane, except that the cost of fuel, oil and relatively minor incidental crew and flight expenses incurred solely in connection with Company business flights are paid by the Company. Mr. R. Galvin does not charge the Company when other Company personnel accompany him on his airplane on business trips. In 2000, and historically, the percentage of Company-paid expenses of the airplane has been less than the percentage of usage of the airplane for Company business. Mr. R. Galvin is retiring as a director at the May 2001 Annual Meeting. He will be continuing as an employee of Motorola and his arrangement regarding his airplane will continue.

     Gary Tooker retired as an officer of the Company on December 31, 1999. In connection with his retirement, the Company entered into a consultant agreement with Mr. Tooker, which began on January 1, 2000. Under this consultant agreement, Mr. Tooker has agreed to make available to the Company consulting services that are specifically requested by the Company’s CEO. Mr. Tooker was paid $2,727,000 in 2000 and is expected to be paid approximately $67,500 in 2001 under the agreement. Mr. Tooker also receives regular director compensation paid to non-employee directors. Mr. Tooker is retiring as a director at the May 2001 Annual Meeting.

     The Company commissioned a sculpture from an artist through a gallery owned by B. Kenneth West and members of his immediate family. Mr. West is a director of the Company. The gallery will receive approximately $110,000 for identifying the artist and arranging the transaction.

     During 2000, Motorola purchased approximately $83,000 of products and services from Media Cybernetics, L.P., a producer of analytical imaging software products. Michael P. Galvin, the son of Robert W. Galvin and brother of Christopher B. Galvin, is the principal owner of Media Cybernetics, L.P. Mr. R. Galvin is a director of the Company and Mr. C. Galvin is Chairman of the Board and Chief Executive Officer of the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES.

PROXY STATEMENT

OWNERSHIP OF SECURITIES

       The following table sets forth information as of February 28, 2001 regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table on page 10, and by all current directors, nominees and executive officers of the Company as a group.

		Shares Under	Total Shares
	Shares	Exercisable	Beneficially
Name	Owned(1)	Options(2)	Owned(3)(4)

Christopher B. Galvin	14,584,784	2,045,000	16,631,019	(5)
Robert L. Growney	389,916	1,308,250	1,700,089	(6)
Frederick T. Tucker	113,774	589,830	710,828
Carl F. Koenemann	94,770	788,930	893,843	(7)
Keith J. Bane	75,930	448,750	604,055	(8)
Francesco Caio	366	—	366
Ronnie C. Chan	46,263	7,500	53,763	(9)
H. Laurance Fuller	31,889	25,500	57,389	(10)
Robert W. Galvin	45,984,724	—	46,082,629	(11)
Anne P. Jones	10,467	25,500	38,256	(12)
Judy C. Lewent	21,190	25,500	46,690	(13)
Walter E. Massey	13,044	18,000	31,044	(14)
Nicholas Negroponte	24,966	25,500	50,466
John E. Pepper, Jr.	27,116	25,500	65,666	(15)
Samuel C. Scott III	25,788	25,500	51,288	(16)
Gary L. Tooker	482,420	1,820,760	2,307,921	(17)
B. Kenneth West	29,818	25,500	55,318	(18)
John A. White	26,262	7,500	33,762	(19)
All current directors, nominees and current executive officers as a group (30 persons)	56,972,037	11,613,426	68,857,128	(20)

(1)	Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Company’s 401(k) Plan Trust and the shares listed under “Shares Under Exercisable Options.”

(2)	Includes shares under options exercisable on February 28, 2001 and options which become exercisable within 60 days thereafter.

(3)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(4)	Includes interests, if any, in shares held in the Company’s 401(k) Plan Trust, which is subject to some investment restrictions, and the shares listed under “Shares Under Exercisable Options”. Each director, other than Mr. R. Galvin, owns less than 1% of the Common Stock. Mr. R. Galvin beneficially owns 2.1% of the Common Stock. All current directors, nominees and current executive officers as a group own 3.2% of the Common Stock.

(5)	Mr. C. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 7,176,369 shares; shared voting and investment power, 4,922,320 shares; sole voting power only, 1,338,128 shares; and shared voting power only, 1,147,967 shares. Included in Mr. C. Galvin’s shares are 6,033,207 shares, which are shown in this table to be owned by Mr. R. Galvin. Mr. C. Galvin disclaims beneficial ownership of all shares not held directly by him.

(6)	Mr. Growney does not have investment power over 270,000 of these shares.

(7)	Mr. Koenemann has shared voting and investment power over 92,592 of these shares.

(8)	Mr. Bane has shared voting and investment power over 240 of these shares. He disclaims beneficial ownership of 68,550 shares held by his wife and 240 shares held by Mr. Bane as custodian for his daughter, which are included for him under “Total Shares Beneficially Owned.”

(9)	Mr. Chan does not have investment power over 5,735 of these shares.

(10)	Mr. Fuller does not have investment power over 936 of these shares.

(11)	Mr. R. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 29,456,682 shares; sole investment power only, 12,680,930 shares; and shared voting and investment

PROXY STATEMENT

power, 3,847,112 shares. Included in Mr. R. Galvin’s shares are 6,033,207 shares, which are shown in this table to be owned by Mr. C. Galvin. Mr. R. Galvin disclaims beneficial ownership of all shares not directly held by him and of 88,666 shares owned by his wife, which are included for him under “Total Shares Beneficially Owned.” Christopher B. Galvin presently serves as co-trustee with his father, Robert W. Galvin, and his mother, Mary B. Galvin, under certain trusts established for their benefit, estate planning and charity and holds an executed general power of attorney from them to manage their assets, including the voting or selling of Motorola shares, if that becomes necessary.

(12)	Ms. Jones does not have investment power over 3,257 of these shares, and disclaims beneficial ownership of 2,289 shares held by her husband, which are included for her under “Total Shares Beneficially Owned.”

(13)	Ms. Lewent does not have investment power over 264 of these shares.

(14)	Mr. Massey has shared voting and investment power over 2,317 of these shares, and does not have investment power over 3,122 of these shares.

(15)	Mr. Pepper does not have investment power over 7,153 of these shares, and disclaims beneficial ownership of 13,050 shares held by his family members, which are included for him under “Total Shares Beneficially Owned.”

(16)	Mr. Scott does not have investment power over 4,806 of these shares.

(17)	Mr. Tooker has shared voting and investment power over 482,420 of these shares. Mr. Tooker disclaims beneficial ownership of 151,801 shares held in certain trusts and of 27,324 shares under exercisable options, which are indirectly held by he and family members.

(18)	Mr. West does not have investment power over 13,500 of these shares.

(19)	Mr. White does not have investment power over 540 of these shares.

(20)	All directors, nominees and current executive officers as a group have shared voting and investment power over 5,518,826 of these shares, and do not have investment power over 1,524,313 of these shares.

PROXY STATEMENT

EXECUTIVE COMPENSATION

Summary Compensation Table

	Annual Compensation				Long Term Compensation

				Other Annual	Restricted	Securities		All Other
				Compen-	Stock	Underlying	LTIP	Compen-
		Salary	Bonus	sation	Awards	Options	Payouts	sation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)(4)	($)(5)	(#)(6)(7)	($)(8)	($)(9)(10)

Christopher B. Galvin	2000	1,275,000	1,250,000	6,280	0	0	0	6,799
Chairman of the Board and	1999	1,275,000	1,900,000	7,973	13,153,000	900,000	0	6,419
Chief Executive Officer	1998	1,200,000	600,000	13,476	0	750,000	0	8,179

Robert L. Growney	2000	975,000	875,000	4,398	0	0	0	7,715
President and	1999	975,000	1,200,000	7,066	11,837,700	825,000	0	8,971
Chief Operating Officer	1998	920,000	450,000	5,289	0	645,000	0	6,056

Frederick T. Tucker	2000	650,000	550,000	12,267	0	0	0	10,100
Executive Vice President	1999	390,000	400,000	2,775	2,630,600	300,000	0	6,032
	1998	570,833	185,000	19,622	0	270,000	0	9,038

Carl F. Koenemann	2000	570,000	450,000	2,968	0	0	0	11,818
Executive Vice President and	1999	570,000	500,000	2,555	0	330,000	0	6,918
Chief Financial Officer	1998	550,000	180,000	4,531	0	300,000	0	9,095

Keith J. Bane	2000	455,000	550,000	2,866	0	0	0	11,336
Executive Vice President	1999	455,000	500,000	2,439	0	255,000	0	6,177
	1998	431,667	150,000	3,983	0	285,000	0	8,039

(1)	Including amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan.

(2)	Amounts in 1998 and 1999 were earned under the Motorola Executive Incentive Plan (“MEIP”) for performance during that year. In 2000, the Company replaced MEIP with a new plan, Performance Excellence Equals Rewards (“PE=R”). Amounts in 2000 were earned under PE=R for performance during 2000.

(3)	These amounts consist of the Company’s reimbursements for the income tax liability resulting from income imputed to the executive officer as a result of (a) coverage by a group life insurance policy for elected officers and (b) the business use of Company aircraft. In addition, Mr. Tucker’s amount includes reimbursement for the income tax liability resulting from income imputed to him in connection with a temporary business relocation.

(4)	The aggregate amount of perquisites and other personal benefits, securities or property, given to each named executive officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer during each of these years.

(5)	This column shows the market value of restricted stock awards on January 31, 2000, the date on which the shares of restricted stock were granted, to Mr. Galvin, Mr. Growney and Mr. Tucker. The closing price of the Common Stock on January 31, 2000 was $43.84. The shares of restricted stock were granted to these executives in recognition of their successful efforts to significantly improve the Company’s performance during 1999 and to provide them with strong incentive to continue to increase the value of the Company during their employment. 300,000 shares were granted to Mr. Galvin, 270,000 shares were granted to Mr. Growney and 60,000 shares were granted to Mr. Tucker (each reflecting adjustment for the 3-for-1 stock split that occurred on June 1, 2000). The restrictions on Mr. Tucker’s shares lapsed on January 31, 2000. In the case of the other executives, the restrictions on 50% of the restricted stock lapse upon the executive officer’s retirement. The restrictions on the remaining 50% of the shares lapse on a scheduled basis over the executive officer’s career as long as he is employed by the Company or a subsidiary. These restrictions lapse on 25% of the shares in 4 years and on 25% of the shares in 6 years after the date of grant. In certain circumstances, those restrictions could all lapse at retirement. In addition, if total shareholder return from the date of grant is 125% or greater before the restrictions on the time-vesting 50% of the shares lapse, the restrictions on these shares would automatically lapse. Upon death or total and permanent disability, all restrictions lapse. Regular quarterly dividends or dividend equivalents are paid on restricted stock held by these individuals.

(6)	In 1998, the Committee granted stock options to key employees at the Company that vest and become exercisable over a 3-year period. The options in the 1998 grant to the named executives vest and become exercisable as follows: 33.3% on 11/05/99; 33.3% on 11/05/00; and 33.4% on 11/05/01.

(7)	The Committee granted stock options to these executives on January 31, 2000 in recognition of their successful efforts to significantly improve the Company’s performance during 1999 and to provide them with strong incentive to continue to increase the value of the Company during their employment. Traditionally, grants of stock options were made in November or December of each year. The Committee delayed the 1999 grant until January 31, 2000 so that it could

PROXY STATEMENT

fully assess the full year 1999 performance of the Company. These options were granted at fair market value at the time of grant. Other than Mr. Koenemann’s and Mr. Tucker’s options, the options vest and become exercisable over 4 years as follows: 25% on 1/31/01; 25% on 1/31/02; 25% on 1/31/03; and 25% on 1/31/04. Mr. Koenemann’s and Mr. Tucker’s options vest and become exercisable as follows: 60% on 1/31/01 and 40% on 1/31/02.

(8)	No payments under this plan will be made for the cycle ending on December 31, 2000.

(9)	These figures for 2000 include the following amounts for the premiums paid under the term life portion of the split-dollar life insurance for: Mr. Galvin, $3,399; Mr. Growney, $6,015; Mr. Tucker, $3,725; Mr. Koenemann, $4,058; and Mr. Bane, $3,023.

(10)	These figures include the following contributions made by the Company to the 401(k) Plan in 2000 for: Mr. Galvin, $3,400; Mr. Growney, $1,700; Mr. Tucker, $6,375; Mr. Koenemann, $7,760; and Mr. Bane, $8,313.

Stock Option Grants in 2000

Individual Grants					Potential Realizable
					Value(4) at
	Number of				Assumed Annual
	Securities	% of Total			Rates of Stock Price
	Underlying	Options	Exercise		Appreciation for
	Options	Granted	or Base		Option Term
	Granted	to Employees	Price	Expiration
Name	(# of shares)	in 2000	($/Sh)	Date	5%($)	10%($)

Christopher B. Galvin	0	—	—	—	—	—
Robert L. Growney	0	—	—	—	—	—
Frederick T. Tucker	0	—	—	—	—	—
Carl F. Koenemann	0	—	—	—	—	—
Keith J. Bane	0	—	—	—	—	—

Aggregated Option Exercises in 2000

and 2000 Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money(2) Options
	Acquired on	Value	Options at end of 2000(#)		at end of 2000($)(3)
	Exercise	Realized
Name	(# of shares)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher B. Galvin	0	0	1,910,000	1,150,000	8,264,247	575,833
Robert L. Growney	0	0	1,102,000	1,040,000	1,769,173	495,217
Frederick T. Tucker	171,810	3,036,858	409,830	390,000	679,361	207,300
Carl F. Koenemann	0	0	590,930	430,000	1,104,503	230,333
Keith J. Bane	0	0	385,000	350,000	625,233	218,817

(1)	The “value realized” represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.

(2)	“In-the-Money” options are options whose base (or exercise) price was less than the market price of Common Stock at December 31, 2000.

(3)	Assuming a stock price of $20.25 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange-Composite Transactions on December 31, 2000.

PROXY STATEMENT

Long-Term Incentive Plans-Awards in 2000

	Performance	Estimated Future Payouts
	or Other	Under Non-Stock
	Period Until	Based Plans
	Maturation
	or Payout	(1)(2)(3)
Name	Maximum($)	Target $(4)(5)	Maximum($)

Christopher B. Galvin	3 Years	1,275,000	2,550,000
Robert L. Growney	3 Years	975,000	1,950,000
Frederick T. Tucker	3 Years	650,000	1,300,000
Carl F. Koenemann	3 Years	570,000	1,140,000
Keith J. Bane	3 Years	341,250	682,500

(1)	Under the Company’s Long Range Incentive Plan of 2000 (“New LRIP”), at the beginning of each three-year cycle the Compensation Committee determines the objective measures/ metrics for that cycle. The measure/ metric used for this purpose is Total Shareholder Return (“TSR”) measured against a selected comparator group of companies. An award is earned only when Company TSR exceeds the minimum specified TSR and relative performance ranking. Payouts can range from 0% to 200% of annualized base salary on December 31 of the last year of the three-year cycle.

(2)	All the payments shown are potential assumed amounts. There is no assurance that Motorola will achieve results that would lead to payments under New LRIP or that any payments will be made under this plan.

(3)	These figures were calculated using the January 1, 2000 annualized base salary for each participating executive officer. However, the final payout will be based on the base salary at the end of the performance period.

(4)	If the specified performance target is met, an award equal to annualized base salary would be made under New LRIP. This “target” payment is 50% of the maximum award under New LRIP.

(5)	If a participant earns an award for any remaining performance cycle under the Motorola Long Range Incentive Plan of 1994, as amended (“Old LRIP”), and an award for a performance cycle under New LRIP, the participant will receive the greater of the two awards. In no event will a participant receive an award from both plans for overlapping performance cycles. The time at which such an overlap could occur relates to the 4-year cycle under Old LRIP beginning on January 1, 1999 and ending on December 31, 2002 and the 3-year cycle under New LRIP beginning on January 1, 2000 and ending on December 31, 2002.

RETIREMENT PLANS

      The Motorola, Inc. Pension Plan (the “Pension Plan”) may provide pension benefits to the named executive officers in the future. Most regular U.S. employees who have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Pension Plan. They become vested after five years of service. Normal retirement is at age 65.

     The Company also maintains a supplementary retirement plan for certain elected officers, including the executive officers named in the Compensation Table, who receive compensation in excess of the reduced compensation limit imposed under the Internal Revenue Code. The plan provides that if the benefit payable annually (computed on a single life annuity basis) to any officer under the Pension Plan (which is generally based on varying percentages of specified amounts of final average earnings, prorated for service, as described in the Pension Plan) is less than the benefit calculated under the supplementary plan, that officer will receive supplementary payments upon retirement. Generally, the total annual payments to such officer from both plans will aggregate a percentage of the sum of such officer’s rate of salary at retirement plus an amount equal to the highest average of the annual bonus awards paid to such officer for any five years within the last eight years preceding retirement. Such percentage ranges from 40% to 45%, depending upon such officer’s years of service and other factors. However, the total annual pension payable on the basis of a single life annuity to any named executive officer from the Pension Plan and supplementary retirement plan is subject to a maximum of 70% of that officer’s base salary prior to retirement. If the officer is vested and retires at or after age 57 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit when that officer retires contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control.

     Participants in the supplementary retirement plan generally become vested in the plan at age 55. At the time of vesting the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the supplementary retirement plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet

PROXY STATEMENT

incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. This is the Company’s policy with respect to all participants in the plan, including those named in the Compensation Table.

     Based on salary levels at December 31, 2000, and the average of the MEIP or PE=R awards paid for the highest five years out of the last eight years, for the named executive officers in the Summary Compensation Table, the estimated annual benefit payable upon retirement at normal retirement age from the Pension Plan, as supplemented pursuant to the officers’ supplementary retirement plan described above and a previous retirement income plan, is as follows: Mr. C. Galvin, $1,448,396; Mr. Growney, $778,846; Mr. Tucker, $475,475; Mr. Koenemann, $416,995; and Mr. Bane, $332,833.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS;

CONSULTING ARRANGEMENT WITH RETIRING EXECUTIVE OFFICER

      The Company has adopted a policy (the “salary protection policy”) which generally provides that most employees of the Company and its subsidiaries would receive a lump sum payment, based on years of service and salary, in the event their employment is involuntarily terminated (except for specific reasons) during a two-year period following an unsolicited change in control (as defined) of the Company. This policy, which is subject to specified amendment and termination, also provides for continuation of medical plan benefits. In addition, the Company has entered into Termination Agreements with certain key employees, including the named executive officers, who are not covered by the salary protection policy because of the Termination Agreements. Each Termination Agreement provides for the payment of benefits in the event that (i) the executive officer terminates his or her employment for any reason within one year of a change in control (as defined), (ii) the executive officer terminates his or her employment for “good reason” (as defined) within two years of a change in control, or (iii) the executive officer’s employment is terminated for any reason other than termination for “good cause” (as defined), disability, death or normal retirement within two years of a change in control. In the case of (ii) and (iii) above, accumulation by a person or group of a 20 percent stock position would constitute a change in control, although, in the case of (i) above, a 51 percent stock position would be required. No benefits are payable under the Termination Agreements in the case of any change in control which the Company’s Chairman of the Board determines to be the result of a transaction which was initiated by the Company. The amount of the benefits payable to an executive officer entitled thereto would be equal to, in addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, an amount equal to three times the greater of the executive officer’s highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date, plus an amount equal to three times the highest annual bonus received during the immediately preceding five fiscal years ending on or before the termination date. Benefits are subject to offset to the extent that such offset would improve the executive officer’s after-tax position by eliminating any excise taxes otherwise imposed on the employee under the “parachute payment” provisions of the Internal Revenue Code. The term of each Termination Agreement is subject to automatic one-year extensions unless the Company gives 12 months prior notice that it does not wish to extend. In addition, if a change in control occurs during the term, the Termination Agreement continues for an additional two years.

     Fred Tucker retired as an officer of the Company on February 15, 2001. In connection with his retirement, the Company entered into a consultant agreement with Mr. Tucker, which began on February 15, 2001 and ends on December 31, 2001. Under this consultant agreement, Mr. Tucker has agreed to make available to Motorola consulting services that are requested by Motorola’s CEO. Those services are expected to include executive coaching and teaching, representing Motorola at various public events and other services as may from time-to-time be decided upon by Mr. Tucker and the CEO. The Company expects to pay Mr. Tucker $175,000 in 2001 under the agreement in addition to reimbursing his travel and other business expenses. In addition, during the term of the consultant agreement, Mr. Tucker will receive secretarial and computer support and be entitled to use the Company-owned aircraft in connection with his consulting services. He will also be entitled to security services and financial planning services comparable to those offered to elected officers of the Company.

PROXY STATEMENT

     The following “Report of Compensation Committee on Executive Compensation”, “Report of Audit and Legal Committee” and “Performance Graphs” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

Objectives of Executive Compensation Program

      Motorola’s executive compensation program is designed to attract and retain key executives critical to the long-term success of the Company. The design is centered around three focal points—a) providing competitive base pay, b) delivering excellent pay when results warrant, and c) generating outstanding returns to shareholders over the long term. The program was redesigned during 1999 for implementation during 2000 and 2001 to create stronger links to performance and shareholder value.

Summary of Compensation Plans

      Base pay levels are compared to a competitive peer group within each country and region. In the U.S., the peer group consists of 22 companies which, in the aggregate, the Committee believes fairly represent the Motorola portfolio of businesses. Outside the U.S., the same companies are compared unless other, more compelling competitors for executive talent are present.

     Overall, base salary levels for each executive position are set at the 50th percentile of similar positions in the competitive peer group. When a position does not readily match those found in the data, judgment is applied to determine a fair competitive salary. Some variation above and below the competitive median is allowed when, in the judgment of management and the Committee, the value of the individual’s experience and specific skill set justifies variation. Variations are permitted in order to place more emphasis on performance-related rewards that generate significant income to those individuals and businesses that demonstrate their ability to produce strong results. In this way, competitively-superior pay goes to those that earn it. As a result, the greatest retention value has been invested in the strongest performers.

The major executive compensation programs are as follows:

     1.  The Performance Excellence Equals Rewards Plan, or PE=R, was introduced in 2000. PE=R replaced the Motorola Executive Incentive Plan (“MEIP”). PE=R includes elected and appointed vice presidents (including the executives named in the Compensation Table) and employees at certain levels of management and specific professionals who are deemed individual contributors. In 2000, approximately 1,050 people participated in PE=R.

     PE=R is tied to the Company’s Performance Excellence program. Awards are paid based on an individual’s target award, personal performance and his or her business’ Performance Excellence Scorecard score. Targets under PE=R are based on market-competitive data and are a percentage of base salary. The Compensation Committee designates target levels for members of the Office of the Chairman of the Board and reviews target levels for all participants.

     MEIP awards were earned and paid annually. Awards were determined as a percentage of a participant’s base salary earnings and were based on the achievement of a mixture of financial, strategic non-financial and individual goals set for each calendar year. No payments were made in 2000 under MEIP because the plan was terminated at the end of 1999.

     2.  The second program is the Long Range Incentive Plan of 2000 (“New LRIP”). In 2000, 21 of the Company’s most senior elected officers (including the executives named in the Compensation Table) were eligible for awards, but no awards will be paid for 2000.

     Under New LRIP, awards are based on one measure—relative total shareholder return (“TSR”). TSR is based on the following formula:

Change in Stock Price + Dividends
TSR	=
Stock price at the beginning of a cycle

     The Company’s performance will then be compared to the performance of our peers. Awards will be paid based on TSR and how we have performed in comparison to our peers.

     New LRIP is based on three-year performance cycles. Awards will be paid in cash. Award targets are 100%, 75% or 50% of salary. Targets for members of the Office of the Chairman of the Board are determined by the Committee. Targets for other participants are determined by the CEO.

     New LRIP replaces the Long Range Inventive Plan of 1994 (“Old LRIP”). The Committee believes that New LRIP will better align senior management’s interest with those of all shareholders. Old LRIP is based on four-year performance cycles. The last performance cycle will end in 2002. If a participant earns an award under Old LRIP in any remaining performance cycles and under New LRIP, only one award will be paid. No awards will be paid under Old LRIP for 2000.

     An Old LRIP award is determined, in part, by the Company’s RONA (Return On Net Assets), sales growth and stockholder return over a four-year period, compared to an average of a similar calculation for a group of selected competitive companies chosen by the Committee (the “comparator group index”) and to Company targets. The comparator group index is a group of approximately 20 companies, generally in one or more of the same lines of business as the Company, and believed by the Committee to be appropriate for measuring comparative performance on the basis of the factors in Old LRIP over a four-year period. A majority of these companies are included in the peer group for New LRIP. An award is earned only when Company

PROXY STATEMENT

performance exceeds a minimum specified RONA floor, notwithstanding superior performance versus the comparator group index and Company targets. Additionally, the award is determined, in part, by the Company’s fundable growth.

     3.  A wide range of managerial and individual contributors participate in the Company’s stock option plans. There are approximately 36,000 current option holders. Stock options are typically awarded annually to encourage optionees to own Common Stock to align their personal financial worth to the Company’s share price growth. The option exercise price is the market price at the time of grant. Traditionally, grants of stock options were made in November or December of each year. On January 31, 2000, the Committee granted options to approximately 30,000 employees for 1999 performance. While the Committee continued to make grants during 2000, it did not make another company-wide grant during 2000.

     On one basis or another, the rewards under each of these major plans depend on overall Company performance, with some programs also taking into account sector, group, division, small team or individual performance. There have been years when the employees of entire sectors, groups, or divisions, as well as executive officers (including one or more of the five most highly compensated at that time) have received no payments under these plans.

     In 2000, the Compensation Committee approved revised ownership guidelines for the Office of the Chairman of the Board, and executive and senior vice presidents. The guidelines set a minimum level of ownership of 4 times base salary for the Office of the Chairman of the Board, 3 times base salary for executive vice presidents and 2 times base salary for senior vice presidents. Although the majority of the company’s peer companies do not require minimum ownership levels, Motorola believes that these guidelines further align its rewards programs with shareholder interests.

Office of the Chairman of the Board

      The compensation for the members of the Office of the Chairman of the Board consists of base salary, PE=R award eligibility, LRIP award eligibility, stock options, restricted stock and certain other benefits. Christopher B. Galvin, Chairman of the Board and Chief Executive Officer, and Robert L. Growney, President and Chief Operating Officer, are the current members of the Office of the Chairman of the Board.

     The Committee studied the data gathered from the 22-company peer group mentioned earlier to assess the appropriate competitive compensation levels for members of the Office of the Chairman of the Board.

Office of the Chairman of the Board Base Salary

     In determining the base salaries of the Office of the Chairman of the Board, the Committee considered the results of the study together with the Company’s performance on its own financial and non-financial strategic goals and the individual performance of the members of the Office of the Chairman of the Board. No particular weight was given to any one of these goals in setting base salaries for the members of the Office of the Chairman of the Board. The competitive study gave the Committee a base from which to modify salary and/or incentive compensation based upon performance. In 2001, the Committee recommended that the base salaries of members of the Office of the Chairman of the Board remain the same. The full Board approved the recommendation.

Office of the Chairman of the Board Annual PE=R

     For the 2000 PE=R awards, the Committee assessed performance based on the Office of the Chairman of the Board’s Performance Excellence Scorecard which encompasses financial performance and progress on strategic initiatives. On this basis, and in recognition of the successful merger and integration of General Instrument Corp., the Committee granted awards based on performance to goals for 2000.

Office of the Chairman of the Board Stock Options

     The last grant of stock options to members of the Office of the Chairman of the Board was on January 31, 2000 for performance in 1999. The members of the Office of the Chairman of the Board did not receive any additional options or other equity-based awards in 2000. It is anticipated that the members of the Office of the Chairman of the Board will receive option grants in the Company-wide grant currently planned for March 2001.

Office of the Chairman of the Board LRIP

     The minimum corporate four-year RONA percentage required to be met for payment under Old LRIP was not met for the four-year periods ending with 1998, 1999 and 2000 and no payments were or will be made for these periods. The first performance cycle for New LRIP will be completed on December 31, 2002. At that time it will be determined if there will be any payments due for that performance cycle.

Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to one million dollars for compensation paid to named executive officers unless certain requirements are met. The Company has not been entitled to deduct some amount of payments under MEIP in the past. MEIP awards fail to qualify as “performance based compensation” exempt from the limitation on deductions that is imposed by Section 162(m) because the Committee exercises discretion in making these awards. The awards under PE=R, the Stock Option Plan of 1996, Old LRIP and New LRIP meet the requirements for exemption under Section 162(m) and compensation paid under these plans in 2000, if any, also will be deductible. The Motorola Incentive Plan of 1998 and the Motorola Omnibus Plan of 2000 permit various types of awards, some of which qualify for exemption under Section 162(m) and some of which do not. Stock

PROXY STATEMENT

options, performance shares and stock appreciation rights that are granted under the plan qualify as “performance based compensation” and, as such, are exempt from the limitation on deductions. Outright grants of common stock, restricted stock and/or cash do not qualify for exemption and are subject to the Section 162(m) limitation on deductions.

     Overall, the Committee believes that the members of the Office of the Chairman of the Board are being appropriately compensated in a manner that relates to performance and is in the long-term interests of the stockholders.

Respectfully submitted,

Samuel C. Scott III, Chairman
H. Laurance Fuller
John E. Pepper, Jr.

PROXY STATEMENT

REPORT OF AUDIT AND LEGAL COMMITTEE

      The responsibilities of the Audit and Legal Committee are to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. These responsibilities are more fully described in the Audit & Legal Committee Charter adopted by the Board of Directors (a copy of which is attached to this Proxy Statement as Appendix A).

     The Committee fulfills its responsibilities through periodic meetings with the Company’s independent auditors, internal auditors and management. During fiscal 2000, the Committee met four times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the controller, and in some cases the independent auditors, prior to public release.

     The Committee obtained a letter from KPMG LLP, the Company’s independent auditors, containing a description of all relationships between the auditors and the Company, discussed with the auditors any of those relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. KPMG LLP has confirmed in its letter that, in its professional judgment, it is independent of the Company within the meaning of the Federal securities laws.

     The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in SAS 61, “Communication with Audit Committees”. With and without management present, the Committee discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation and integrity of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors and, based on such recommendation, the Board reappointed KPMG LLP as the Company’s independent auditors.

     As specified in the Audit and Legal Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company’s independent auditors. In giving its recommendation to the Board of Directors, the Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Respectfully submitted,

Anne P. Jones, Chair
H. Laurance Fuller
Judy Lewent
Dr. John White

PROXY STATEMENT

PERFORMANCE GRAPH

The following graph compares the five-year cumulative total returns of Motorola, Inc., the S&P 500 Index, the Previous Peer Group(1) and a New Peer Group(2). The Company has created the New Peer Group to reflect (i) the narrowed focus of the Company’s businesses as a result of restructuring actions in recent years and (ii) the Company’s acquisition of General Instrument Corporation in January 2000. The performance of the Previous Peer Group is displayed here for comparative purposes as required by Item 402(l)(4) of SEC Regulation S-K and will not be provided in the future. The graph assumes $100 was invested in the stock or the Index on December 31, 1995, and also assumes the reinvestment of dividends.

(1)	The Previous Peer Group was a composite S&P Electronic Subgroups Index, composed of the following nine S&P indices, weighted by market value at each measurement point: the S&P Communications Equipment Index, the S&P Computers (Hardware) Index, the S&P Computers (Networking) Index, the S&P Computers (Peripherals) Index, the S&P Electrical Equipment Index, the S&P Electronics (Component Distributors) Index, the S&P Electronics (Instrumentation) Index, the S&P Electronics (Semiconductors) Index and the S&P Equipment (Semiconductors) Index. This composite index contains a total of 62 companies.

(2)	The New Peer Group more closely aligns with the Company’s narrowed business focus and is composed of the S&P Communications Equipment Index and the S&P Electronics (Semiconductors) Index. This composite peer group contains a total of 27 companies.

PROXY STATEMENT

OTHER MATTERS

      The Board knows of no other business to be transacted at the 2001 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Independent Public Accountants

      KPMG LLP served as the Company’s independent public accountants for the fiscal year ended December 31, 2000 and are serving in such capacity for the current fiscal year. The appointment of independent public accountants is made annually by the Board. The decision of the Board is based on the recommendation of the Audit and Legal Committee, which reviews both the audit scope and estimated audit fees. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

     The aggregate fees billed by KPMG LLP for professional services rendered in connection with (i) the audit of the Company’s annual financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, and (ii) the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q for the quarters ended April 1, 2000, July 1, 2000 and September 30, 2000, were approximately $3.9 million.

     The aggregate fees billed by KPMG LLP for the Company’s most recent fiscal year for professional services rendered in connection with designing or implementing a hardware or software system, were approximately $35.5 million.

     The aggregate fees for all other services rendered by KPMG LLP for the Company’s most recent fiscal year were approximately $26.8 million.

     The Audit and Legal Committee has advised the Company that in its opinion the non-audit services rendered by KPMG LLP during the Company’s most recent fiscal year are compatible with maintaining the independence of such auditors.

Manner and Cost of Proxy Solicitation

      The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone or personal interview. Also, the Company has retained D. F. King & Co., Inc. to aid in soliciting proxies. The Company will pay an estimated fee of $17,500, plus expenses, to D. F. King. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

Section 16(a) Beneficial Ownership Reporting Compliance

      Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Motorola Common Stock. Based solely on review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2000 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

List of Stockholders

      A list of stockholders entitled to vote at the meeting will be available for examination at Motorola’s Galvin Center, 1297 East Algonquin Road, Schaumburg, Illinois 60196 for ten days before the 2001 Annual Meeting and at the Annual Meeting.

Proposals

      Any stockholder who intends to present a proposal at the Company’s 2002 annual meeting of stockholders must send the proposal to: A. Peter Lawson, Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

     If the stockholder intends to present the proposal at the Company’s 2002 annual meeting of stockholders and have it included in the Company’s proxy materials for that meeting, the proposal:

•	must be received by the Company no later than December 2, 2001, and

•	must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

The Company is not obligated to include any shareholder proposal in its proxy materials for the 2002 annual meeting if the proposal is received after the December 2, 2001 deadline.

     If a stockholder submits a proposal after the December 2, 2001 deadline but still wishes to present the proposal at the 2002 annual meeting, the proposal:

•	must be received by the Company no later than February 16, 2002,

•	must present a proper matter for shareholder action under Delaware General Corporation Law,

•	must present a proper matter for consideration at such meeting under the Company’s amended and restated certificate of incorporation and bylaws, and

•	must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.

     A stockholder wishing to recommend a candidate for election to the Board should send the recommendation and a

PROXY STATEMENT

description of the person’s qualifications to the Nominating Committee in care of the Secretary of Motorola at the address above. The Nominating Committee has full discretion in considering its nominations to the Board. A stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address below no later than February 16, 2002. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s bylaws. A nomination which does not comply with the above requirements will not be considered.

“Householding” of Proxy Materials

      In December of 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

     This year, a number of brokers with accountholders who are Motorola stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Motorola stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Motorola, Inc., Investor Relations, 1303 E. Algonquin Road, Schaumburg, IL 60196 or contact Investor Relations at (800) 262-8509.

     Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of Motorola shares, they should submit a written request to Computershare Investor Services, the Company’s transfer agent, at P.O. Box A3309, Chicago, IL 60690-3504.

Form 10-K

      The Company will mail, without charge, a copy of the Annual Report on Form 10-K, if requested to do so by stockholders. Direct requests to Investor Relations, 1303 E. Algonquin Road, Schaumburg, IL 60196. The report also is available on the Company’s website www.motorola.com/investor.

By order of the Board of Directors,

A. Peter Lawson
Secretary

PROXY STATEMENT

Audit and Legal Committee Charter (effective as of June 14, 2000)

PURPOSES

      The Audit and Legal Committee is appointed by the Board of Directors for the primary purposes of:

•	Assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance.

•	Monitoring the independence and performance of the Company’s external auditors and internal auditors.

•	Maintaining, through regularly scheduled meetings, a line of communication between the Board of Directors and the Company’s financial management, internal auditors and external auditors.

•	Overseeing compliance with the Company’s policies for conducting business, including ethical business standards as specified in Motorola’s Code of Business Conduct.

COMPOSITION AND QUALIFICATIONS

      The Committee shall be appointed by the Board of Directors and shall be comprised of three or more Directors (as determined from time to time by the Board), each of whom shall meet the independence and experience requirements of the New York Stock Exchange.

•	Each member of the Committee will be a Director who is not otherwise employed by the Company nor has been so employed at any time during the three years prior to the time they are appointed to the Committee.

•	Each member of the Committee will have and maintain independence from management of the Company in accordance with the standards of independence required by the New York Stock Exchange.

•	Each member of the Committee shall be financially literate (as such qualification is interpreted by the Board of Directors in its business judgment).

•	At least one member of the Committee shall have accounting or related financial management expertise (as such qualification is interpreted by the Board of Directors in its business judgment).

ORGANIZATION

      1.  The Board of Directors shall appoint one member of the Committee as the Chair. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee. The Chair shall be responsible for leadership of the Committee, including scheduling meetings, preparing agendas and making regular reports to the Board of Directors.

     2.  The Committee shall have the authority to establish its own rules and procedures, consistent with the bylaws of the Company, for notice and conduct of its meetings should the Committee, in its discretion, deem it desirable to do so.

     3.  The Committee may, in its discretion, request that management, the external auditors, the internal auditors or counsel undertake special projects or investigations which it deems necessary to fulfill its responsibilities.

MEETINGS

      1.  The Committee may include in its meetings members of the Company’s management, representatives of the external auditors, internal auditors and other financial personnel employed or retained by the Company.

     2.  To the extent necessary, the Committee may meet with the controller, the senior internal auditing executive or the external auditors in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without senior management’s presence. The Committee may also meet privately with senior management, as it deems appropriate.

RESPONSIBILITIES

Annual Audit

      The Committee will:

     1.  Meet with the external auditors and senior management prior to the annual audit to discuss planning and staffing of the audit.

     2.  Review the annual audited financial statements and discuss them with senior management and the external auditors. In connection with such review, the Committee will:

•	Discuss with the external auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•	Review changes in accounting or auditing policies, including resolution of any significant reporting or operational issues affecting the financial statements, as suggested by the external auditors, internal auditors or management.

•	Review with the external auditors any problems encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work, any management letter provided by the external auditors, and management’s response to such letter.

     3.  Be provided the opportunity to review the annual proxy statement and Annual Report on Form 10-K prior to release.

     4.  Based on its review of the annual audited financial statements, the Committee shall make its recommendation to the Board of Directors as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

APPENDIX A

Quarterly Review

      5.  The Committee (or, at the discretion of the Committee, the Chair acting on behalf of the Committee) shall be provided the opportunity to discuss with senior management and the external auditors:

(i) the Company’s interim financial statements to be included in the Quarterly Report on Form 10-Q prior to its filing;

(ii) the quarterly earnings announcement prior to its release (if practicable); and

(iii) the results of the review of the interim financial statements by the external auditors.

Evaluation of External Auditors

      6.  The Company’s external auditors shall be ultimately accountable to the Committee and the Board of Directors. The Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditors. In connection with its oversight of the external audit activities, the Committee will:

•	Recommend to the Board the appointment of the external auditors.

•	Review and evaluate the performance of the external auditors, as the basis for a recommendation to the Board of Directors with respect to reappointment or replacement.

Ensure Independence of External Auditors

      7.  The Committee shall obtain confirmation and assurance as to the external auditors independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the external auditors and the Company. The Committee is responsible for actively engaging in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors and for recommending that the Board of Directors take appropriate action in response to the external auditors’ report to satisfy itself of their independence.

Oversee Internal Audit Activities and Legal Compliance

      8.  In connection with its oversight responsibilities, the Committee will:

•	Review the appointment or replacement and performance of the senior internal auditing executive.

•	Review, in consultation with senior management, the external auditors and the senior internal auditing executive, the plan and scope of internal audit activities.

•	Review internal audit activities, budget, staffing and qualifications of the audit staff.

•	Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

Internal Controls

      9.  The Committee will review with the external auditors and the senior internal auditing executive:

•	the adequacy and effectiveness of the Company’s internal accounting and financial controls, including computerized information system controls and security, and consider any recommendations for improvement of such controls, and

•	any related significant findings and recommendations of the external auditors and internal auditors together with senior management’s responses thereto.

Legal Matters

      10.  The Committee will periodically review legal matters concerning the Company. In connection with such review, the Committee will:

•	review periodically with senior management and/or the Company’s General Counsel any legal matters (including the status of pending litigation) that could have a material impact on the Company’s financial statements,

•	review the Company’s compliance with applicable laws and regulations and any material reports or inquiries from regulatory or government agencies,

•	receive periodic input from the Law Department,

•	review the Company’s policy, practice, staffing and posture regarding legal matters, and

•	review the Company’s relationship with external attorneys.

Business Ethics and Compliance

      11.  The Committee will review the Company’s business ethics and compliance policies and programs.

Health, Safety and Environment Audit

      12.  Receive reports from the Health, Safety and Environment audit function.

Miscellaneous

      The Committee will:

     13.  Prepare the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s proxy statement for each annual meeting.

     14.  Review and reassess annually the adequacy of this Audit and Legal Committee Charter and recommend any proposed changes to the Board of Directors.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee

APPENDIX A

to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the external auditors or to assure compliance with laws and regulations and the Company’s corporate policies.

     Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the members of the Committee to rely, in discharging their oversight role, on the records of the Company and on other information presented to the Committee, Board of Directors or Company by its officers or employees or by outside experts such as the external auditors.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       This commentary should be read in conjunction with the Consolidated Financial Statements and Notes, presented on pages F-35 through F-63, of this Proxy Statement for a full understanding of Motorola’s financial position and results of operations.

     In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the “Exchange Act”), as adapted to the “Summary Annual Report” procedure, the information contained in the following commentary and consolidated financial statements and notes is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Motorola, Inc. for its fiscal year ending December 31, 2000.

     On January 5, 2000, Motorola, Inc. (“Motorola”) completed its previously announced merger with General Instrument Corporation (“General Instrument”) by exchanging 301 million shares (reflecting adjustment for the 3-for-1 common stock split described below) of its common stock for all of the common stock of General Instrument. Each share of General Instrument was exchanged for 1.725 shares (reflecting adjustment for the 3-for-1 stock split) of Motorola’s common stock. Motorola has accounted for the merger as a pooling-of-interests and, accordingly, all prior period consolidated financial statements have been restated to include the results of operations, financial position and cash flows of General Instrument. The effects of conforming General Instrument’s accounting policies to those of Motorola were not material.

     For the year ended December 31, 1999, net sales for Motorola and General Instrument were $30.9 billion and $2.2 billion, respectively. Net earnings for Motorola and General Instrument were $817 million and $74 million, respectively. For the year ended December 31, 1998, net sales for Motorola and General Instrument were $29.4 billion and $2.0 billion, respectively. The net loss for Motorola was $962 million, and the net earnings for General Instrument were $55 million. Results of operations for the year ended December 31, 2000 reflect the pooling-of-interests. All future references to “Motorola, Inc.” and “the Company” reflect the pooling-of-interests.

     On June 1, 2000, the Company completed a 3-for-1 common stock split in the form of a 200% stock dividend. On that date, the Company distributed 1.4 billion common shares to stockholders of record on May 15, 2000. The par value of the common stock remained at $3 per share. The effect of the stock split has been recognized retroactively in the stockholders’ equity accounts as of January 1, 1998, and in all share and per share data in the consolidated financial statements and the notes to the consolidated financial statements. The stockholders’ equity accounts have been restated to reflect the reclassification of an amount equal to the par value of the increase in issued common shares from additional paid-in capital and retained earnings to common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Motorola, Inc.

2000 Compared to 1999

Results of Operations

	Years ended

($ in Millions except per share amounts)	December 31, 2000	% of Sales	December 31, 1999	% of Sales

Net sales	$37,580		$33,075
Percent change from prior year	14%		6%
Costs and expenses
Manufacturing and other costs of sales	23,628	62.9%	20,631	62.4%
Selling, general and administrative expenses	5,141	13.7%	5,220	15.8%
Research and development expenditures	4,437	11.8%	3,560	10.8%
Depreciation expense	2,352	6.3%	2,243	6.8%
Reorganization of businesses	596	1.6%	(226)	-0.7%
Other charges	517	1.4%	1,406	4.3%
Interest expense, net	248	0.7%	138	0.4%
Gains on sales of investments and businesses	(1,570)	-4.2%	(1,180)	-3.6%

Total costs and expenses	35,349		31,792

Earnings before income taxes	2,231	5.9%	1,283	3.9%
Income tax provision	913		392

Net earnings	$1,318	3.5%	$891	2.7%

Diluted earnings per common share	$0.58		$0.41

     Sales increased 14% to $37.6 billion from $33.1 billion in 1999. Sales growth is attributed primarily to increased unit sales of digital wireless telephones, increased wireless infrastructure sales and increased sales of digital cable systems and high-speed data products. Geographic market sales, measured by the locale of the end customer, as a percent of total sales, for the years ended December 31, 2000 and 1999 are as follows:

Geographic Market Sales by Locale of End Customer

	2000	1999

United States	42%	40%
Europe	16%	20%
China	12%	10%
Latin America	8%	8%
Asia, excluding China and Japan	8%	9%
Japan	6%	7%
Other Markets	8%	6%

	100%	100%

     Earnings before income taxes were $2.2 billion, compared with $1.3 billion in 1999. Net earnings were $1.3 billion, or 58 cents per share, compared with $891 million, or 41 cents per share, in 1999. Net margin on sales improved to 3.5% compared with 2.7% in 1999. The increase in earnings in 2000 compared to 1999 is attributed to higher sales volume and a decrease in selling, general and administrative expense, partially offset by an increase in research and development expenditures, higher depreciation and interest charges, and a lower manufacturing margin in 2000. The main businesses contributing to this improvement in earnings were the Global Telecom Solutions Segment and the Broadband Communications Segment.

     Manufacturing and other costs of sales were $23.6 billion, or 62.9% of sales, in 2000 compared to $20.6 billion, or 62.4% of sales, in 1999. Manufacturing and other costs of sales for 2000, include special charges of $887 million for inventory writedowns and other business reorganization costs related to the Company’s strategic initiative to reduce costs and simplify its product portfolio. These business reorganization costs were primarily incurred in the Personal Communications Segment. Manufacturing and other costs of sales for 1999 include special charges of $820 million, including $806 million for inventory charges related to the Iridium project. Excluding special charges, manufacturing and other costs of sales were $22.7 billion, or 60.5% of sales, in 2000 compared to $19.8 billion, or 59.9% of sales, in 1999. The decrease in manufacturing margin is due to higher manufacturing costs in the Personal Communications and Semiconductor Products Segments.

     Selling, general and administrative expenses were $5.1 billion, or 13.7% of sales, in 2000 compared to $5.2 billion, or 15.8% of sales, in 1999. This decrease is primarily attributable to benefits from the implementation of cost reduction efforts in response to slowing business conditions around the world. In 2001, the Company anticipates a further reduction in selling, general and administrative expenses in connection with its overall strategic initiative to reduce costs.

     Research and development expenditures increased to $4.4 billion, or 11.8% of sales, in 2000 from $3.6 billion, or 10.8% of sales, in 1999. Over the past three years, the Company has increased its research and development ex-

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

penditures (particularly in the Global Telecom Solutions Segment) because it continues to believe that a strong commitment to research and development is required for long-term growth. However, in the short-term, the Company expects research and development expenditures in 2001 to be lower than in 2000.

     Depreciation expense was $2.4 billion, or 6.3% of sales, in 2000 compared to $2.2 billion, or 6.8% of sales, in 1999. Capital asset expenditures were $4.1 billion in 2000 versus $2.9 billion in 1999. Of the total capital asset expenditures, $2.4 billion occurred in the semiconductor business, an increase of $881 million from the amount spent in 1999. The emphasis of the increased expenditures in the semiconductor business was on expanding capacity for leading-edge semiconductor technologies. For 2001, the Company has lowered its anticipated capital asset expenditures to a level that is very significantly lower than expenditures in 2000. In 2001 the Company anticipates depreciation expense will be slightly higher than in 2000.

     Reorganization of business charges were $596 million in 2000 compared to a return to income of $226 million in 1999. Reorganization of businesses charges for 2000 are described below. Reorganization of business charges in 1999 reflect reversals into income of $226 million for accruals from the Company’s 1998 reorganization of business charges that were no longer required.

2000 Reorganization of Business Charges

      During the second half of 2000, the Company implemented plans to discontinue unprofitable product lines, exit unprofitable businesses and consolidate manufacturing operations as part of its overall strategic initiative to reduce costs and simplify its product portfolio. As a result of these plans, the Company recorded pre-tax charges of $719 million and $764 million in the third and fourth quarters of 2000, respectively. Of the aggregate pre-tax charge of $1.48 billion, $887 million was included in manufacturing and other costs of sales and $596 million was recorded as a separate line in the consolidated statements of operations. The aggregate $1.48 billion is comprised of $174 million in exit costs, $140 million in employee separation costs, $825 million in inventory writedowns and $344 million in asset writedowns. The following table displays these costs by plan:

	Exit	Employee	Inventory	Asset
	Costs	Separations	Writedowns	Writedowns	Total

Discontinuation of Product Lines	$57	$—	$765	$266	$1,088
Business Exits	56	44	56	52	208
Manufacturing Consolidations	61	96	4	26	187

Totals	$174	$140	$825	$344	$1,483

     The following table displays by segment the charges incurred for exit costs, employee separation costs, inventory writedowns and asset writedowns:

	Exit	Employee	Inventory	Asset
Segment	Costs	Separations	Writedowns	Writedowns	Total

Personal Communications	$69	$40	$694	$35	$838
Global Telecom Solutions	41	7	62	21	131
Commercial, Government and Industrial Systems	14	31	1	6	52
Broadband Communications	—	—	20	10	30
Semiconductor Products	28	5	4	237	274
Integrated Electronic Systems	1	11	28	3	43
Other Products	20	41	16	32	109
General Corporate	1	5	—	—	6

Totals	$174	$140	$825	$344	$1,483

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following tables display by plan rollforwards of the accruals established for exit costs and employee separation costs from the third quarter of 2000 to December 31, 2000:

		2000	Accruals at
	Initial	Amounts	Dec. 31,
Exit Costs	Charges	Used	2000

Discontinuation of product lines	$57	$(2)	$55
Business exits	56	(24)	32
Manufacturing consolidations	61	—	61

Totals	$174	$(26)	$148

The 2000 amount used of $26 million reflects cash payments of $23 million and non-cash utilization of $3 million. The remaining accrual of $148 million, which is included in accrued liabilities in the consolidated balance sheets, represents cash payments expected to be completed in 2001.

		2000	Accruals at
Employee	Initial	Amounts	Dec. 31,
Separation Costs	Charges	Used	2000

Business Exits	$44	$(17)	$27
Manufacturing Consolidations	96	(8)	88

Totals	$140	$(25)	$115

The initial charges of $140 million for employee separation costs represent the severance costs for approximately 3,900 employees, of which 2,100 are direct employees and 1,800 are indirect employees. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers. As of December 31, 2000, 572 employees, of which 193 were direct employees and 379 were indirect employees, have separated from the Company. The 2000 amount used of $25 million reflects cash payments to these separated employees. The remaining accrual of $115 million, which is included in accrued liabilities in the consolidated balance sheets, represents cash payments expected to be completed in 2001.

     The Company’s plan to discontinue unprofitable product lines resulted in charges of $57 million in exit costs, $765 million in inventory writedowns and $266 million in asset writedowns. This plan was primarily focused on (i) analog and first generation digital wireless telephone products, (ii) certain 5-inch and 6-inch wafer technologies, and (iii) certain fixed wireless infrastructure products. The exit costs represent vendor and customer liabilities arising from product cancellations and costs for equipment, chemical and gas line removal for three semiconductor wafer fabrication facilities. Inventory writedowns were recorded to reflect the discontinued product lines at net realizable value. Asset writedowns were recorded to reflect the impairment of semiconductor wafer fabrication facilities in Arizona and Texas in the U.S. and South Queensferry in Scotland, machinery and equipment, and licenses. The impairment for these assets was based upon an estimate of the undiscounted future cash flows expected from the use of the assets. The impairment charge was calculated using discounted cash flows. Sales in 2000 for these discontinued product lines were approximately $700 million.

     The Company’s plan to exit three unprofitable businesses and to realign the operations of three other businesses resulted in charges of $56 million in exit costs, $44 million in employee separation costs, $56 million in inventory writedowns and $52 million in asset writedowns. The unprofitable businesses were: (i) the Company’s joint venture with Cisco Systems, Inc. in SpectraPoint Wireless LLC (SpectraPoint), (ii) the asynchronous digital subscriber line business (ADSL), which manufactured chips for high-speed Internet access, and (iii) the flat panel display business. The realignment of operations related to: (i) the Company’s multi-network service business (MND), (ii) the European and Latin American locations of the global market and sales organization, and (iii) the smartcard business. The exit costs primarily include customer and supplier termination costs, lease payment and cancellation costs, and equipment decommissioning costs. Employee separation costs were severance benefits for approximately 700 positions in the impacted businesses. Inventory writedowns were recorded to reflect the SpectraPoint, MND and ADSL inventory at net realizable value. Asset writedowns were for the capital assets used in the manufacture of SpectraPoint, MND and flat panel products and for the write-off of the SpectraPoint goodwill. The cost savings in 2001 from these business exits is estimated to be $150 million.

     The Company’s plan to consolidate manufacturing operations and streamline the internal supply chain capacity resulted in charges of $61 million in exit costs, $96 million in employee separation costs, $4 million in inventory writedowns and $26 million in asset writedowns. The consolidation activities were focused on manufacturing facilities in Dublin, Ireland; Flensburg, Germany; Boynton Beach, Florida; and Mt. Pleasant, Iowa and on research labs in Arizona and California. The exit costs include site and equipment lease payment and cancellation costs and site and equipment decommissioning costs. Employee separation costs were severance benefits for approximately 3,200 positions in the impacted locations. Inventory writedowns were recorded to reflect the affected inventory at net realizable value. Asset writedowns were recorded for the capital assets in the impacted locations. The cost savings in 2001 from these manufacturing consolidation actions is estimated to be approximately $120 million.

     The Company continues to implement strategic initiatives to reduce costs and simplify its product portfolio. This will result in additional reorganization of business charges in 2001. Since December 2000, the Personal Communications Segment has announced workforce reductions of approximately 12,000 positions, including plans to cease manufacturing operations at its Harvard, Illinois campus. The Company also announced cost-cutting measures in the Semiconductor Products Segment, including a substantial reduction in capital spending and operating budgets, business exits and manufac-

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

turing consolidations, and workforce reductions of approximately 4,000 positions by the end of 2001. Additionally, the Company announced it will reduce its workforce within its Networks Sector by approximately 4,000 positions across the sector’s three businesses: the Commercial, Government and Industrial Systems, the Global Telecommunications Solutions and the Broadband Communications Segments. These workforce reductions will be achieved by ending the assignments of contract and temporary employees, attrition and involuntary severance programs.

     Other charges, as reflected on the consolidated statement of operations, were $517 million in 2000 compared to $1.4 billion in 1999. Other charges in 2000 include $332 million for in-process research and development charges and $185 million of other charges, comprised of $98 million of acquisition and integration costs in connection with the merger with General Instrument Corporation and $87 million for costs related to an unfavorable arbitration ruling with respect to a license agreement. Other charges in 1999 include $1.2 billion for Iridium-related charges, $67 million for in-process research and development charges and $163 million of other charges, comprised of $105 million of compensation-related charges associated with the initial public offering of Next Level Communications, Inc. and a $58 million charge related to an unfavorable arbitration ruling with respect to a license agreement.

     Net interest expense was $248 million in 2000 versus $138 million a year ago. The increase in interest expense is attributed to increased levels of short-term borrowings and long-term debt to finance capital expenditures, acquisitions and operating activities. The Company expects net interest expense to increase significantly in 2001 compared to 2000 due to increased levels of long-term debt and an increase in the weighted average interest rate paid by the Company.

     Gains on sales of investments and businesses were $1.6 billion in 2000 compared to $1.2 billion in 1999. Gains on sales of investments and businesses in 2000 primarily represent gains from the sale of securities from the Company’s investment portfolio. In 2000, the Company also recognized gains from sales of its investments in cellular telephone operating companies in Egypt and Chile. The Company expects a very significant increase in proceeds from the sale of investments and business during 2001 as compared to 2000. As previously announced, the Company expects to receive approximately $1.8 billion in either cash or stock from the sale of four cellular telephone operating companies in Northern Mexico to Telefonica Moviles of Madrid during 2001. During the first quarter of 2001, the Company received approximately $1 billion in connection with the sale of its interests in several cellular operating companies. The Company expects to receive additional proceeds in connection with the sale of its interests in other cellular operating companies and the sale of other non-strategic businesses that it intends to sell during 2001. Also, the Company expects to sell a portion of the available-for-sale securities in its investment portfolio during 2001. However, the fair market values of these securities are subject to significant price volatility. In addition, the realizable value of these securities is subject to market and other conditions.

     The effective income tax rate was 41% in 2000 compared to 31% in 1999. The higher tax rate in 2000 was primarily due to non-deductible acquisition charges and special charges in countries where the Company is currently unable to realize associated tax benefits. The effective tax rate, excluding special items, was 30% in 2000 compared to 31% in 1999. The Company anticipates the effective tax rate for 2001, excluding special items, will increase due to a mix shift in earnings by region.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations for Ongoing Businesses Excluding Special Items

      The 2000 earnings include net special charges of $481 million before income taxes, equivalent to 26 cents per share after income taxes. The 1999 earnings include net special charges of $832 million before income taxes, equivalent to 26 cents per share after income taxes.

     Summarized in the following two tables are the special items included in the Company’s results for the years ended December 31, 2000 and 1999 and the corresponding line on the consolidated statements of operations where these items are recorded.

2000 Special Charges $ in Millions	Cost of Sales	SG&A	Reorganization of businesses	Other Charges	Gains on sales of investments and businesses	Total

(Income) Charge
In-Process research and development write-off	$—	$—	$—	$332	$—	$332
Gains from the sale of investments and businesses	—	—	—	—	(1,570)	(1,570)
Reorganization of business	887	—	596	—	—	1,483
Other charges	—	51	—	185	—	236

Net special charge	$887	$51	$596	$517	$(1,570)	$481

1999 Special Charges $ in Millions	Cost of Sales	SG&A	Reorganization of businesses	Other Charges	Gains on sales of investments and businesses	Total

(Income) Charge
Iridium related charge	$806	$—	$—	$1,176	$—	$1,982
In-Process research and development write-off	—	—	—	67	—	67
Gains from the sale of investments and businesses	—	—	—	—	(1,180)	(1,180)
Reorganization of business			(226)			(226)
Other charges	14	12	—	163	—	189

Net special charge	$820	$12	$(226)	$1,406	$(1,180)	$832

     Additionally, several Motorola businesses have been sold since the beginning of 1999, including the Semiconductor Components Group, the North American Antenna Sites business, the non-silicon component manufacturing business and the electronic ballast business. Summarized below are the Company’s sales and earnings before income taxes that were generated during each year by businesses sold since the beginning of 1999.

Impact of businesses sold Years Ended	Dec. 31, 2000	Dec. 31, 1999

Sales	$16	$1,053
Earnings before income taxes	—	124

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Motorola Ongoing Businesses, Excluding Special Items

      Summarized below are the results of operations for the Company for the years ended December 31, 2000 and 1999 for ongoing businesses only, excluding net special items discussed above.

	Year ended

($ in Millions except per share amounts)	December 31, 2000	% of Sales	December 31, 1999	% of Sales

Net sales	$37,564		$32,022
Percent change from prior year	17%		9%
Costs and expenses
Manufacturing and other costs of sales	22,725	60.5%	19,060	59.5%
Selling, general and administrative expenses	5,090	13.6%	5,060	15.8%
Research and development expenditures	4,437	11.8%	3,537	11.0%
Depreciation expense	2,352	6.3%	2,240	7.0%
Reorganization of businesses	—	0.0%	—	0.0%
Other charges	—	0.0%	—	0.0%
Interest expense, net	248	0.7%	134	0.4%
Gains on sales of investments and businesses	—	0.0%	—	0.0%

Total costs and expenses	34,852		30,031

Earnings before income taxes	2,712	7.2%	1,991	6.2%
Income tax provision	815		613

Net earnings	$1,897	5.0%	$1,378	4.3%

Diluted earnings per common share	$0.84		$0.63

     Excluding net special items and the results of businesses sold from both 2000 and 1999, sales increased 17% to $37.6 billion in 2000 from $32.0 billion in 1999. Earnings before income taxes were $2.7 billion in 2000 compared to $2.0 billion in 1999. Net earnings increased to $1.9 billion, or 84 cents per share, in 2000 compared to $1.4 billion, or 63 cents per share, in 1999. Net margin on sales improved to 5.0%, compared with 4.3% in 1999. The increase in earnings for ongoing businesses, excluding net special items, in 2000 compared to 1999 is due primarily to the reasons discussed above under “2000 Compared to 1999 — Results of Operations.” The main businesses contributing to this improvement in earnings were the Global Telecom Solutions Segment, Broadband Communications Segment and Semiconductor Products Segment.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1999 Compared to 1998

Results of Operations

	Years ended

	December 31,	% of	December 31,	% of
($ in Millions except per share amounts)	1999	Sales	1998	Sales

Net sales	$33,075		$31,340
Percent change from prior year	6%		-1%
Costs and expenses
Manufacturing and other costs of sales	20,631	62.4%	19,396	61.9%
Selling, general and administrative expenses	5,220	15.8%	5,807	18.5%
Research and development expenditures	3,560	10.8%	3,118	9.9%
Depreciation expense	2,243	6.8%	2,255	7.2%
Reorganization of businesses	(226)	-0.7%	1,980	6.3%
Other charges	1,406	4.3%	109	0.3%
Interest expense, net	138	0.4%	215	0.7%
Gains on sales of investments and businesses	(1,180)	-3.6%	(260)	-0.8%

Total costs and expenses	31,792		32,620

Earnings (loss) before income taxes	1,283	3.9%	(1,280)	-4.1%
Income tax provision (benefit)	392		(373)

Net earnings (loss)	$891	2.7%	$(907)	-2.9%

Diluted earnings (loss) per common share	$0.41		$(0.44)

     Sales increased 6% to $33.1 billion in 1999 from $31.3 billion in 1998. Sales growth was attributed primarily to increased sales of digital wireless telephones. Geographic market sales, measured by the locale of the end customer, as a percent of total sales, for the years ended December 31, 1999 and 1998 are as follows:

Geographic Market Sales by Locale of End Customer

	1999	1998

United States	40%	44%
Europe	20%	20%
China	10%	9%
Latin America	8%	8%
Asia, excluding China and Japan	9%	7%
Japan	7%	7%
Other Markets	6%	5%

	100%	100%

     Earnings before income taxes in 1999 were $1.3 billion, compared with a loss before income taxes of $1.3 billion in 1998. Net earnings were $891 million, or 41 cents per share, in 1999 compared with a net loss of $907 million, or 44 cents per share, in 1998. Net margin on sales improved to 2.7% in 1999, compared with a negative 2.9% margin on sales in 1998. The increase in earnings in 1999 compared to 1998 is attributed to: (i) lower net special items, driven by a significant restructuring charge in 1998, a portion of which was returned as income in 1999, (ii) higher sales volume, and (iii) decrease in the percentage of sales represented by selling, general and administrative expenses. These improvements were partially offset by an increase in research and development expenditures. The main businesses contributing to this improvement in earnings were the Personal Communications Segment and Semiconductor Products Segment.

     Manufacturing and other costs of sales were $20.6 billion, or 62.4% of sales, in 1999 compared to $19.4 billion, or 61.9% of sales, in 1998. Manufacturing and other costs of sales for 1999 include special charges of $820 million, comprised primarily of $806 million for inventory charges related to the Iridium project. Manufacturing and other costs of sales for 1998 include a special charge of $27 million, primarily for inventory writedowns. Excluding special items, manufacturing and other costs of sales were $19.8 billion, or 59.9% of sales, in 1999 compared to $19.4 billion, or 61.8% of sales, in 1998. The improvement in manufacturing margin in 1999 compared to 1998 was due to the Personal Communications and Semiconductor Products Segments.

     Selling, general and administrative expenses were $5.2 billion, or 15.8% of sales, in 1999 compared to $5.8 billion, or 18.5% of sales, in 1998. This decline was primarily attributable to benefits from the Company’s reorganization of business program initiated in 1998 (the “1998 Program”).

     Research and development expenditures increased to $3.6 billion, or 10.8% of sales, in 1999 from $3.1 billion, or 9.9% of sales, in 1998. Research and development expenditures for 1998 include a special charge of $76 million, primarily comprised of a reserve for a cash advance made to Next Level Communications (NLC). Since repayment of the advance was solely dependent upon the results of NLC’s research and development activities and commercial success of its product development, the Company recorded the reserve as a charge to research and development. Excluding this special charge from 1998, research and development expenditures were $3.0 billion, or 9.7% of sales.

     Depreciation expense was $2.2 billion, or 6.8% of sales, in 1999 compared to $2.3 billion, or 7.2% of sales, in 1998.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capital asset expenditures were $2.9 billion in 1999 versus $3.3 billion in 1998. Of the total capital asset expenditures, $1.5 billion occurred in the semiconductor business, a reduction of $277 million from the amount spent in this business in 1998.

     In connection with the 1998 Program, there was a return to income of $226 million in 1999 relating to unused restructuring reserves compared to a charge of $1.9 billion in 1998. The 1998 Program to which these charges relate is described below.

1998 Program

     In the second quarter of 1998, the Company implemented a comprehensive plan to consolidate manufacturing operations, exit non-strategic and poorly-performing businesses, and reduce worldwide employment by 20,000 employees. As a result of the plan, the Company recorded, as a separate line in the consolidated statements of operations, a pre-tax charge of $1.98 billion to cover $1.28 billion in exit and employee separation costs, $380 million in asset writedowns and $325 million in other charges. The 1998 program reached its planned completion at December 31, 1999, at which time the Company reversed into income $226 million for accruals no longer required. As of December 31, 1999, an accrual, representing $27 million in cash payments to be made in the first quarter of 2000, remained. By the end of the first quarter of 2000, all cash payments had been made.

     The following tables display rollforwards of the accruals established during the second quarter of 1998:

	Accruals at	2000 Amounts	Accruals at
Activity for December 31, 1999 to April 1, 2000	Dec. 31, 1999	Used	Apr. 1, 2000

Consolidation of Manufacturing Operations	$12	$(12)	$—
Business Exits	4	(4)	—
Employee Separations	11	(11)	—

Totals	$27	$(27)	$—

     The 2000 amount used of $27 million reflects cash payments for the finalization of plant closings and shut down costs and remaining severance.

			Fourth
			Quarter	Accruals at
	Accruals at	1999 Amounts	1999 Reversals	Dec. 31,
Activity for Year Ended December 31, 1999	Dec. 31, 1998	Used	Into Income	1999

Consolidation of Manufacturing Operations	$155	$(143)	$—	$12
Business Exits	137	(31)	(102)	4
Employee Separations	187	(136)	(40)	11

Total Exit and Employee Separation Costs	$479	$(310)	$(142)	$27

Asset Impairments and Other Charges	161	(77)	(84)	—

Totals	$640	$(387)	$(226)	$27

     The 1999 amount used of $387 million reflects approximately $189 million in cash payments and $198 million in write-offs.

		1998	Accruals at
	Initial	Amounts	Dec. 31,
Activity for June 27, 1998 to December 31, 1998	Charges	Used	1998

Consolidation of Manufacturing Operations	$326	$(171)	$155
Business Exits	291	(154)	137
Employee Separations	658	(471)	187

Total Exit and Employee Separation Costs	$1,275	$(796)	$479

Asset Impairments and Other Charges	705	(544)	161

Totals	$1,980	$(1,340)	$640

     The 1998 amount used of $1.34 billion reflects approximately $600 million in cash payments and $740 million in write-offs.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following table displays by segment the charges incurred for exit and employee separation costs, asset writedowns, and other charges. The segment amounts also include the allocation of $55 million in charges recorded at the corporate level.

	Exit Costs

	Consol of	Business	Employee	Asset	Other
Segment	Mfg. Ops.	Exits	Separations	Writedowns	Charges	Total

Personal Communications	$113	$38	$149	$175	$122	$597
Global Telecom Solutions	11	—	44	—	104	159
Commercial, Government and Industrial Systems	18	—	104	5	—	127
Semiconductor Products	163	101	282	159	26	731
Integrated Electronic Systems	2	3	—	9	2	16
Other Products	19	149	79	32	71	350

Totals	$326	$291	$658	$380	$325	$1,980

     The consolidation of manufacturing operations was primarily focused in the Semiconductor Products and Personal Communications Segments. Semiconductor facilities in North Carolina, California, Arizona and the Philippines were closed as planned. In other areas, production facilities were consolidated into fewer integrated factories to achieve economies of scale and improved efficiencies and to capitalize on newer technologies that reduced operating costs. As a result of excess global manufacturing capacity, the paging facility in Vega Baja, Puerto Rico was closed, and paging facilities in Singapore and Canada and cellular facilities in Northern Illinois were realigned.

     Business exit costs were primarily focused in the Semiconductor Products and Other Products Segments. The Company exited businesses that no longer fit its strategic direction. In many cases, these businesses used older technologies that produced non-strategic products. During the third quarter of 1998, the Company sold its printed circuit board business, and in the first quarter of 1999 it sold its non-silicon component manufacturing business. The loss of operating income from these businesses was not significant to the Company’s results of operations. In the fourth quarter of 1999, the Company reversed into income approximately $102 million for accruals no longer required for the contract requirements and contingencies related to the sales of its printed circuit board business and non-silicon component manufacturing business and the business pruning activities of the Semiconductor Products Segment.

     Employee separation charges were the costs for involuntary severance benefits for the 20,000 positions identified as subject to severance under the plan. The Company’s successful redeployment efforts reduced the severance requirement in the fourth quarter of 1999. Therefore, the Company reversed into income in the fourth quarter of 1999 approximately $40 million of accruals no longer required for a cancelled separation plan involving approximately 500 employees. As of December 31, 1999, approximately 19,400 employees had separated from the Company through a combination of voluntary and involuntary severance programs. Of these 19,400 separated employees, approximately 12,400 were direct employees and 7,000 were indirect employees. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers. In addition, 4,200 employees separated from the Company with the sale of the non-silicon component manufacturing business. These 4,200 people were not paid any severance because the business was sold to another corporation.

     As a result of then current and projected business conditions, the Company wrote down operating assets that became impaired. All impaired asset writedowns were reflected as contra-assets in the consolidated balance sheets at December 31, 1998. This action reduced the carrying value of the related asset balances by $380 million. The assets written down were primarily used manufacturing equipment and machinery. Other assets written down were buildings and joint venture investments. The segments primarily impacted by these asset writedowns were Personal Communications and Semiconductor Products. Assets held for use continued to be depreciated based on an evaluation of their remaining useful lives and their ultimate values upon disposition. There were no assets held for sale at December 31, 1998 nor were any impaired assets disposed of prior to that date.

     The other charges of $325 million were not restructuring charges, but rather were primarily comprised of (i) contract termination costs related to agreements that were associated with businesses in which the Company was no longer making investments, (ii) losses recorded on cellular infrastructure contracts, and (iii) an acquired in-process research and development write-off of $42 million related to the NetSpeak transaction that occurred in the second quarter of 1998. The Company reversed into income in the fourth quarter of 1999 approximately $84 million of accruals no longer required for contract termination costs previously deemed probable to occur.

     Other charges, as reflected on the consolidated statement of operations, were $1.4 billion in 1999 compared to $109 million in 1998. Other charges in 1999 include $1.18 billion for Iridium-related charges, $67 million for in-process research and development charges, $105 million of compensation-related charges associated with the initial public offering of Next Level Communications, Inc. and a $58 million charge for costs related to an unfavorable arbitration ruling with respect to a license agreement. Other charges in 1998 were $109 million, comprised of in-process research and development charges.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Net interest expense was $138 million in 1999 versus $215 million in 1998. The decrease in interest expense is attributed to utilizing cash both from operations and from the sale of investments and businesses to reduce outstanding debt. Gains on sales of investments and businesses were $1.2 billion in 1999 compared to $260 million in 1998. Gains on sales of investments and businesses primarily represent gains from the sale of securities from the Company’s investment portfolio. The effective income tax rate was 31% in 1999 and 29% in 1998.

Results of Operations for Ongoing Businesses, Excluding Special Items

       The 1999 earnings include net special charges of $832 million before income taxes, equivalent to 26 cents per share after income taxes. The 1998 earnings include net special charges of $2.0 billion before income taxes, equivalent to 68 cents per share after income taxes. Additionally, several Motorola businesses were sold since the beginning of 1998 including the Semiconductor Components Group, the North American Antenna Sites business and the non-silicon component manufacturing business.

     Summarized in the following two tables are the special items included in the Company’s results for the years ended December 31, 1999 and 1998 and the corresponding line on the consolidated statements of operations where these items are recorded.

1999 Special Charges $ in Millions (Income) Charge	Cost of Sales	SG&A	Reorganization of businesses	Other Charges	Gains on sales of investments and businesses	Total

Iridium related charge	$806	$—	$—	$1,176	$—	$1,982
In-Process research and development write-off	—	—	—	67	—	67
Gains from the sale of investments and businesses	—	—	—	—	(1,180)	(1,180)
Reorganization of businesses	—	—	(226)	—	—	(226)
Other Charges	14	12	—	163	—	189

Net special charge	$820	$12	$(226)	$1,406	$(1,180)	$832

1998 Special Charges $ in Millions (Income) Charge	Cost of Sales	SG&A	Reorganization of businesses	Other Charges	Gains on sales of investments and businesses	Research & Development	Total

In-Process research and development write-off	$—	$—	$—	$109	$—	$—	$109
Gains from the sale of investments and businesses	—	—	—	—	(260)	—	(260)
Reorganization of businesses	—	—	1,980	—	—	—	1,980
Other Charges	27	50	—	—	—	76	153

Net special charge	$27	$50	$1,980	$109	$(260)	$76	$1,982

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Summarized below are the Company’s sales and earnings before income taxes that were generated during each year by businesses sold since the beginning of 1998.

Impact of businesses sold

	Dec. 31,	Dec. 31,
Years Ended	1999	1998

Sales	$1,053	$1,884
Earnings before income taxes	124	46

     Summarized below are the results of operations for the Company for the years ended December 31, 1999 and 1998 for ongoing businesses only, excluding net special items discussed above.

Motorola Ongoing Businesses, Excluding Special Items

	Years Ended

	December 31,	% of	December 31,	% of
($ in Millions except per share amounts)	1999	Sales	1998	Sales

Net sales	$32,022		$29,456
Percent change from prior year	9%		-6%
Costs and expenses
Manufacturing and other costs of sales	19,060	59.5%	18,050	61.3%
Selling, general and administrative expenses	5,060	15.8%	5,348	18.2%
Research and development expenditures	3,537	11.0%	2,999	10.2%
Depreciation expense	2,240	7.0%	2,198	7.5%
Reorganization of businesses	—	0.0%	—	0.0%
Other charges	—	0.0%	—	0.0%
Interest expense, net	134	0.4%	205	0.7%
Gains on sales of investments and businesses	—		—

Total costs and expenses	30,031		28,800

Earnings before income taxes	1,991	6.2%	656	2.2%
Income tax provision	613		186

Net earnings	$1,378	4.3%	$470	1.6%

Diluted earnings per common share	$0.63		$0.23

     Excluding net special items and the results of businesses sold from both 1999 and 1998, sales increased 9% to $32.0 billion from $29.5 billion in 1998. Earnings before income taxes were $2.0 billion in 1999 compared to $656 million in 1998. Net earnings increased to $1.4 billion, or 63 cents per share, in 1999 compared to $470 million, or 23 cents per share, in 1998. Net margin on sales improved to 4.3%, in 1999 compared with 1.6% in 1998. The increase in earnings compared to 1998 is attributed to higher sales volume and decreases in the percentage of sales represented by both manufacturing and other costs of sales and selling, general and administrative expenses. These improvements were partially offset by an increase in research and development expenditures. The main businesses contributing to this improvement in earnings were the Personal Communications Segment and Semiconductor Products Segment.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Motorola, Inc. Segments

      The following commentary should be read in conjunction with the 2000 financial results of each reporting segment as detailed in Note 9, “Information by Segment and Geographic Region”, of the consolidated financial statements. Results of major operations, which include the effect of the sales of various businesses and net special items, for the years ended December 31, 2000, 1999 and 1998 are as follows:

Personal Communications

	Years ended December 31

($ in millions)	2000	1999	1998

Orders	$12,514	$13,694	$10,653
% change from prior year	-9%	29%	-2%
Segment sales	$13,267	$11,932	$10,132
% change from prior year	11%	18%	-8%
Operating earnings (loss) before tax	$(328)	$608	$(373)
% change from prior year	-154%	263%	-133%
Special Items: Income (Charge)
Iridium Related	$—	$(97)	$—
Reorganization of Businesses	(838)	112	(597)
Sale of Investments/ Businesses	68	10	118
In-Process Research & Development	—	(7)	—

Net Special Items	$(770)	$18	$(479)

Operating earnings excluding special items	$442	$590	$106

% change from prior year	-25%	457%	-91%

     The Personal Communications Segment (PCS) primarily designs, manufactures, sells and services wireless subscriber equipment including wireless telephones, integrated digital enhanced network (iDEN®) digital radio-telephones, paging and advanced messaging devices and personal two-way radios, with related software and accessory products.

     Segment sales rose 11% to $13.3 billion and orders decreased 9% to $12.5 billion. Operating losses in 2000 were $328 million compared to operating earnings of $608 million a year ago.

     Segment sales rose due to increased unit sales of digital wireless telephones and personal two-way radios, as consumer demand for both product categories grew rapidly in 2000 versus 1999. On a geographic basis, the most rapid growth in sales of digital phones were for Global System for Mobile Communications (GSM) phones in Asia and North America, Code Division Multiple Access (CDMA) phones in North America, and Time Division Multiple Access (TDMA) and iDEN phones in the Americas. The increase in unit sales was partially offset by a decline in average selling prices in analog and digital products due in part to a mix shift in demand towards lower priced phones. Sales of paging products were significantly lower than a year ago, as fewer units were sold. The market for paging products experienced significant competitive pressure from digital wireless telephones, which offer similar messaging capability along with their telephony capability and which experienced declining costs of service making them more affordable to consumers worldwide.

     The operating loss of $328 million in 2000 includes charges of $770 million for net special items, comprised of $838 million for business reorganization charges, primarily related to inventory writedowns, offset by $68 million of gains from sales of investments and businesses. Operating earnings in 1999 include income from net special items of $18 million, comprised of $97 million for Iridium-related charges and $7 million for in-process research and development charges related to the acquisition of Digianswer A/S, offset by $112 million of income for the reversal of accruals related to 1998 business reorganization charges and a $10 million gain from the sale of investments.

     Excluding net special items from both years, operating earnings were $442 million in 2000 compared to $590 million in 1999. The decrease in operating earnings is due to the average selling price per unit declining at a faster rate than the decline in the total cost per unit. As discussed below, the Company has initiated actions to improve its cost structure. The segment was not impacted by discontinued businesses.

     Although sales increased, the Company believes its share of the overall wireless telephone market declined in 2000 as a result of several factors, including: (i) the continuing transition from analog products, where the Company has a higher relative market share, to digital products, where the Company has a lower relative market share, (ii) increased competition in the digital product market, (iii) delays in the introduction and availability of new digital products, and (iv) lower than expected growth in the Company’s low-tier product portfolio, where the market grew at a rapid pace. Product introductions are planned for 2001 that are expected to enhance the portfolio of digital products in all regions and tiers.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     During the third and fourth quarters of 2000, PCS initiated significant actions to realign its businesses and improve its cost structure. These actions focused on product simplification and restructuring of the supply chain. Product simplification actions resulted in the discontinuation of multiple products, primarily analog and first-generation digital telephones. Accelerated erosion of average selling prices for first-generation digital telephones will result in future inventory writedowns. Supply-chain actions resulted in (i) the downsizing of several facilities, (ii) the sale of a factory in Dublin, Ireland, and (iii) initiating the exit from a factory in Boynton Beach, Florida which will be completed in 2001. Additionally, supply agreements and alliances were formed with major outsourcing companies to improve the cost competitiveness of the business. In a continued effort to reduce costs in the segment’s wireless handset business, the Company has announced additional business reorganization actions in 2001 that will result in workforce reductions of 12,000 positions from December 2000 levels. These reductions will affect all aspects of the business, across all geographies. The Company will record charges for the 2001 actions in the first and second quarters in 2001.

     PCS continued to introduce new and innovative voice and data digital communications products around the world. In Europe, Motorola began shipping the V.SeriesTM V100 personal communicator, which combines a GSM phone with a full-keyboard Internet browser, address book, games and voice dialing. In the U.S., the TimeportTM wireless phone was introduced. This GSM tri-band phone features General Packet Radio Services (GPRS) technology to provide a constant link to the mobile Internet. GPRS is a 2.5G (generation) packet-based digital cellular architecture that allows GSM communications systems to provide high-speed access to Internet-based content through a handheld device. The V.Series model 60c phone also was unveiled. It features messaging, external caller ID, voice activation and a Wireless Application Protocol (WAP) microbrowser. The Motorola Timeport 270, the Company’s first BluetoothTM-capable phone, was announced. BluetoothTM wireless technology is expected to enable consumers to connect a wide range of computing and telecom devices without cables. Motorola also introduced the Accompli® model A6188 phone in China, which is a dual-band GSM phone that features a pen-based touch screen display, Chinese character recognition and personal information management applications.

     PCS continued to establish external relationships to develop software applications for its products. Motorola reached an agreement with Sega to develop games for Motorola wireless devices. Also, under an agreement with Palm, Inc., the two companies will co-develop and co-brand mobile smart phones that combine Motorola’s wireless technologies with Palm’s functionality and operating system.

Global Telecom Solutions

	Years ended December 31

($ in millions)	2000	1999	1998

Orders	$7,559	$6,510	$6,403
% change from prior year	16%	2%	-18%
Segment sales	$7,791	$6,544	$7,064
% change from prior year	19%	-7%	17%
Operating earnings (loss) before tax	$846	$(479)	$819
% change from prior year	277%	-158%	33%
Special Items: Income (Charge)
Iridium Related	$—	$(1,325)	$—
Reorganization of Businesses	(131)	67	(159)
Sale of Investments/ Businesses	1	—	—
In-Process Research & Development	—	(14)	—
Miscellaneous	—	—	(8)

Net Special Items	$(130)	$(1,272)	$(167)

Operating earnings excluding special items	$976	$793	$986

% change from prior year	23%	-20%	60%

     During the third quarter of 2000, the former Network Systems Segment changed its name to the Global Telecom Solutions Segment (GTSS). This was only a name change, and there have been no changes to the financial information for the segment. GTSS is comprised of the terrestrial, or land-based, wireless infrastructure business. The terrestrial infrastructure business designs, manufactures, sells, installs, and services cellular and fixed digital wireless infrastructure equipment primarily for CDMA, GSM, and iDEN® technologies. Results for 1999 and prior include the satellite communications business which marketed, designed, built and operated and maintained space-based telecommunications systems.

     Segment sales increased 19% to $7.8 billion and orders increased 16% to $7.6 billion. The segment had operating earnings of $846 million in 2000 compared to an operating loss of $479 million in 1999. There were no sales or orders in 2000 for the satellite communications business. If sales and orders related to the satellite business were removed

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

from 1999, sales and orders would show an increase of 27% and 18%, respectively, for 2000 compared to 1999.

     Wireless infrastructure sales and orders increased in all regions of the world, with significant increases in Asia and North America. Sales of CDMA, GSM and iDEN infrastructure equipment increased significantly, while analog sales declined significantly, approaching zero.

     The segment had operating earnings of $846 million in 2000 compared to an operating loss a year earlier of $479 million. The increase in operating earnings in 2000 compared to 1999 is attributed to higher sales volume and lower net special charges. The 2000 operating earnings include net special items of $130 million, comprised of $131 million of business reorganization charges for the exit of the fixed wireless businesses offset by $1 million of gains from sales of investments. The operating loss in 1999 was due to $1.3 billion of net special items, consisting of $1.3 billion of charges related to the Iridium project and $14 million for in-process research and development charges related to the acquisition of SpectraPoint Wireless LLC, offset by $67 million of income for the reversal of accruals related to the 1998 business reorganization reserves. The Iridium-related charge and the Company’s exposure related to Iridium are discussed further in Note 8, “Commitments and Contingencies.”

     Excluding net special items, operating earnings increased 23% to $976 million in 2000 compared to $793 million in 1999. This segment was not impacted by discontinued businesses.

     GTSS’s market share of terrestrial wireless infrastructure sales increased in 2000. The increase is largely attributable to strong growth in sales to the Chinese market and solid growth in sales to the Japanese and North American markets.

     In 2000, GTSS announced agreements to supply third-generation (3G) networks to five customers. These agreements include two UMTS 3G network agreements with European operators. In addition, GTSS signed CDMA2000 1x contracts with KDDI in Japan and Sprint PCS and ALLTEL in the United States.

     GTSS is a leader in the deployment of new data services over General Packet Radio Services (GPRS) on GSM systems. Motorola was the first telecom company to offer a complete end-to-end GPRS solution for operators. GTSS, which deployed the world’s first 4 commercial GPRS systems, now has 13 commercial operations in Europe and Asia.

     The Company continues to be a key global supplier of new 2G and 2.5G wireless networks, overlays and expansions. GTSS received several major contracts in 2G and 2.5G technologies. Among these were GSM expansion contracts for Telsim’s countrywide network in Turkey and China Unicom and China Mobile for systems throughout various regions in China. CDMA contracts include Pele-Phone Communications for expansion in Israel, Hutchison Telecom of Hong Kong for wireless Internet access solution and TU-KA for PDC expansion in Japan.

     The success of iDEN infrastructure continues to grow. There are over 7 million subscribers worldwide on iDEN systems and about a million new subscribers were added every quarter of 2000. In the U.S., Nextel introduced wireless Internet services using iDEN packet data technology throughout their nationwide network.

     GTSS and Cisco Systems, Inc. are aligned in key markets for the deployment of Cisco content in Motorola product offerings. For CDMA, it includes the packet data serving node (PDSN) and the access node (AN) delivering system. For the GPRS deployment, Cisco equipment includes the gateway GPRS support node (GGSN) and the communications hub. The AspiraTM architecture phase one, currently in development, includes the core routers and radio access network (RAN) and packet data gateways. Motorola and Cisco continue to jointly develop phase 3, which includes a multi-media, switchless, all-Internet protocol core platform.

     In 1999, Motorola and Cisco Systems, Inc. created a jointly-owned company called SpectraPoint Wireless LLC, to focus on delivering high-speed data, voice and video capabilities to businesses over a fixed wireless infrastructure. In 2000 the broadband and wireless local loop fixed wireless markets evolved rapidly, and although SpectraPoint and Motorola had compelling product roadmaps, the companies were challenged to execute sufficiently to keep up with market demand. As a result, Motorola and Cisco opted to dissolve SpectraPoint and Motorola exited the wireless local loop business.

     Motorola continues to form strategic relationships with leading companies to develop its Aspira architecture. Motorola and GoAhead software are developing an Internet protocol (IP)-based, high-availability platform that is the basis of a digital wireless network solution. Xybridge Technologies is providing a softswitch for the core network that offers session management, services client, media gateway control and multimedia features. Motorola and Logica launched Smart Mediator, which supplies consolidated billing information to a billing system from portal software. Motorola and Narus are raising the bar for mobile information and e-commerce by developing IP-based billing mediation and pricing plans. Motorola continues its relationship with Alcatel to develop a UMTS circuit switched core network.

     On October 6, 2000, the Company and Teledesic LLC mutually agreed to terminate their contract for the design and construction of a satellite communications network. However, the Company remains an investor in Teledesic LLC.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Commercial, Government and Industrial Systems

	Years ended December 31

($ in millions)	2000	1999	1998

Orders	$4,947	$4,733	$4,009
% change from prior year	5%	18%	-3%
Segment sales	$4,580	$4,068	$4,079
% change from prior year	13%	0%	1%
Operating earnings before tax	$434	$609	$412
% change from prior year	-29%	48%	19%
Special Items: Income(Charge)
Iridium Related	$—	$(8)	$—
Reorganization of businesses	(52)	—	(127)
Sale of Investments/ Businesses	7	198	90
In-Process Research & Development	(28)	(4)	—
Miscellaneous	—	—	(9)

Net Special Items	$(73)	$186	$(46)

Operating earnings excluding special items	$507	$423	$458

% change from prior year	20%	-8%	37%

     The Commercial, Government and Industrial Systems Segment (CGISS) primarily designs, manufactures, sells, installs and services analog and digital two-way radio voice and data products and systems for many different commercial, governmental and industrial customers worldwide.

     Segment sales increased 13% to $4.6 billion and orders increased 5% to $4.9 billion. Operating earnings decreased 29% to $434 million. The majority of the segments sales and orders are in the two-way radio business. Two-way radio products and systems orders were up in all regions and sales were significantly higher in Europe and higher in the Americas and Asia.

     The decrease in operating earnings in 2000 compared to 1999 is attributed to net special charges of $73 million in 2000 compared to net special income items of $186 million in 1999, partially offset by an increase in earnings generated from higher sales volume in 2000 compared to 1999. The net special charges of $73 million in 2000 are comprised of $52 million for reorganization of businesses and a $28 million charge for the write-off of acquired in-process research and development related to the acquisitions of Printrak International, Inc., Intec, Ltd. and Communication Systems Technology, Inc., partially offset by $7 million of gains on sales of investments. Operating earnings in 1999 included a special gain of $198 million from the sale of the North American Antenna Site business, partially offset by $8 million for Iridium-related charges and $4 million for in-process research and development charges related to the acquisition of Software Corporation of America, Inc.

     Excluding net special items, operating earnings in 2000 increased 20% to $507 million from $423 million in 1999. The increase in operating earnings is due to higher sales volume.

     In 2000, sales for ongoing businesses increased by 14% and orders for ongoing businesses increased by 6%. Operating earnings for ongoing businesses, excluding net special items, increased 22% to $507 million from $415 million in 1999.

     Market share data for the segment’s primary business, providing two-way radio voice and data products and systems, is very difficult to obtain on a reliable basis. The segment believes its market share in 2000 was comparable to its market share in 1999. The business continues to be recognized as the leading worldwide two-way communications provider.

     The Radio Solutions business within CGISS continued to make significant progress in developing and deploying digital two-way radio communications based on industry standards. CGISS has installed more than 375 ASTRO®digital systems worldwide, including more than 200 systems that are compliant with Project 25, the U.S. digital standard for public-safety communications. CGISS also has been awarded 36 contracts in more than 20 countries to date for systems, handsets and operational trial programs using DimetraTM equipment, which is based on the European TETRA standard.

     CGISS is expanding its portfolio of advanced, integrated communications and information system solutions for commercial, government and industrial customers worldwide. The sector announced the ASTRO 25 system, its latest-generation digital wireless communications system specifically designed for the mission critical applications of public-safety users based on the Project 25 standard for U.S. public-safety communications. The new ASTRO 25 systems will provide large regional capabilities and new services, including integrated voice and data for digital trunked radio systems. Motorola also announced a new portable radio, the XTS2500TM, that broadens its portfolio of Project 25-compliant trunked communications solutions. The new digital radio will provide a broad, yet simplified two-way feature set for users who do not require some of the more advanced features of Motorola’s other ASTRO 25 products.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     CGISS demonstrated the industry’s first TETRA integrated voice and data system using packet data and expanded its TETRA portfolio with the addition of an 800 MHz solution to address the primary trunking band allocated to professional users in public safety, transportation and commercial enterprises in Asia and Latin America as well as Eastern Europe, the Middle East and Africa. Motorola’s TETRA-compliant motorcycle radio was named “TETRA Product of the Year” at the third annual TETRA World Congress.

     Motorola announced it will provide ground stations and software valued at $85.5 million to Raytheon Systems Limited for the U.K. Ministry of Defense Airborne Stand-Off Radar (ASTOR) program. Other large government programs were received from the U.S. Department of Defense, the U.S. Coast Guard, the U.S. Navy, the U.S. Army and the Canadian Experimentation Center. The segment’s Advanced INFOSEC Machine (AIM) received Type 1 certification from the National Security Agency (NSA).

     CGISS completed several acquisitions to expand its capabilities to provide integrated information and communications solutions. CGISS acquired the assets of the Communications Solutions Division of Communication Systems Technology, Inc. (CSTI), a Columbia, Maryland-based, privately-owned electronics business, to strengthen Motorola’s advanced communications capabilities for systems integration solutions. CGISS also acquired Suncoast Scientific Incorporated, a Shalimar, Florida-based, privately-owned software business, to expand information technology (IT) capabilities for the delivery of comprehensive integrated solutions for large-enterprise customers. Suncoast’s product line includes a customer service-request management application that enables government officials to better respond to the needs of the public by utilizing 3-1-1 systems to decrease non-emergency phone calls on 9-1-1 emergency systems. In addition, CGISS completed the acquisition of Printrak International Inc., an Anaheim, California-based supplier of software and related services for public-safety and other customers. Printrak’s information management and decision support offerings include automated fingerprint identification (AFIS), computer-aided dispatch (CAD), and records management systems (RMS) targeted at national, state and local governmental and civil agencies.

     CGISS introduced the Law Enforcement Enhanced Decision SupportTM (LEEDS) solution, which improves information sharing among law enforcement agencies, and the Community ConnectionTM system, which provides state and local governments a central point of contact and response for non-emergency citizen questions and concerns. CGISS’ PowerComTM system was selected by several regional utilities to offer pre-pay services to customers. The sector also formed a strategic alliance with Salt River Project to pursue the SPATIA® solution, a Web-based system that enables commercial and industrial customers to reduce their utility costs and improve operations.

Broadband Communications

	Years ended December 31

($ in millions)	2000	1999	1998

Orders	$3,791	$2,693	$2,435
% change from prior year	41%	11%	24%
Segment sales	$3,416	$2,532	$2,177
% change from prior year	35%	16%	17%
Operating earnings before tax	$1,251	$294	$169
% change from prior year	325%	74%	396%
Special Items: Income (Charge)
Reorganization of Businesses	$(30)	$—	$—
Sale of Investments/ Businesses	851	$67	$11
Miscellaneous	(100)	(84)	(41)

Net Special Items	$721	$(17)	$(30)

Operating earnings excluding special items	$530	$311	$199

% change from prior year	70%	56%	364%

     The Broadband Communications Segment (BCS) designs, manufactures and sells digital and analog set top terminals and systems for wired and wireless cable television networks, high speed data products, and hybrid fiber/ coaxial network transmission systems used by cable television operators. BCS is also a provider of digital satellite television systems for programmers, direct-to-home (DTH) satellite networks and private networks for business communications, and high-definition digital broadcast products for the cable and broadcast industries.

     Segment sales rose 35% to $3.4 billion and orders increased 41% to $3.8 billion. Operating earnings increased 325% to $1.3 billion compared to $294 million a year ago.

     Segment sales and orders increased primarily due to increased sales and orders of digital cable systems and high-speed data products, partially offset by lower sales of analog cable products. The increased sales reflect the continued growth in digital cable set-top terminal and digital head-end equipment shipments as a result of cable operators continu-

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ing deployment of revenue-enhancing digital cable services, including advanced entertainment and interactive services. Currently, the majority of the segment’s digital cable revenue is generated in North America. Digital cable launches are beginning in Europe and Latin America, which is expected to contribute more significantly to revenue in the second half of 2001. Modem sales increased significantly during 2000 as cable operators deployed product to offer broadband Internet access to their customers. Increased sales in 2000 were tempered late in the year as certain cable operators implemented spending reductions in transmission equipment. A significant reduction in capital spending in the cable industry would have an adverse affect on future sales. On a geographic basis, the mix of sales and orders by region was relatively consistent year over year. The majority of the segment’s sales, approximately 80%, were in North America for both 2000 and 1999. Demand outside of the U.S. is increasing and is expected to be more significant to segment sales in 2001.

     Operating earnings were $1.3 billion, compared with $294 million a year ago. Operating earnings increased primarily due to higher sales volume, lower overhead spending as a percentage of sales and gains from the sale of investments. Operating earnings for 2000 include $721 million of net special items, comprised of an $851 million gain from the sale of investments, partially offset by an $87 million litigation settlement and $43 million of inventory writedowns and other charges primarily related to the exiting of a product line, consolidation of modem products and merger-related charges. The 1999 operating earnings include net special charges of $17 million, comprised of a $58 million charge for an unfavorable arbitration ruling with respect to a license agreement and $26 million of inventory writedowns and other charges resulting from the loss of a significant customer in the satellite business and the transition from analog to digital products, partially offset by $67 million of special income, primarily from the sale of investments.

     Excluding special items, operating earnings increased 70% to $530 million in 2000 from $311 million in 1999. This increase in operating earnings is due primarily to the reasons discussed in the paragraph above. This business was not impacted by discontinued businesses.

Semiconductor Products

	Years ended December 31

($ in millions)	2000	1999	1998

Orders	$7,974	$8,077	$7,425
% change from prior year	-1%	9%	-12%
Segment sales	$7,876	$7,370	$7,314
% change from prior year	7%	1%	-9%
Operating earnings (loss) before tax	$163	$619	$(1,225)
% change from prior year	-74%	151%	-829%
Special Items: Income (Charge)
Reorganization of Businesses	$(274)	$—	$(731)
Sale of Investments/ Businesses	43	373	—
In-Process Research & Development	(224)	(42)	—
Miscellaneous	(19)	—	(21)

Net Special Items	$(474)	$331	$(752)

Operating earnings (loss) excluding special items	$637	$288	$(473)

% change from prior year	121%	161%	-238%

     The Semiconductor Products Segment (SPS) designs, produces and sells integrated DigitalDNATM semiconductor technologies enabling its customers to create “smart” products and new business opportunities for the connected world. The segment serves the networking and computing, wireless communications, digital consumer/home networking and transportation markets.

     Segment sales increased 7% to $7.9 billion and orders declined 1% to $8.0 billion. Operating earnings decreased 74% to $163 million.

     Segment sales growth was positively impacted by the continued recovery of the semiconductor industry during early 2000 from its prior recessionary period. In the Networking and Computing Systems Group, sales were up and orders increased significantly as a result of the sales growth of key customers. In the Home Network Group, sales and orders grew very significantly due to new products related to the growth of the broadband market. In the Standard Embedded Systems Group, sales were up significantly and orders were flat due to weakness in the fourth quarter related to customer inventory adjustments. Sales in the Wireless Subscriber Systems Group were up, but orders were down due to weakness in the cellular phone markets. In the Transportation Systems Group, sales and orders were up. The Group’s growth was in line with the slowing growth in the automotive market.

     Order growth was strongest in Asia and the Americas and weakest in Japan and Europe. No region experienced significantly different order growth than the segment in total.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Sales growth in Japan was well above that of the segment average as that country began recovery from several years of economic weakness. The sales growth in the Americas was slightly above the segment average, while Europe and Asia experienced slightly lower sales growth. Sales to Motorola internal business units consumed 25% of the segment’s product output in 2000 compared to 22% in 1999.

     The semiconductor industry recovery that began in 1998 continued into early 2000. Industry growth approximated 37% in 2000, following a 19% growth in 1999. Growth rates are based on data supplied by the Semiconductor Industry Association. Projected industry growth for 2001 remains uncertain, but in the Company’s opinion, worldwide semiconductor sales in 2001 are likely to be equal to or less than sales in 2000.

     Operating earnings were $163 million in 2000 compared to $619 million a year ago in 1999. Operating earnings for 2000 include $474 million of net special items, comprised of $274 million of charges for reorganization of businesses related to the closure of three factories and $224 million of charges for the write-off of acquired in-process research and development related to the acquisition of C-Port Corporation, Wavemark Technologies, Inc. and HIWARE AG, partially offset by $43 million of gains from the sale of investments. Operating earnings for 1999 include $331 million of net special items, comprised of a $360 million gain from the sale of the Semiconductor Components Group and a $13 million gain from the sale of investments, partially offset by a write-off of $42 million for acquired in-process research and development.

     Excluding net special items, operating earnings were $637 million in 2000 compared to $288 million in 1999. The improvement in operating earnings resulted from higher sales and improved capacity utilization attributed to business reorganization programs initiated in 1998. These reorganization programs included the strategic decision to focus on the specific high-growth end markets mentioned earlier and to emphasize systems-on-chip solutions, providing opportunities to reap the benefits of higher margins from value-added hardware, software and services.

     For ongoing businesses, which exclude the results of the Semiconductor Components Group business that was sold in 1999, sales increased 22% to $7.9 billion and orders increased 12% to $8.0 billion. Operating earnings for ongoing businesses, excluding net special items, were $637 million compared with $174 million in 1999. The improvement in earnings is due in part to higher sales and improved margins.

     Although the increases in sales and orders are attributable to the worldwide semiconductor industry recovery mentioned earlier, the segment experienced some market share loss in 2000.

     In 2000, the segment continued to implement initiatives aimed at achieving improved profitable growth. These initiatives included continued emphasis on cost controls and the closing of three older manufacturing facilities. The segment adopted a closer focus on select embedded end markets and revamped its product introduction process for faster time-to-market. It also increased emphasis on its system-on-chip strategies to address needs and opportunities from customers serving the high-growth networking/ computing, wireless communication, transportation and digital consumer/ home networking end markets. The Company has announced additional business reorganization actions in 2001. These actions include a substantial reduction in capital spending and operating budgets, business exits and manufacturing consolidations and workforce reductions of approximately 4,000 employees by the end of 2001. These workforce reductions will be achieved by ending the assignments of contract and temporary employees, attrition and involuntary severance programs.

     The segment completed the acquisitions of C-Port Corporation, a developer of high-end programmable network processors for optical networks and high-speed Internet switching and routing, WaveMark Technologies, Inc., a systems provider in imaging markets for web-enabled printing, and HIWARE AG, a software development tools vendor.

     The segment launched a strategic thrust to extend its platform strategy to the system level. This platform strategy enables customers to get new products to market faster and offers both suppliers and customers cost-saving benefits associated with extensive reuse in product design, development and rollout. It also offers increased revenue-producing opportunities, since solutions can be precisely tailored to the customer’s application and needs, as well as addressing industry challenges associated with the size and complexity of systems-on-chip design. System-level development includes everything customers need to design a system: silicon, software, hardware, tools and services.

     Capital expenditures in the segment increased to $2.4 billion in 2000 compared to $1.5 billion in 1999. The emphasis of the increased expenditures was on expanding and increasing capacity for leading-edge technologies, including RFBiCMOS, GaAs, SmarTMOSTM and HiPERMOSTM. Capital expenditures will be reduced significantly in 2001, in response to anticipated lower growth rates for the semiconductor industry.

     An agreement was announced to bring Motorola’s advanced wireless chips and design expertise to the Chinese mobile phone market, with the first 2.5G GPRS handsets. Eastern Communications Co., Ltd. (Eastcom), a large China-based mobile communications manufacturer, and the country’s largest integrated circuit design center are the customers. SPS will manufacture the semiconductor solutions.

     To expand its industry leading DigtalDNATM embedded processor portfolio, the segment signed a licensing agreement with ARM Ltd., the industry’s leading provider of 16- and 32-bit embedded reduced instruction set computer (RISC) microprocessors. The first implementation of ARM technology will be in a new member of the DragonBall® family, the industry’s most successful processor for the handheld computer/ personal digital assistant market.

     Milestones for communication and networking customers included shipment of SPS’s 100 millionth communication

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

processor and the debut of numerous Smart Networks Platform offerings to trim time-to-market for network equipment vendors. New PowerQUICCTM processors came to market, enhancing the family now being used in more than 2,000 networking product designs. The StarCoreTM core architecture joint venture with Agere Systems (formerly Lucent Technologies Microelectronics Group) produced the core architecture that EDN Magazine chose as one of the Hot 100 products of 2000, and from which SPS developed the industry’s highest-performance digital signal processors (DSPs) for infrastructure applications, including 3G wireless systems.

     In home entertainment, Blockbuster Inc. and Enron Broadband Services rolled out initial deployment for the Blockbuster Entertainment-On-Demand services using DSL technology based on SPS’s StreamasterTM residential gateway platform. Four additional major Streamaster contracts were announced in the fourth quarter, including broadband rollouts in Canada with Aliant Telecom and in Canberra, Australia with TransACT Capital Communications. The segment’s M-DTVTM module emerged as a market leader to enable consumers to affordably convert a digital TV signal with an existing TV chassis based on analog technology. Customers for M-DTV include Konka Group Co., Ltd., China’s largest exporter of color TVs, Sichuan Changhong Electric Co., Ltd., China’s largest TV manufacturer, and Sampo Corp., Taiwan’s largest TV manufacturer.

Integrated Electronic Systems

	Years ended December 31

($ in millions)	2000	1999	1998

Orders	$2,920	$2,654	$2,255
% change from prior year	10%	18%	-1%
Segment sales	$2,869	$2,592	$2,223
% change from prior year	11%	17%	-3%
Operating earnings before tax	$184	$192	$155
% change from prior year	-4%	24%	204%
Special Items: Income (Charge)
Reorganization of Businesses	$(43)	$—	$(16)
Sale of Investments/ Businesses	30	6	—
Miscellaneous	(7)	—	10

Net Special Items	$(20)	$6	$(6)

Operating earnings excluding special items	$204	$186	$161

% change from prior year	10%	16%	13%

     The Integrated Electronic Systems Segment (IESS) designs, manufactures and sells automotive and industrial electronics systems and solutions, portable energy storage products and systems, multi-function embedded board and computer system products and telematics products and solutions. Telematics products and solutions successfully blend innovative wireless communications and automotive technologies to provide security, information, convenience and entertainment services from a central service center to automobile drivers and passengers. Telematics products include embedded cellular phones and portable handset support electronics, which enable enhanced personal calling attributes to the Motorola iRadioTM Telematics system. This system provides features such as satellite audio and integration into other multi-media electronics. Computer system products provide fault-tolerant, embedded, open-architecture computing platforms that enable customers to develop high-availability applications with accelerated times-to-market for the telecommunications market. IESS is being reported as a separate segment for the first time in 2000. Results for IESS were previously reported as part of the “Other Products” segment.

     Sales increased 11% to $2.9 billion and orders increased 10% to $2.9 billion. Operating earnings decreased 4% to $184 million.

     Segment sales and orders rose due to increased sales and orders for multi-function embedded board and computer system products and telematics communications products, which more than offset a decline in sales and orders for automotive and industrial electronics.

     The decrease in operating earnings in 2000 compared to 1999 is attributed to net special charges of $20 million in 2000 compared to net special income items of $6 million in 1999. The net special charges of $20 million in 2000 are comprised of $43 million for business reorganization charges and $7 million of other charges, partially offset by $30 million of gains from the sale of investments and businesses. The $6 million of special gains in 1999 resulted from the sale of investments.

     Excluding net special items from both years, operating earnings increased to $204 million in 2000 from $186 million in 1999. This improvement in operating earnings is due to higher sales in the computer systems businesses.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     For ongoing businesses, which exclude the results of businesses sold, sales increased 16% and orders increased 15%. During 2000, the Company sold its electronic ballast business. Operating earnings for ongoing businesses, excluding net special items, were $204 million compared to $187 million in 1999. Sales, orders and operating earnings improved due to the reasons discussed above.

     IESS continues to expand into the electronic automotive systems market in Europe and in the U.S. through multiple strategic agreements with automotive suppliers. In addition, a contract was signed to acquire an equity stake in a real-time traffic information provider in Europe. The telematics group began shipping the TimeportTM phone, the first dual-band digital phone featuring a color LCD display, ever sold to an auto manufacturer. Mercedes-Benz announced that Mercedes TeleAid will be standard equipment on every 2001 vehicle sold in the United States, and Jaguar announced the integrated Timeport phone would be an option for all 2001 vehicles. Motorola announced a strategic relationship with Onstar and Saturn Electronics and Engineering to provide advanced wireless technology on all 2001 General Motors vehicles.

     In the rapidly expanding telecommunications market, Motorola has several agreements to provide carrier-grade, high-availability telecommunications platforms to original equipment manufacturers, including a significant contract in China. Major design wins were received for embedded electronics in the industrial automation, imaging and military market segments. The microprocessor and embedded systems groups have developed a new reference design solution utilizing the SPS DragonballTM architecture and an embedded energy solution from IESS to address time-to-market needs of PDA developers.

     The Sector is focused on growing opportunities in the embedded electronic systems market. The market for embedded technologies and systems is projected by industry analysts to experience strong growth in 2001 and beyond.

Other

      Other is comprised primarily of the Other Products Segment, which includes: (i) the Personal Networks Group (which focuses on the development of servers, applications and Internet solutions); (ii) the Network Management Group (which holds and manages investments in wireless network operators); (iii) other corporate programs; and (iv) Next Level Communications, Inc. (a publicly-traded subsidiary in which the Company has a controlling interest as a result of the merger with General Instrument) and General Corporate.

     The Other Products Segment had net special income items of $85 million in 2000 and net special charges of $228 million in 1999. The 2000 special items include gains from sales of investments in wireless network operators, partially offset by in-process research and development, business reorganization and other charges. Net special charges in 1999 are comprised primarily of charges related to the Iridium program, partially offset by gains from sales of investments. Additionally special income items of $147 million and $180 million were included in General Corporate in 2000 and 1999, respectively. These special items were comprised primarily of gains from sales of investments.

Liquidity and Capital Resources

      As highlighted in the Consolidated Statement of Cash Flows, the Company’s liquidity and available capital resources are impacted by 4 key components: (i) current cash and cash equivalents, (ii) operating activities, (iii) investing activities, and (iv) financing activities.

Cash and Cash Equivalents

     At December 31, 2000, the Company’s cash and cash equivalents (which are highly-liquid investments with an original maturity of 3 months or less) aggregated $3.3 billion, compared to $3.5 billion at the end of 1999. The majority of the cash and cash equivalents are held by the Company or its subsidiaries in foreign jurisdictions and, accordingly, repatriation of some of these funds could be subject to delay and could have some tax consequences.

Operating Activities

     During 2000, operating activities consumed cash. Net cash used by operations was $1.2 billion in 2000, as compared to $2.1 billion and $1.3 billion in cash provided by operations in 1999 and 1998, respectively. This change in cash flow from operations was primarily due to: (i) a very significant increase in inventory in the Personal Communications Segment, (ii) significant increases in accounts receivable in the Personal Communications, Global Telecom Solutions and Commercial, Government and Industrial Systems Segments, (iii) a significant increase in long-term finance receivables due from customers, and (iv) a significant increase in research and development expenses. Excluding charges resulting from the cost reduction and product simplification plans described below, the Company currently expects to generate cash from operations in 2001.

     The Company’s net accounts receivable increased to $7.1 billion at December 31, 2000 from $5.6 billion a year earlier. Also, the Company’s weeks receivable increased to 8.9 weeks from 7.7 weeks in 1999 and 8.2 weeks in 1998. The increase in net accounts receivable was primarily due to: (i) growth in large system sales, which traditionally have longer payment terms, by the Global Telecom Solutions and Commercial, Government and Industrial Systems Segments, (ii) higher sales in the Broadband Communications Segment which traditionally has longer payment terms than the Company’s other consumer product businesses, and (iii) an overall increase in sales volume. The Company expects accounts receivable to decline during 2001 as a result of its ongoing efforts to improve accounts receivable management.

     The Company’s net inventory level increased to $5.2 billion at December 31, 2000 from $3.7 billion a year earlier. In addition, the Company had $825 million of inventory writedowns during 2000 (as further described under “2000 Reorganization of Business Charges” on pages F3 — F5

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

hereof). The Company’s inventory turns (using the cost-of-sales calculation method) declined to 5.0 in 2000 from 5.9 in 1999 and 5.1 in 1998. The decline in inventory turns was primarily due to: (i) inventory build-up in the Personal Communications Segment because the Company’s supply- chain strategy was based upon an expectation of higher sales of wireless phones, and (ii) inventory build-up in the Company’s infrastructure businesses resulting from an expectation of higher sales. The increase in net inventory levels is a result of both these factors and the Company’s overall increase in sales in 2000. The Company expects inventory levels to decrease during 2001 as it continues to improve its supply-chain management. Inventory management remains an area of focus as the Company balances the need to maintain strategic inventory levels to ensure competitive lead times with the risk of inventory obsolescence due to rapidly changing technology and customer requirements.

     Research and development expenditures increased to $4.4 billion in 2000 from $3.6 billion in 1999. Over the past three years the Company has increased its research and development expenditures (particularly in the Global Telecom Solutions Segment) because it continues to believe that a strong commitment to research and development is required for long-term growth. However, in the short-term, the Company expects research and development expenditures in 2001 to be lower than in 2000.

     To improve its operating cash flow, the Company implemented significant cost reduction and product simplification plans in 2000 that are continuing in 2001. These plans involve the discontinuation of unprofitable product lines, the exit from unprofitable businesses, and the consolidation of manufacturing facilities. Cash payments for exit costs and employee separations in connection with these plans were $48 million in 2000. Cash payments resulting from these 2000 actions expected to be made in 2001 are approximately $263 million. In addition, the Company will be announcing additional cost-cutting initiatives in 2001 that will result in additional cash payments during the year for exit costs and employee separations.

     The Company’s reorganization plans implemented in 1998 reached their expected completion in 1999. Cash payments under the 1998 plans were $27 million, $189 million, and $600 million in 2000, 1999, and 1998, respectively. Operating cash flows for the years ended December 31, 2000 and 1999 were also impacted by cash payments related to Iridium of $183 million and $763 million, respectively (as further described under “Other Matters — Iridium Program” below).

Investing Activities

     The most significant components of the Company’s investing activities are: (i) capital expenditures, (ii) strategic acquisitions of, or investments in, other companies, and (iii) proceeds from dispositions of investments and businesses.

     Net cash used by investing activities was $4.1 billion for the year ended December 31, 2000, as compared to $960 million and $3.1 billion for the years ended December 31, 1999 and December 31, 1998, respectively. The increase in cash used by investing activities in 2000 compared with 1999 was primarily due to increased capital expenditures and investment activity and a decrease in proceeds from dispositions of businesses.

     Capital expenditures in 2000 aggregated $4.1 billion, as compared to $2.9 billion and $3.3 billion in 1999 and 1998, respectively. The Semiconductor Products Segment continues to comprise the largest portion of these expenditures. Of the total capital expenditures in 2000, 1999, and 1998, approximately $2.4 billion, $1.5 billion and $1.8 billion, respectively, were spent in this segment. For 2001, the Company has very significantly lowered its anticipated capital expenditures.

     The Company made acquisitions and additional investments during 2000 of approximately $1.9 billion, as compared to $632 million and $820 million in 1999 and 1998, respectively. In 2000, the most significant cash expenditures related to: (i) the acquisitions of Clinical MicroSensors, Inc., Printrak International, Inc. and the remaining interest in Baja Celular Mexicana S.A. de C.V. (which is expected to be sold to Telefonica Moviles of Madrid during 2001, as described below), and (ii) investments in Open TV and United Pan-Europe Communications NV. The Company anticipates some continued investment in new businesses in 2001, but at a very significantly lower rate than in 2000.

     In 2000, the Company received $1.4 billion in proceeds from the sale of investments and businesses, of which the most significant were the sales of: (i) securities owned by the Company in Broadcom Corp. and Motient Corp., and (ii) the Company’s electronic ballast business. In 1999, approximately $2.6 billion in cash was generated from the sale of investments and businesses, of which the most significant were the sales of: (i) the Semiconductor Components Group, (ii) the North American antenna site business, (iii) the non-silicon component manufacturing business, and (iv) semiconductor processing facilities in Taiwan and Korea. The Company expects a very significant increase in proceeds from the sale of investments and business during 2001 as compared to 2000. As previously announced, the Company expects to receive approximately $1.8 billion in either cash or stock from the sale of four cellular telephone operating companies in Northern Mexico to Telefonica Moviles of Madrid during 2001. During the first quarter of 2001, the Company received approximately $1 billion in connection with the sale of its interests in several cellular operating companies. The Company expects to receive additional proceeds in connection with the sale of its interests in other cellular operating companies later in 2001. The Company also expects to receive proceeds from the sale of other non-strategic businesses that it intends to sell during 2001.

     In addition to available cash and cash equivalents, the Company views its available-for-sale securities as an additional source of liquidity. At December 31, 2000 and December 31, 1999, the Company’s available-for-sale securities had approximate fair market values of $4.7 billion and $7.6 billion, respectively. The majority of the decline in the

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

value of the Company’s available-for-sale securities during 2000 is attributable to a decrease in market value of the securities. The remainder of the decrease is attributable to the Company’s sale of certain securities during 2000. Since the majority of these securities represent investments in technology companies, the fair market values of these securities are subject to significant price volatility and, in general, suffered a decline in market value during 2000 which has continued into 2001. In addition, the realizable value of these securities is subject to market and other conditions. The Company expects to sell a portion of these available-for-sale securities during 2001.

Financing Activities

     The most significant components of the Company’s financing activities are: (i) proceeds from (or repayment of) commercial paper and other short-term borrowings; and (ii) proceeds from the issuance of long-term debt securities. The Company also has available liquidity under its existing credit facilities.

     Net cash provided by financing activities was $5.1 billion for the year ended December 31, 2000, as compared to $788 million and $1.9 billion for the years ended December 31, 1999 and December 31, 1998, respectively. The increase in cash from financing activities for 2000 compared to 1999 and 1998 was primarily due to the increase in net proceeds from commercial paper and short-term borrowings and net proceeds from the issuance of long-term debt.

     At December 31, 2000, the Company’s short-term debt (which is principally comprised of commercial paper) was $6.4 billion, compared to $2.5 billion and $2.9 billion at December 31, 1999 and 1998, respectively. The net proceeds of $3.9 billion in 2000 from commercial paper and short-term borrowings were used to meet cash needs for capital expenditures, acquisitions and operations.

     Independent credit rating agencies assign ratings to the Company’s short-term and long-term debt. Standard & Poor’s (“S&P’s”) current credit rating for the Company’s senior unsecured non-credit enhanced long-term debt is “A” and Moody’s Investors Service’s (“Moody’s”) rating is “A2”. S&P’s current commercial paper rating for the Company is “A-1” and Moody’s rating is “P-1”. In general, the lower a company’s rating, the more it has to pay to borrow money.

     On February 23, 2001, S&P and Moody’s each placed the Company’s long-term debt and commercial paper ratings on “credit watch for possible downgrade”. When a company is placed on “credit watch” it means that a rating agency has determined that a change to that company’s credit rating may be appropriate. Typically, a rating agency will then closely monitor the company for a period of time before making a final determination. In general, the Company has observed that when a company’s credit rating is placed on “credit watch”, absent an improvement in circumstances, a downgrade to the company’s credit ratings is likely to occur. In addition, the Company has observed that when a company is placed on “credit watch for possible downgrade,” the debt markets typically react by “treating” that company (in terms of interest rates required for borrowing, available maturities for commercial paper, etc.) as if a downgrade had already occurred. The Company’s recent experience on “credit watch” has been consistent with these observations. Given the much smaller size of the market for commercial paper rated below “A-1/P-1” and the number of large commercial paper issuers whose recent credit downgrades have placed them in this market, commercial paper or other short-term borrowings may be unavailable or of limited availability to participants in this market.

     In November 2000, the Company received net proceeds of $1.2 billion from the issuance and sale of 7.625% Debentures due November 15, 2010. These proceeds were used to reduce short-term indebtedness and for other general corporate purposes. In 1999, the Company received $981 million from the issuance and sale of subordinated debentures and long-term debt. In 1998, the Company had net proceeds of $773 million from the issuance of long-term debt. The Company’s ratio of net debt to net debt plus equity was 28.1 percent at December 31, 2000 compared to 8.2 percent and 23.8 percent at December 31, 1999 and December 31, 1998, respectively.

     On January 31, 2001, the Company received aggregate net proceeds of $2.23 billion from the concurrent issuance and sale of $1.4 billion of 6.75% Notes due February 1, 2006 and $825 million of Puttable Reset Securities PURS SM due February 1, 2011. These proceeds were used to reduce short-term indebtedness and for general corporate purposes.

     The Company expects that from time to time outstanding commercial paper balances may be replaced with short- or long-term borrowings. Although the Company believes that it can continue to access the capital markets in 2001 on acceptable terms and conditions, its flexibility with regard to long-term financing activity could be limited by: (i) the significant amount of long-term financing completed by the Company in late 2000 and early 2001, (ii) the Company’s current level of short-term debt, and (iii) the Company’s credit ratings. In addition, many of the factors that affect the Company’s ability to access the capital markets, such as the liquidity of the overall capital markets and the current state of the economy, are outside of the Company’s control. There can be no assurances that the Company will continue to have access to the capital markets on favorable terms.

     The Company and its finance subsidiary have a $1.5 billion one-year revolving domestic credit agreement and a $1.0 billion five-year revolving domestic credit agreement with a group of banks. The one-year and five-year revolving domestic credit agreements expire in September 2001 and September 2002, respectively. At December 31, 2000, commitment fees assessed against the daily average amounts unused ranged from 5 to 6.25 basis points. These domestic credit agreements contain various conditions, covenants and representations with which the Company was in compliance at December 31, 2000. However, there can be no assurance that the Company will be in compliance with these conditions, covenants and representations at such time as it may desire to borrow under these credit agreements or renew them. The Company also has non-U.S. credit facilities with

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

interest rates on borrowings varying from country to country depending upon local market conditions. At December 31, 2000, commitment fees against unused amounts were 25 basis points. At December 31, 2000, the Company’s total domestic and non-U.S. credit facilities were $3.9 billion, of which $192 million was considered utilized. Unused availability under the existing credit facilities, together with available cash and cash equivalents and other sources of liquidity, are generally available to support outstanding commercial paper.

     On March 28, 2001, the Company entered into a $2 billion multi-draw term loan facility with several lenders. The facility expires on November 16, 2001. The Company will use this facility for general corporate purposes, including repayment of commercial paper indebtedness. The terms of the facility, including conditions, covenants and representations, are similar to those in the Company’s one-year and five-year revolving domestic credit agreements. In addition, net proceeds from the sale of identified assets must be used to repay the facility or reduce any unused commitment under the facility. If the Company’s senior unsecured non-credit enhanced long-term debt is rated lower than BBB by S&P or Baa2 by Moody’s (which would be a decline of four levels from current ratings), then the Company and its domestic subsidiaries would be obligated to provide the lenders with a pledge of, and security interest in, identified assets, including certain marketable securities, domestic inventories and receivables, and certain businesses of the Company if not sold at the time this contingency has occurred. The Company borrowed $500 million of this facility on March 30, 2001 and expects to borrow the remaining $1.5 billion on April 2, 2001.

     Some purchasers of the Company’s infrastructure equipment continue to require suppliers to provide financing in connection with equipment purchases. Financing may include all or a portion of the purchase price and working capital. The Company may also assist customers in obtaining financing from banks and other sources. Although there are no outstanding financing commitments relating to third-generation (3G) wireless networks, the Company may provide financing in connection with such contracts that it is seeking to obtain. At December 31, 2000 and December 31, 1999 the Company had long-term finance receivables of $2.6 billion and $1.7 billion, respectively (net of allowance for losses of $233 million and $292 million, respectively), which are included in other assets on the consolidated balance sheets. As of December 31, 2000, approximately $1.7 billion of the $2.8 billion in gross long-term finance receivables related to one customer in Turkey. At December 31, 2000, the Company had outstanding unfunded commitments of $494 million. At March 30, 2001, there are approximately $75 million of outstanding unfunded commitments.

     The Company has off-balance sheet financial guarantees aggregating $651 million, of which $524 million was outstanding at December 31, 2000. These represent guarantees of financial obligations of minority-owned joint ventures and customers. The obligations are generally for equipment purchases from the Company and for working capital requirements. The obligation to repay $200 million of the guaranteed amount outstanding would be triggered only upon the occurrence of certain unlikely political, regulatory or currency-related events in Brazil (and, accordingly, this guarantee is not dependent on the creditworthiness of the primary borrower-customer).

     Return on average invested capital, based on performance of the four preceding quarters ending with December 31, 2000 was 6.3 percent, compared with 5.3 percent and (5.4) percent based on the performance of the four preceding quarters ending with December 31, 1999 and December 31, 1998, respectively. The Company’s current ratio was 1.22 at December 31, 2000, compared to 1.36 and 1.21 at December 31, 1999 and December 31, 1998, respectively.

     Based upon the ability to repatriate cash and cash equivalents from foreign jurisdictions, the ability to borrow under its existing credit facilities, the ability to issue commercial paper, access to the short-term and long-term debt markets, and proceeds from the expected sale of businesses, available-for-sale securities and other investments, the Company believes that it has adequate internal and external resources available to fund expected working capital and capital expenditure requirements through fiscal 2001.

Other Matters

Iridium Program

      On November 20, 2000, the United States Bankruptcy Court for the Southern District of New York issued an Order that approved the bid of Iridium Satellite LLC (“New Iridium”) for the assets of Iridium LLC and its operating subsidiaries (collectively “Old Iridium”). The Bankruptcy Order provided, among other things, that all obligations of the Company and its subsidiaries and affiliates under all executory contracts and leases with Old Iridium relating to the Iridium system would, upon completion of the asset sale, be deemed terminated and, to the extent executory, be deemed rejected. Claims against the Company by Old Iridium and others with respect to certain credit agreements and related matters were not discharged.

     New Iridium completed the acquisition of the operating assets of Old Iridium, including the satellite constellation, terrestrial network, and real and intellectual property of Old Iridium, on December 12, 2000. At the same time, the Company entered into a contract with New Iridium to provide transition services pending the transfer of operations and maintenance in full to the Boeing Company. The Company also contracted with New Iridium to manufacture subscriber units and up to seven Iridium satellites. The Company does not anticipate the contract with New Iridium will result in significant sales or earnings for the Company.

     During 2000, the Company continued to operate the Iridium system pending a final disposition of Old Iridium’s assets and the determination of the Company’s responsibilities under contracts previously entered into with Old Iridium. As a result of the acquisition by New Iridium, the Company re-evaluated its commitments, risks and exposures to the Iridium program, including the new contracts with New Iridium.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following table displays a rollforward by category from January 1, 1998 to December 31, 2000 of the Company’s reserves related to the Iridium program.

Iridium Program Accruals

(Dollars in Millions) Years ended December 31	2000	1999	1998

Accruals at beginning of year	$1,798	$649	$554

Provisions:
Special charges	—	1,825	—
Other charges	—	87	95

Total Provisions	—	1,912	95

Amounts Used:
Payments under Guaranteed Credit Agreement	—	(743)	—
Interim Funding to Iridium	—	(20)	—
Accounts Receivable, Inventory and Other Assets write-offs	(1,426)	—	—

Total Amounts Used	(1,426)	(763)	—

Accruals at end of year	$372	$1,798	$649

     The Company’s reserves and contra assets related to the Iridium program as of December 31, 2000 were $372 million, of which $272 million was included in accrued liabilities, $51 million was included as a contra asset in inventories, $30 million was included as a contra asset in property, plant and equipment, and $19 million was included as a contra asset in other assets in the consolidated balance sheets. The reserve balance at December 31, 2000 represents the Company’s current estimate of: (i) the costs of transitioning the operation of the satellite constellation system to the Boeing Company, (ii) the additional cost of satellites to be built for New Iridium, (iii) termination costs related to subcontractors, and (iv) asset writedowns and other costs to wind down the operations of the Iridium program. These reserves are believed by management to be sufficient to cover the Company’s current exposures related to the Iridium project. These reserves do not include additional special charges that may arise as a result of litigation related to the Iridium project.

     The reserves related to the Iridium program as of December 31, 1999 were $1.8 billion, of which $869 million was included in accrued liabilities, $734 million was included as a contra asset in inventories, $79 million was included as a contra asset in property, plant and equipment, $72 million was included as a contra asset in other assets, $39 million was included in other liabilities, $4 million was included in accounts payable, and $1 million was included as a contra asset in accounts receivable, in the consolidated balance sheets.

     During the year ended December 31, 2000, the Company utilized $1.4 billion of reserves, including $661 million for accounts receivable write-offs and $765 million primarily for inventory and other asset write-offs. The amount used of $1.4 billion reflects approximately $183 million in cash payments and $1.2 billion in write-offs. The cash payments were primarily for costs associated with the wind-down of Iridium operations and Iridium gateway debt guarantees. Of the remaining $372 million reserves and contra asset balances as of December 31, 2000, the Company expects to make approximately $272 million in cash payments and $100 million in write-offs. The cash payments are primarily for the costs of transitioning the operation of the satellite constellation system, the additional costs of satellites to be built for New Iridium, termination costs related to subcontractors and other costs to wind down the operations of the Iridium program. During 1999, the Company used $763 million of the reserve, including payment by the Company of $743 million to the banks as payment of guaranteed amounts under the Senior Guaranteed Credit Agreement and $20 million in additional funding to Old Iridium while Old Iridium sought to attract additional investment and achieve its financial restructuring.

     There were no charges recorded by the Company in 2000 related to the Iridium program. The Company recorded $2.1 billion and $360 million of charges in 1999 and 1998, respectively, related to the Iridium program. The following table displays the charges by category and indicates where the items have been recorded on the consolidated statements of operations.

Classification of Iridium Charges in Statements of Operations

	1999			1998

		Cost			Cost
	Other	of	1999		of	1998
(Dollars in Millions)	Charges	Sales	Total	SG&A	Sales	Total

Special Charges:
Bond Investment writedown	$157	$—	$157	$—	$—	$—
Development & Commercialization provisions	1,019	806	1,825	—	—	—

Total Special Charges	$1,176	$806	$1,982	$—	$—	$—

		Cost			Cost
		of	1999		of	1998
	SG&A	Sales	Total	SG&A	Sales	Total

Other Charges:
Development & Commercialization provisions	$56	$31	$87	$14	$81	$95
Company’s share of Iridium net losses	50	—	50	265	—	265

Total Other Charges	$106	$31	$137	$279	$81	$360

Total Charges	$1,282	$837	$2,119	$279	$81	$360

     The Company recorded a special charge during 1999 of $2.0 billion to: (i) increase its reserve related to its financial exposure to the Iridium project, (ii) writedown the value of the Iridium bonds it held, and (iii) reserve for assets at risk and other potential contractual obligations. These reserves and writedowns were believed by management to be sufficient to cover the Company’s exposure, but did not include additional special charges that may arise as a result of litigation related to the Iridium project. There were no special charges recorded in 1998 related to the Iridium project.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company accounted for its investment in Old Iridium under the equity method of accounting. Due to recording its share of Old Iridium’s net losses, the Company’s equity investment in Old Iridium reached zero in the first quarter of 1999. However, the Company continued to record provisions to establish reserves related to its financial commitments and debt guarantees to Old Iridium. The Company had equity investments in several Iridium gateway companies of $39 million at December 31, 1999. These investments and the contra asset related to a valuation reserve were included in other assets in the consolidated balance sheets.

     The Company had several contracts with Old Iridium, primarily for the operation and maintenance of the global personal communications system. The Company stopped recognizing revenue on the operations and maintenance contract with Old Iridium after the second quarter of 1999, and continued to perform its services under that contract without being paid currently, although the Company did not waive its right to receive payment. The Company had previously agreed to permit Old Iridium to defer up to $400 million of amounts owed under its operations and maintenance contract with the Company. As of December 31, 1999, the Company had accounts receivable from Old Iridium relating to the operations and maintenance contract of $579 million and accounts receivable for other contracts with Old Iridium of $82 million. All of these amounts were reserved, as of December 31, 1999.

     The repayment by Old Iridium of the contractually deferred amounts owed under the operations and maintenance contract with the Company and the amount of borrowings by Old Iridium under the Guaranteed Credit Agreement were subordinated to repayment of Old Iridium’s Secured Credit Agreement, as was the repayment to the Company by Old Iridium of any other amounts the Company paid to the lenders under its guarantees and certain other obligations owed to the Company.

     The Company had subcontracts for portions of the system, in the amount of $85 million, as of December 31, 1999. In addition, the Company had investments in assets related to these contracts which were at risk, such as inventory, manufacturing equipment and buildings, as well as other potential obligations in connection with these contracts, the value of which the Company estimated to be approximately $963 million as of December 31, 1999. These obligations and assets were written down or reserved to zero as of December 31, 1999.

     Additionally, in 1999 the Company wrote down its investment in Old Iridium bonds. The bond writedown of $157 million was reflected in other charges in the consolidated statements of operations. The bond writedown of $157 million is reflected as a contra asset in other assets in the consolidated balance sheets as of December 31, 1999.

     During most of 1999, Old Iridium had outstanding a $750 million Senior Guaranteed Credit Agreement (the “Guaranteed Credit Agreement”). The Guaranteed Credit Agreement was guaranteed by the Company and Old Iridium had borrowed all of the funds available. On November 15, 1999, the Company paid the banks approximately $743 million to satisfy its guarantee under the Guaranteed Credit Agreement. With that payment, the Company believes it satisfied all of its guarantee obligations under this Agreement. By satisfying its guarantee obligations, the Company avoided paying additional interest and substantial monthly fees to the banks.

     The Company had agreed under a Memorandum of Understanding to provide a guarantee of up to an additional $350 million of Old Iridium debt for Old Iridium’s use, subject to certain conditions. Old Iridium requested the Company to provide this guarantee during the third quarter of 1999, however, the Company believes it was not obligated to do so. In certain circumstances and subject to certain conditions, $300 million of such guarantee could have been required to be used to guarantee amounts borrowed under a Secured Credit Agreement. The lenders under the Secured Credit Agreement asserted that Old Iridium failed to have the Company provide such guarantee as required, and that the Company was obligated to provide them with this $300 million guarantee. The Company believes that it was not obligated to do so. Old Iridium has also stated that it believed it was not obligated to have the Company provide this $300 million guarantee to these lenders. On June 9, 2000, the Chase Manhattan Bank, the agent under the Secured Credit Agreement, filed a complaint in the Supreme Court of the State of New York, New York County, demanding that the Company pay this $300 million to Chase plus interest and legal fees. The lenders under the Secured Credit Agreement have also demanded that the investors in Old Iridium comply with their capital call requirements. In the Company’s case, this could require an additional equity investment of up to approximately $50 million. On June 9, 2000, the Chase Manhattan Bank also filed a complaint in the U.S. District Court in the District of Delaware demanding that Motorola and other investors in Old Iridium pay their capital call requirements, plus interest and legal fees.

     Creditors and other stakeholders in Old Iridium may seek to bring various other claims against the Company. A number of purported class action and other lawsuits alleging securities law violations have been filed naming Old Iridium, certain current and former officers of Old Iridium, other entities and the Company as defendants.

     In addition, a committee of unsecured creditors of Old Iridium has, over objections by Motorola and Old Iridium, been granted leave by the Bankruptcy Court to file a complaint on Iridium’s behalf against Motorola. Although, to date, no complaint has been filed by this committee, in March 2001, the Bankruptcy Court approved a settlement between this committee and Old Iridium’s secured creditors that allows for the creation of a litigation fund to be used in pursuit of such proposed claims against Motorola.

Environmental Matters

      A discussion of the Company’s environmental matters is detailed in Note 8 to the consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Euro Conversion

      On January 1, 1999, the Euro was created and eleven of the fifteen member countries of the European Union (EU) established fixed conversion rates between their existing national currencies and the Euro. The participating countries adopted the Euro as their common legal currency on that date. In June 2000, Greece became the twelfth EU country to adopt the Euro. Until January 1, 2002, either the Euro or a participating country’s present currency (a “national currency”) will be accepted as legal currency. On or before January 1, 2002, Euro-denominated notes and coins will begin to be issued and national currencies will start to be withdrawn from circulation.

     The Company formed a joint European-United States task force to assess the potential impact to the Company that may result from the introduction of the Euro. In addition to tax and accounting considerations, the Company continues to assess the potential impact from the Euro conversion in a number of areas, including the following: (1) the technical challenges to adapt information technology and other systems to accommodate Euro-denominated transactions; (2) the competitive impact of cross-border price transparency, which may make it more difficult for businesses to charge different prices for the same product in different countries; (3) the impact on existing contracts; and (4) the impact on currency exchange costs and currency exchange rate risk.

     The Company has established a Euro project plan with two phases. Each business segment is responsible for following this plan, and internal audit is reviewing progress against established milestones. Phase I of the plan was to enable the Company to be “Euro-capable,” meaning able to process Euro transactions and comply with all relevant EU and national regulations. This was accomplished by January 1, 1999 by all business segments. Phase II of the plan is intended to enable various Motorola businesses in Europe to become “Euro-functional,” meaning that the functional currency used by the businesses in relevant countries will be the Euro. Phase II is expected to be completed in early 2001 by all business segments, with the exception of 2 business units that are targeting completion by October 1, 2001 and certain HR-related functions that will convert with the introduction of the Euro on January 1, 2002.

     (1)  Technical Challenges: As of January 1, 1999, the Company’s information systems are “Euro-capable.” The costs to migrate systems and equipment to “Euro-capability” were not significant, as many of the Company’s systems were already multi-currency capable. Phase II for becoming ”Euro-functional” is nearly complete and the costs are not expected to be material to the Company.

     (2)  Competitive Impacts: The Company believes that it will not experience a significant competitive impact as a result of the cross-border price transparency that will result from the Euro conversion. Motorola is already a multi-currency company operating in a global market with a presence in most countries within the EU. A number of contracts are negotiated on a worldwide basis with the U.S. Dollar as the basis for price negotiations. As a result, price transparency already exists. Additionally, in the European sales environment, the presence of the same major customers in various consortia means that comparison of prices by large customers is already well established. Accordingly, the Company does not anticipate a material impact to our business due to the elimination of currency barriers that will result from the Euro conversion.

     (3)  Continuity of Material Contracts: European legislation has been written specifying that contracts may not be terminated or frustrated by the introduction of the Euro unless this event is specifically provided for as being an event of termination, force majeure or frustration. In addition, a number of U.S. states, including California, Illinois and New York, have adopted legislation to confirm that the introduction of the Euro will not by itself allow parties to avoid or alter their contractual obligations, unless the parties have otherwise agreed. Further, the Company’s business units have reviewed, and will continue to review, all relevant contracts and work together with customers to try to ensure that contractual matters affected by the Euro conversion are addressed. Although the Company will continue to evaluate contractual issues that may result from the Euro conversion, it currently believes that these issues are unlikely to have a material impact on its business.

     (4)  Currency Exchange Costs and Exchange Rate Risk: The Company’s currency risk and risk management for operations in participating EU countries may be reduced as a result of the Euro conversion. The Company expects overall currency management costs to decrease, as there will be fewer currencies to manage. The Company has already established plans for each business segment to manage any impact caused by changes in billing practices for either customers or vendors as a result of the Euro conversion. The Company is unable to predict how rapidly these changes may occur.

     The Company will continue to evaluate the issues relating to the Euro conversion. However, based on its work to date, the Company believes that the introduction of the Euro and the phasing out of national currencies is unlikely to have a material adverse effect on its consolidated financial position, liquidity or results of operations.

Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, subsequently amended by SFAS No. 137 and SFAS No. 138 (as amended, hereafter referred to as SFAS 133), which the Company is required to adopt in the first quarter of 2001. SFAS 133 will require the Company to record all derivatives on the balance sheet at fair value. The impact of SFAS 133 on the Company’s consolidated financial position, liquidity, and results of operations will depend upon a variety of factors, including future interpretive guidance from the FASB and the extent of the Company’s hedging activities. Adoption of this account-

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ing standard is expected to result in a cumulative pre-tax increase in earnings of approximately $21 million, $14 million after-tax, in the first quarter of 2001.

2001 Change in Organizational Structure

      At the beginning of 2001, the Company announced a new organizational structure to intensify customer satisfaction and improve profitability. The former Communications Enterprise has been phased out. The Personal Communications Segment, formerly part of the Communications Enterprise, now reports directly to the Office of the Chairman. The new Networks Sector includes the Global Telecom Solutions Segment, the Broadband Communications Segment and the Commercial Government and Industrial Systems Segment all of which were formerly included in the Communications Enterprise. The new Global Customer Solutions Operations (GCSO) is designed to strengthen the Company’s market position by ensuring delivery of complete customer solutions. GCSO is designed to reposition the Company as the leader in customer care by directing software and content strategies, systems integration, customer support and service, marketing and branding strategies and regional operations. The focus for the Semiconductor Products and Integrated Electronic Systems Segments will remain the same.

Market Risk Factors

Interest Rate Market Risk

      The Company has fixed-income investments consisting of cash equivalents, short-term investments, and long-term finance receivables. See Note 2 to the consolidated financial statements for information about the long-term finance receivables.

     The majority of the long-term finance receivables are floating rate notes subject to periodic interest rate adjustments. The Company’s practice is to fund these receivables with commercial paper to minimize the effects of interest rate changes. Management does not expect gains or losses on short-term investments and short-term debt to have a material effect on the Company’s financial position, liquidity or results of operations.

     In June 1999, the Company’s finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on its $500 million 6.75% Guaranteed Bonds due 2004 from fixed-rate payments to short-term LIBOR-based variable rate payments in order to match the funding with its underlying assets. The fair value of these interest rate swaps as of December 31, 2000 was $6.0 million and would hypothetically decrease by $9 million if LIBOR rates were to increase by a hypothetical 10%.

Foreign Exchange Market Risk

      See Note 1 to the consolidated financial statements in this Proxy Statement for a description of the Company’s currency translation and transaction accounting policies, and Note 5 for information about the Company’s currency exposure management policy and strategy.

     Foreign exchange financial instruments that are subject to the effects of currency fluctuations which may affect reported earnings include derivative financial instruments and other financial instruments, which are not denominated in the currency of the legal entity holding the instrument. Derivative financial instruments consist primarily of forward contracts. Other financial instruments, which are not denominated in the currency of the legal entity holding the instrument, consist primarily of cash, short-term deposits, long-term financing receivables, equity investments, and notes as well as accounts payable and receivable. Accounts payable and receivable are reflected at fair value in the financial statements. The fair value of the remainder of the foreign exchange financial instruments would hypothetically decrease by $82 million as of year-end 2000 if the U.S. dollar were to depreciate against all other currencies by 10%. This hypothetical amount is suggestive of the effect on future cash flows under the following conditions: a) all current payables and receivables that are hedged were not realized, b) all hedged commitments and anticipated transactions were not realized or canceled, and c) hedges of these amounts were not canceled or offset. The Company does not expect that any of these conditions will be realized. The Company expects that gains and losses on the derivative financial instruments should offset gains and losses on the assets, liabilities and future transactions being hedged; if the hedged transactions were included in the sensitivity analysis, the hypothetical change in fair value would not be material. The foreign exchange financial instruments are held for purposes other than trading.

Equity Price Market Risk

      The value of the available for sale securities would change by $472 million as of year-end 2000 if the price of the stock in each of the publicly-traded companies were to change by 10%. These equity securities are held for purposes other than trading.

     The analysis methods used by the Company to assess and mitigate risk discussed above should not be considered projections of future events.

Outlook

       Despite a sharp slowdown in the growth of the overall economy that began in the latter part of 2000, the Company expects demand for wireless, broadband, and workgroup equipment and services to continue to grow. Growth in the demand for embedded devices has slowed, but the Company believes the demand for Motorola’s embedded devices will remain strong in the long term. The Company also continues to believe in the long-term growth potential of its strategy to focus on harnessing the power of wireless, broadband and the Internet to deliver embedded chip, system and end-to-end network solutions for the individual, the workteam, the vehicle and the home.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Business customers are assessing the recent changes in global debt markets and capital availability as they determine their near-term capital investment plans. The level of business activity for companies like Motorola over the next year will be largely determined by the success of further changes in fiscal, monetary and regulatory policy worldwide intended to spur economic growth. If these changes do not occur, or if they are not successful in spurring renewed economic growth, the Company believes that its business will be negatively impacted as customers buy fewer of the Company’s products and services than they otherwise would.

     The Company has taken steps to respond to current economic conditions and will continue to take actions in 2001 to improve the Company’s financial performance. The Company is customer-focused and is dedicating significant resources through its new Global Customer Solutions Operations to deliver complete solutions to the Company’s customers. It also has new management in key roles to accelerate improved performance.

     The overall results in the Company’s Personal Communications Segment did not meet management’s expectations in 2000. Many actions have been taken to reduce costs in this segment by simplifying the product portfolio and improving supply-chain efficiencies. Total industry-wide shipments of wireless telephones in 2000 are estimated to have been 425 million units. The Company estimates that 2001 industry-wide shipments of wireless telephones will be below 500 million units. Further, accelerated erosion of average selling prices for first-generation digital telephones will result in future inventory writedowns. The segment has new products planned for 2001 in all regions and price tiers. As a result of this enhanced portfolio, which will offer expanded features and functionality, the Company expects to achieve increased market share in 2001. Slower than previously-anticipated growth in industry-wide unit shipments of wireless telephones in 2001 places increased importance on the Company’s efforts to reduce costs and have compelling products in order to achieve increased market share.

     The Company’s newly-formed Networks Sector serves wireless service providers, cable service providers and business and government enterprise customers. The new sector intends to build on the synergies of the Company’s Global Telecom Solutions Segment, Broadband Communications Segment and Commercial, Government and Industrial Systems Segment to take advantage of technological synergies, eliminate redundant development efforts and focus on increased revenue growth, market share and profitability. The Networks Sector participates in markets that face unique challenges and opportunities as they transition to next-generation technologies. The Company believes that there are significant growth opportunities as service providers utilize new technologies to offer enhanced products and services to their customers. However, in light of the capital constraints imposed by current economic conditions, as well as the significant costs required for wireless service providers to purchase spectrum for next-generation technologies, the purchase of equipment and services based on next-generation technologies may be delayed. In addition, the capital constraints currently facing service providers and business enterprise customers may impact sales and orders of equipment and services based on current-generation technologies.

     The Company’s embedded solutions segments, the Semiconductor Products Sector and the Integrated Electronic Systems Sector, must manage their way through the recent industry-wide slowdown that began in the fourth quarter of 2000. The Company believes that this slowdown will continue through the first half of 2001, and possibly beyond, as customers work off inventory built up during 2000. Projected growth for the semiconductor industry remains uncertain, but is anticipated to be significantly lower than the 37% growth of 2000. In the Company’s opinion, worldwide semiconductor sales in 2001 are likely to be equal to or less than sales in 2000. Several of the Company’s embedded solutions businesses have been impacted by the slowdown in the automotive market. Future economic conditions will play a critical role in the performance of the embedded solutions businesses.

Business Risk Factors

       With the exception of historical facts, the statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements based on current expectations that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements about selling, general and administrative costs, research and development spending, depreciation expense, future costs and payments in connection with business reorganizations, cost savings from business exits and manufacturing consolidation, interest expense, tax rate, growth in the digital telephone market, new product introductions in 2001 and their impact on the Company, expected market share gains, the Company’s role in 3G, the impact of various alliances, the introduction of new infrastructure products and technology, international demand for broadband communications products, worldwide semiconductor industry growth, outsourcing in the semiconductor business, capital expenditures, the Company’s access to capital markets, customer financing, investments in new businesses, future events regarding Iridium and their impact on the Company, the Euro conversion, and statements in the section titled Outlook.

     We wish to caution the reader that the following important business risks and factors, and those business risks and factors described elsewhere in the commentary or in our other Securities and Exchange Commission filings, could cause our actual results to differ materially from those stated in the forward-looking statements.

General

Impact of the Slowing Economy

•	The overall economy is in the midst of a sharp slowdown that began in the latter stages of 2000. The length and severity of this slowdown could have a significant impact on the Company’s near-term finan-

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

cial results. The success of ongoing changes in fiscal, monetary and regulatory policies worldwide will influence the severity of this impact. If these changes do not occur, or are not successful in spurring overall economic recovery, the Company’s business will be negatively impacted as the Company’s customers buy fewer products and services from the Company.

Uncertainty of Current Economic Conditions

•	Current conditions in the domestic and global economies are extremely uncertain. As a result, it is difficult to estimate the level of growth for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including the markets in which the Company participates. Because all components of the Company’s budgeting and forecasting are dependent upon estimates of growth in the markets it serves, the prevailing economic uncertainty renders estimates of future income and expenditures even more difficult than usual to make. The future direction of the overall domestic and global economies will have a significant impact on the Company’s overall performance.

Impact of Cost-Reduction Efforts

•	During the second half of 2000, the Company implemented plans to discontinue unprofitable product lines, exit unprofitable businesses and consolidate manufacturing operations as part of its overall strategic initiative to reduce costs and simplify its product portfolio. The impact of these cost-reduction efforts on the Company’s profitability will be influenced by:

—	The Company’s ability to successfully complete its ongoing efforts.

—	The possibility that these efforts may not generate the level of cost savings the Company expects or enable the Company to effectively compete and return to profitability.

Since these cost-reduction efforts involve many aspects of the Company’s business, they could adversely impact productivity to an extent the Company does not anticipate. Even if the Company successfully completes its efforts and generates the anticipated cost savings, there may be other factors that adversely impact the Company’s profitability.

Financial Flexibility

•	The Company expects that from time to time outstanding commercial paper balances may be replaced with short-or long-term borrowings. Although the Company believes that it can continue to access the capital markets in 2001 on acceptable terms and conditions, its flexibility with regard to long-term financing activity could be limited by: (1) the significant amount of long-term financing completed by the Company in late 2000 and early 2001, (2) the Company’s current level of short-term debt, and (3) the Company’s credit ratings. In addition, many of the factors that affect the Company’s ability to access the capital markets, such as the liquidity of the overall capital markets and the current state of the economy, are outside of the Company’s control. There can be no assurances that the Company will continue to have access to the capital markets on favorable terms.

Ability to Draw Under Credit Facilities

•	The Company views its existing one-year and five-year revolving domestic credit agreements and multi-draw term loan agreement as sources of available liquidity. These agreements contain various conditions, covenants and representations with which the Company must be in compliance in order to borrow funds. There can be no assurance that the Company will be in compliance with these conditions, covenants and representations at such time as it may desire to borrow under these credit agreements or renew them.

Rapid Technological Change

•	The markets for the Company’s products are characterized by rapidly changing technologies, frequent new product introductions, short product life cycles and evolving industry standards. The Company’s success is expected to depend, in substantial part, on the timely and successful introduction of new products and upgrades of current products to comply with emerging industry standards and to address competing technological and product developments carried out by the Company’s competitors. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends.

Strategic Acquisitions and the Integration of New Businesses

•	In order to position itself to take advantage of growth opportunities, the Company has made, and may continue to make, strategic acquisitions that involve significant risks and uncertainties. These risks and uncertainties include: (1) the difficulty in integrating newly-acquired businesses and operations in an efficient and effective manner, (2) the challenges in achieving strategic objectives, cost savings and other benefits expected from acquisitions, (3) the risk that the Company’s markets do not evolve as anticipated and that the technologies acquired do not prove to be those needed to be successful in those markets, (4) the potential loss of key employees of the acquired businesses, (5) the risk of diverting the attention of senior management from the operations of the Company, and (6) the risks of entering new markets in which the Company has limited experience.

Development of Acquired Technologies

•	During 1999 and 2000, the Company acquired controlling and non-controlling interests in several businesses that had technology that was not fully developed. If the technology is not fully developed in

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

a timely manner, the Company’s investments in such companies could be materially adversely impacted.

Strategic Alliances

•	The Company’s success is, in part, dependent upon its ability to effectively partner with other industry leaders to meet customer product and service requirements, particularly in its communications businesses.

Fluctuations in the Fair Values of Portfolio Investments

•	The Company maintains portfolio holdings of various issuers and types. These securities are generally classified as available-for-sale and, consequently, are recorded on the balance sheet at fair value. Part of this portfolio includes minority equity investments in several publicly-traded companies. Since the majority of these securities represent investments in technology companies, the fair market values of these securities are subject to significant price volatility and, in general, suffered a decline in market value during 2000 that has continued in 2001. In addition, the realizable value of these securities is subject to market and other conditions. The Company has also invested in numerous privately-held companies, many of which can still be considered in the startup or developmental stages. These investments are inherently risky as the market for the technologies or products they have under development are typically in the early stages and may never materialize. The Company could lose its entire investment in these companies.

Recruitment and Retention of Employees

•	Competition for technical personnel in high-technology industries is intense. The Company believes that its future success depends in large part on its continued ability to hire, assimilate and retain qualified engineers and highly skilled personnel needed to compete in its extremely competitive markets and develop successful new products. To date, the Company believes that it has been successful in recruiting and retaining qualified employees, but there is no assurance that it will continue to be successful in the future.

Impact of Foreign Currency Fluctuations

•	A significant change in the value of the U.S. dollar against the currency of one or more countries where the Company sells products to local customers or makes purchases from local suppliers may adversely affect the Company’s results. The Company attempts to mitigate any such effects through the use of foreign currency exchange contracts, although there can be no assurances that such attempts will be successful.

Economic Conditions in Parts of Asia, including Japan and China

•	During 2000, 12% of the Company’s sales were in China and 14% of the Company’s sales were in Japan and Asia-Pacific (excluding China). An economic downturn in the economies of China, Japan or other parts of Asia-Pacific could materially adversely impact the Company.

Economic and Political Conditions in Other Foreign Markets

•	Because more than half of the Company’s sales are outside the U.S., the Company’s results could be materially adversely affected by weak economic conditions in countries in which it does sizable business and emerging markets (in which there tend to be significant growth), as well as by changes in foreign currency exchange rates which can introduce significant volatility to rates of growth. In addition, the Company’s results could be impacted by reversals or delays in the opening of non-U.S. markets to new competitors, exchange controls, investment policies, limitations on the repatriation of cash, nationalization, social and political risks, taxation, and other factors, depending on the country in which such opportunity arises.

Changes in Government Policy or Economic Conditions

•	The Company’s results may be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations.

•	The Company’s results may also be affected by social and economic conditions that impact the Company’s operations, including in emerging markets in Asia and Latin America.

Uncertainties of the Internet

•	There are currently very few laws or regulations that apply directly to access to, or commerce on, the Internet. The Company could be adversely affected by any such regulation in any country where it operates. The adoption of such measures could decrease demand for the Company’s products and at the same time increase the cost of selling such products.

Euro Conversion

•	Risks related to the introduction of the Euro in Europe, including the ability of the Company to successfully compete in Europe.

Outcome of Litigation; Protection of Patents

•	The Company’s results may be affected by the outcome of pending and future litigation and the protection and validity of patents and other intellectual property rights. Patent and other intellectual property rights of the Company are important competitive tools and many generate income under license agreements. There can be no assurances as to the favorable outcome of litigation or that intellectual property rights will not be challenged, invalidated or circumvented in one or more countries.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Actual Adverse Market Conditions

•	The risk that the actual adverse market conditions differ from the assumed adverse market conditions that are used in the market risk factors discussion, causing actual future results to differ materially from projected results.

Communications Businesses

Demand for Cellular Telephones

•	The impact that lower-than-anticipated demand worldwide for wireless telephones, including products related to new technologies such as Internet-ready phones, will have on the Company’s performance.

Development of New Products and Technologies

•	The risks related to the Company’s significant investment in developing and introducing new products, such as: (1) advanced digital wireless telephones, (2) CDMA and other technologies for third-generation (3G) wireless networks, (3) products for transmission of telephony and high-speed data over hybrid fiber coaxial cable systems, (4) integrated digital radios, and (5) advanced semiconductor products. These risks include: (i) difficulties and delays in the development, production, testing and marketing of products, (ii) customer acceptance of products, particularly as the Company’s focus on the consumer market increases, (iii) the development of industry standards, (iv) the significant amount of resources the Company must devote to the development of new technology, and (v) the ability of the Company to differentiate its products and compete with other companies in the same markets.

Pricing Pressures

•	The Company’s success, in part, will be affected by its ability to achieve improved profitability in its digital wireless telephone business, especially as it competes in the lower-tier wireless phone market. Additional erosion of average selling prices, especially for first-generation digital telephones, will result in future inventory writedowns.

Transition to Newer Digital Technologies

•	The Company’s success, in part, will be affected by the ability of its wireless telephone business to continue its transition to newer digital technologies and successfully compete in that business and retain or gain market share. The Company faces intense competition in these markets from both established companies and new entrants. Product life cycles can be short and new products are expensive to develop and bring to market.

Risks Related to the Iridium® Project

•	The Company’s results could be adversely affected by unexpected liabilities or expenses, including unfavorable outcomes to any currently pending or future litigation, related to the Iridium project.

Demand for Customer Financing

•	The competitive environment in which the Company operates requires the Company and many of its principal competitors to provide significant amounts of medium-term and long-term customer financing. Customer financing arrangements may include all or a portion of the purchase price for the Company’s products and services, as well as working capital. The Company may also assist customers in obtaining financing from banks and other sources. The success of the Company, particularly its infrastructure businesses, may be dependent, in part, upon the ability of the Company to provide customer financing on competitive terms.

Customer Credit Risk

•	While the Company has generally been able to place a portion of its customer financings with third-party lenders, a portion of these financings are supported directly by the Company. There can be higher risks associated with some of these financings, particularly when provided to start-up operations such as local network providers, to customers in developing countries, or to customers in specific financing-intensive areas of the industry (such as 3G wireless operators which are in the early stages of development). Should customers fail to meet their obligations, losses could be incurred and such losses could have an adverse effect on the Company. The Company has various programs in place to monitor and mitigate customer credit risk, however, there can be no assurance that such measures will reduce the Company’s exposure to its customers’ credit risk.

Risks from Large System Contracts

•	The Company is exposed to risks related to the trend towards increasingly large system contracts for infrastructure equipment and the resulting reliance on large customers. These include: (1) the technological risks of such contracts, especially when the contracts involve new technology, and (2) the financial risks to the Company under these contracts, including the estimates inherent in projecting costs associated with large contracts.

Demand for Wireless Communications Equipment

•	The Company is dependent upon continued significant demand for wireless communications equipment, including of the type the Company manufactures or is developing.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Growth in the Cable Industry

•	The cable industry is a major customer of the Company’s Broadband Communications Segment. The ability of that segment to continue its growth is dependent, in part, on continued growth in the cable industry and that industry’s ability to compete with other entertainment providers.

Impact of Consolidations in the Telecommunications and Cable Industries

•	The telecommunications and cable industries have experienced significant consolidation of industry participants and this trend is expected to continue. The Company and one or more of its competitors may each supply products to the companies that have merged or will merge. This consolidation could result in delays in purchasing decisions by the merged companies and/or the Company playing a lesser role in the supply of communications products to the merged companies.

Regulation of Frequencies; Increasing Cost of Licenses to Use Radio Frequencies

•	Radio frequencies are required to provide wireless services. The allocation of frequencies is regulated in the United States and other countries throughout the world and limited spectrum space is allocated to wireless services. The growth of the wireless and personal communications industry may be affected if adequate frequencies are not allocated or, alternatively, if new technologies are not developed to better utilize the frequencies currently allocated for such use.

•	Industry growth may also be affected by the cost of new licenses required to use frequencies. Typically, governments sell these licenses at auctions. Over the last several years, the cost of these licenses has increased significantly, particularly for frequencies used in connection with third-generation (3G) technology. The significant cost for licenses may slow the growth of the industry if service providers do not purchase new licenses or delay introducing new technology and upgrading their systems. The Company’s results could be adversely affected if this occurs.

Component Shortages

•	The Company’s ability to meet customer demands depends, in part, on its ability to obtain timely and adequate delivery of parts and components from its suppliers and internal manufacturing capacity. The Company has experienced component shortages in the past, including components for wireless telephones, that have adversely affected its operations. Although the Company works closely with its suppliers to avoid these types of shortages, there can be no assurances that the Company will not continue to encounter these problems in the future. A reduction or interruption in component supply or a significant increase in the price of one or more components could have a material adverse effect on the Company.

Embedded Solutions Businesses

Recovery from Semiconductor Market Recession

•	The Company’s results will be impacted by the current recession in the semiconductor market and the Company’s participation in any recovery. The semiconductor business has restructured itself to participate in some of the semiconductor markets with the best growth potential. There can be no assurances that this strategy will be successful.

Ability to Compete in Semiconductor Market

•	The Company’s success is dependent, in part, on the ability of the Company’s semiconductor business to compete in the highly competitive semiconductor market. Factors that could adversely affect the Company’s ability to compete include: production inefficiencies and higher costs related to underutilized facilities, including both wholly-owned and joint venture facilities; shortage of manufacturing capacity for some products; competitive factors, such as rival chip architectures, mix of products, acceptance of new products and price pressures; risk of inventory obsolescence due to shifts in market demand; the continued growth of embedded technologies and systems and the Company’s ability to compete in that market; and the effect of orders from the Company’s equipment businesses.

Success and Impact of Increased Use of Foundry Manufacturing Capacity

•	The ability of the Company’s semiconductor business to increase its utilization of foundry manufacturing capacity and the impact of such efforts on capital expenditures, production costs and ability to satisfy delivery requirements

Electronic Content in Cars and Trucks

•	Continued significant increases in the electronic content of cars and trucks and consumer demand for the related products and services.

     MOTOROLA, the Stylized M Logo and all other trademarks indicated as such herein are trademarks of Motorola, Inc. ®

     Reg. U.S. Pat & TM Office.

     The BLUETOOTH trademark is owned by it proprietor and used under license.

     All other trademarks or service marks are the property of their respective owners.

FINANCIAL HIGHLIGHTS

Motorola, Inc. and Subsidiaries

Financial Highlights

	Years Ended December 31

(Dollars in millions, except as noted)	2000	1999(1)

Net sales	$37,580	$33,075
Earnings before income taxes	$2,231	$1,283
% to sales	5.9%	3.9%
Net earnings	$1,318	$891
% to sales	3.5%	2.7%
Diluted earnings per common share (in dollars)	$0.58	$0.41
Research and development expenditures	$4,437	$3,560
Capital expenditures	$4,131	$2,856
Working capital	$3,628	$4,679
Current ratio	1.22	1.36
Return on average invested capital	6.3%	5.3%
Return on average stockholders’ equity	6.6%	5.7%
% of net debt to net debt plus equity	28.1%	8.2%
Book value per common share (in dollars)	$8.49	$8.74
Year-end employment (in thousands)	147	128

(1)	The 1999 figures have been restated to reflect the merger with General Instrument Corporation and the June 1, 2000, 3-for-1 common stock split.

CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

       Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, applying certain estimates and judgments as required.

     Motorola’s internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties and are monitored through a comprehensive internal audit program. These policies and procedures prescribe that the Company and all its employees are to maintain the highest ethical standards and that its business practices throughout the world are to be conducted in a manner which is above reproach.

     KPMG LLP, independent auditors, are retained to audit Motorola’s financial statements. Their accompanying report is based on audits conducted in accordance with auditing standards generally accepted in the United States of America, which include the consideration of the Company’s internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

     The Board of Directors exercises its responsibility for these financial statements through its Audit and Legal Committee, which consists entirely of independent non-management Board members. The Audit and Legal Committee meets periodically with the independent auditors and with the Company’s internal auditors, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.

Christopher B. Galvin Chairman of the Board and Chief Executive Officer	Carl F. Koenemann Executive Vice President and Chief Financial Officer

CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Motorola, Inc.:

     We have audited the accompanying consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois

January 10, 2001, except as to Note 4,
which is as of January 31, 2001

CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31

(In millions, except per share amounts)	2000	1999	1998

NET SALES	$37,580	$33,075	$31,340

COSTS AND EXPENSES
Manufacturing and other costs of sales	23,628	20,631	19,396
Selling, general and administrative expenses	5,141	5,220	5,807
Research and development expenditures	4,437	3,560	3,118
Depreciation expense	2,352	2,243	2,255
Reorganization of businesses	596	(226)	1,980
Other charges	517	1,406	109
Interest expense, net	248	138	215
Gains on sales of investments and businesses	(1,570)	(1,180)	(260)

TOTAL COSTS AND EXPENSES	35,349	31,792	32,620

EARNINGS (LOSS) BEFORE INCOME TAXES	2,231	1,283	(1,280)
INCOME TAX PROVISION (BENEFIT)	913	392	(373)

NET EARNINGS (LOSS)	$1,318	$891	$(907)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.61	$0.42	$(0.44)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.58	$0.41	$(0.44)

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,170.1	2,119.5	2,071.1

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,256.6	2,202.0	2,071.1

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31

(In millions, except per share amounts)	2000	1999

ASSETS
Current assets
Cash and cash equivalents	$3,301	$3,537
Short-term investments	354	699
Accounts receivable, net	7,092	5,627
Inventories, net	5,242	3,707
Deferred income taxes	2,294	3,247
Other current assets	1,602	768

Total current assets	19,885	17,585

Property, plant and equipment, net	11,157	9,591
Investments	5,926	9,039
Other assets	5,375	4,274

TOTAL ASSETS	$42,343	$40,489

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable and current portion of long-term debt	$6,391	$2,504
Accounts payable	3,492	3,285
Accrued liabilities	6,374	7,117

Total current liabilities	16,257	12,906

Long-term debt	4,293	3,089
Deferred income taxes	1,504	3,719
Other liabilities	1,192	1,598
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company- guaranteed debentures	485	484
Stockholders’ equity
Preferred stock, $100 par value issuable in series Authorized shares: 0.5 (none issued)	—	—
Common stock, $3 par value Authorized shares: 2000 and 1999, 4,200
Issued and outstanding: 2000—2,191.2; 1999—2,139.3	6,574	6,418
Additional paid-in capital	1,188	—
Retained earnings	9,727	8,757
Non-owner changes to equity	1,123	3,518

Total stockholders’ equity	18,612	18,693

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,343	$40,489

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

		Non-Owner Changes To Equity

(In millions, except per share amounts)	Common Stock and Additional Paid-In Capital	Fair Value Adjustment To Available For Sale Securities, Net of Tax	Foreign Currency Translation Adjustments	Minimum Pension Liability Adjustment	Retained Earnings	Comprehensive Earnings (Loss )

Balances at January 1, 1998	$4,861	$552	$(240)	$(38)	$9,352

Net loss					(907)	(907)
Conversion of zero coupon notes	3
Fair value adjustment to available for sale securities, net		(73)				(73)
Change in foreign currency translation adjustments			34			34
Minimum pension liability adjustment				38		38
Issuance of common stock	443
Stock options and other	176
Dividends declared ($0.16 per share)					(288)

Balances at December 31, 1998	$5,483	$479	$(206)	$—	$8,157	$(908)

Net earnings					891	891
Conversion of zero coupon notes	9
Fair value adjustment to available for sale securities, net		3,351				3,351
Change in foreign currency translation adjustments			(33)			(33)
Minimum pension liability adjustment				(73)		(73)
Issuance of common stock	188
Gain on sale of subsidiary stock	82
Stock options and other	656
Dividends declared ($0.16 per share)					(291)

Balances at December 31, 1999	$6,418	$3,830	$(239)	$(73)	$8,757	$4,136

Net earnings					1,318	1,318
Conversion of zero coupon notes	6
Fair value adjustment to available for sale securities, net		(2,294)				(2,294)
Change in foreign currency translation adjustments			(100)			(100)
Minimum pension liability adjustment				(1)		(1)
Issuance of common stock	714
Stock options and other	624
Dividends declared ($0.16 per share)					(348)

Balances at December 31, 2000	$7,762	$1,536	$(339)	$(74)	$9,727	$(1,077)

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years ended December 31

($ in millions)	2000	1999	1998

OPERATING
Net earnings (loss)	$1,318	$891	$(907)

Adjustments to reconcile net earnings (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,522	2,360	2,331
Iridium charges	—	2,119	360
Charges for reorganization of businesses	1,483	(226)	1,980
Acquired in-process research and development charges	332	67	109
Gains on sales of investments and businesses	(1,570)	(1,180)	(260)
Deferred income taxes	239	(443)	(933)

Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(1,471)	(135)	(243)
Inventories	(2,305)	(678)	249
Other current assets	(532)	(16)	35
Accounts payable and accrued liabilities	(666)	361	(669)
Other assets and liabilities	(514)	(980)	(757)

Net cash provided by (used for) operating activities	(1,164)	2,140	1,295

INVESTING
Acquisitions and investments	(1,912)	(632)	(820)
Proceeds from dispositions of investments and businesses	1,433	2,556	383
Capital expenditures	(4,131)	(2,856)	(3,313)
Proceeds from dispositions of property, plant and equipment	174	468	507
Sales (purchases) of short-term investments	345	(496)	164

Net cash used for investing activities	(4,091)	(960)	(3,079)

FINANCING
Net proceeds from (repayment of) commercial paper and short-term borrowings	3,884	(403)	1,627
Proceeds from issuance of debt	1,190	501	773
Repayment of debt	(5)	(47)	(293)
Issuance of preferred securities of subsidiary trust	—	484	—
Issuance of common stock	383	544	53
Payment of dividends	(333)	(291)	(288)

Net cash provided by financing activities	5,119	788	1,872

Effect of exchange rate changes on cash and cash equivalents	(100)	(33)	34

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(236)	$1,935	$122

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$3,537	$1,602	$1,480

CASH AND CASH EQUIVALENTS, END OF YEAR	$3,301	$3,537	$1,602

Cash Flow Information

CASH PAID DURING THE YEAR FOR:
Interest	$348	$266	$287
Income taxes	$130	$301	$398

See accompanying notes to consolidated financial statements.

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation and Summary of Significant Accounting Policies

       Basis of Presentation: On January 5, 2000, Motorola, Inc. (“Motorola”) completed its previously announced merger with General Instrument Corporation (“General Instrument”) by exchanging 301 million shares (reflecting adjustment for the 3-for-1 common stock split described below) of its common stock for all of the common stock of General Instrument. Each share of General Instrument was exchanged for 1.725 shares (reflecting adjustment for the 3-for-1 common stock split described below) of Motorola’s common stock. Motorola has accounted for the merger as a pooling-of-interests, and accordingly, all prior period consolidated financial statements have been restated to include the results of operations, financial position and cash flows of General Instrument. The effects of conforming General Instrument’s accounting policies to those of Motorola were not material.

     For the year ended December 31, 1999, net sales for Motorola and General Instrument were $30.9 billion and $2.2 billion, respectively. Net earnings for Motorola and General Instrument were $817 million and $74 million, respectively. For the year ended December 31, 1998, net sales for Motorola and General Instrument were $29.4 billion and $2.0 billion, respectively. The net loss for Motorola was $962 million, and the net earnings for General Instrument were $55 million. Results of operations for the year ended December 31, 2000 reflect the pooling-of-interests. Subsequent references to “Motorola, Inc.” and “the Company” reflect the pooling-of-interests.

     On June 1, 2000, the Company completed a 3-for-1 common stock split in the form of a 200% stock dividend. On that date, the Company distributed 1.4 billion common shares to stockholders of record on May 15, 2000. The par value of the common stock remained at $3 per share. The effect of the stock split has been recognized retroactively in the stockholders’ equity accounts as of January 1, 1998, and in all share and per share data in the consolidated financial statements and the notes to the consolidated financial statements. The stockholders’ equity accounts have been restated to reflect the reclassification of an amount equal to the par value of the increase in issued common shares from additional paid-in capital and retained earnings to common stock.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries in which it has control. The Company’s investments in non-controlled entities in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. The Company’s investments in other entities are carried at their historical cost. Certain of these cost-based investments are marked-to-market at the balance sheet date to reflect their fair value with the unrealized gains and losses, net of tax, included in a separate component of stockholders’ equity.

     Cash Equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Revenue Recognition: The Company recognizes revenue at the time of shipment, and accruals are established for price protection, returns and cooperative marketing programs with distributors. For long-term contracts, the Company uses the percentage-of-completion method to recognize revenues and costs. For contracts involving new technologies, revenues and profits or parts thereof are deferred until technological feasibility is established, customer acceptance is obtained and other contract-specific terms have been completed. In the fourth quarter of 2000, the Company adopted Staff Accounting Bulletin Number 101, “Revenue Recognition in Financial Statements” (SAB 101). The Company’s adoption of SAB 101 did not have a significant impact on its consolidated financial position or results of operations.

     Advertising and Sales Promotion Costs: Advertising and sales promotion costs are expensed as incurred and are included in selling, general and administrative expenses in the consolidated statements of operations.

     Inventories: Inventories are valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).

     Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally using the declining-balance method, based on the estimated useful lives of the assets (buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years).

     Intangible Assets: Goodwill and other intangible assets are recorded at cost and amortized primarily on a straight-line basis over periods ranging from 3 to 40 years.

     Investments: Investments include available for sale securities at fair value and investments under the cost and equity methods of accounting. For the available for sale securities, any unrealized holding gains and losses, net of deferred taxes, are excluded from operating results and are recognized as a separate component of stockholders’ equity until realized. The fair values of the securities are determined based on prevailing market prices.

     Long-Lived Assets: Long-lived assets held and used by the Company and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets calculated using a discounted future cash

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

flows analysis. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

     Fair Values of Financial Instruments: The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period.

     Foreign Currency Translation: Many of the Company’s non-U.S. operations use the respective local currencies as the functional currency. Those non-U.S. operations which do not use the local currencies use the U.S. dollar as the functional currency. The effects of translating the financial position and results of operations of local currency functional operations into U.S. dollars are included in a separate component of stockholders’ equity.

     Foreign Currency Transactions: The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is recorded within selling, general and administrative expenses in the consolidated statements of operations. Gains and losses on financial instruments that hedge firm future commitments are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Foreign exchange financial instruments that hedge investments in foreign subsidiaries are marked-to-market, and the results are included in stockholders’ equity. Other gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications: Certain amounts in prior years’ financial statements and related notes have been reclassified to conform to the 2000 presentation.

     Recent Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, subsequently amended by SFAS No. 137 and SFAS No. 138 (as amended, hereafter referred to as SFAS 133), which the Company is required to adopt in the first quarter of 2001. SFAS 133 will require the Company to record all derivatives on the balance sheet at fair value. The impact of SFAS 133 on the Company’s consolidated financial position and results of operations will depend upon a variety of factors, including future interpretive guidance from the FASB and the extent of the Company’s hedging activities. The Company’s adoption of this accounting standard as of January 1, 2001 will have no significant impact on its consolidated financial position and results of operations.

2.  Motorola Credit Corporation

       Motorola Credit Corporation (MCC), the Company’s wholly owned finance subsidiary, is engaged principally in financing long-term commercial receivables arising out of equipment sales made by the Company to customers throughout the United States and internationally.

     MCC’s interest revenue is included in the Company’s consolidated net sales. Interest expense totaled $153 million in 2000, $72 million in 1999 and $37 million in 1998, and is included in manufacturing and other costs of sales.

     Long-term finance receivables of $2.6 billion and $1.7 billion (net of allowance for losses on commercial receivables of $233 million and $292 million, respectively) at December 31, 2000 and 1999, respectively, are included in other assets. As of December 31, 2000, approximately $1.7 billion of the $2.8 billion in gross long-term finance receivables relates to one customer in Turkey.

     During 2000, MCC sold receivables totaling $3.7 billion, of which $3.5 billion had a maturity of less than one year.

     The Company provides financing to customers in connection with equipment purchases and for working capital. At December 31, 2000, the Company had outstanding unfunded commitments of $494 million.

Summary Financial Data of Motorola Credit Corporation

	2000	1999	1998

Total revenue	$265	$159	$72
Net earnings	147	53	21
Total assets	2,844	2,015	1,152
Total liabilities	2,417	1,768	977
Total stockholder’s equity	427	247	175

3.  Other Financial Data

Statement of Operations Information

      The following table displays the amount of foreign currency (gains) losses included in selling, general and administrative expenses and the amounts comprising other charges and interest expense, net, for the years ended December 31, 2000, 1999 and 1998.

Years ended December 31	2000	1999	1998

Foreign currency (gains) losses	$(15)	$19	$22

Other charges:
Acquired in-process research and development	$332	$67	$109
Iridium-related charges	—	1,176	—
Other	185	163	—

Total other charges	$517	$1,406	$109

Interest expense, net:
Interest expense	$494	$307	$304
Interest income	(246)	(169)	(89)

Interest expense, net	$248	$138	$215

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

     The following table presents a reconciliation of the numerators and denominators of basic and diluted earnings (loss) per common share (shares are in millions):

Years ended December 31	2000	1999	1998

Basic earnings (loss) per common share
Net earnings (loss)	$1,318	$891	$(907)
Weighted average common shares outstanding	2,170.1	2,119.5	2,071.1

Per share amount	$0.61	$0.42	$(0.44)

Diluted earnings (loss) per common share
Net earnings (loss)	$1,318	$891	$(907)
Add: Interest on zero coupon notes, net	2	2	—

Net earnings (loss), as adjusted	$1,320	$893	$(907)

Weighted average common shares outstanding	2,170.1	2,119.5	2,071.1
Add: Effect of dilutive securities
Stock options	54.1	56.4	—
Warrants	27.4	20.4	—
Zero coupon notes	5.0	5.7	—

Diluted wtd. average common shares outstanding	2,256.6	2,202.0	2,071.1

Per share amount	$0.58	$0.41	$(0.44)

     In the computation of diluted earnings per common share for the year ended December 31, 2000, approximately 57.0 million stock options with exercise prices greater than the average market price of the underlying common stock were excluded because their inclusion would have been antidilutive. In the computation of diluted earnings per common share for the year ended December 31, 1999, the assumed exercise of all stock options and warrants and the assumed conversion of the zero coupon notes were included as their impact was dilutive. In the computation of diluted earnings per common share for the year ended December 31, 1998, the assumed conversions of the zero coupon notes due 2009 and 2013, warrants and options outstanding were excluded because their inclusion would have been antidilutive.

Balance Sheet Information

December 31	2000	1999

Inventories:
Finished goods	$2,005	$1,199
Work-in-process and production materials	3,237	2,508

Total	$5,242	$3,707

Property, plant and equipment:
Land	$266	$288
Buildings	7,014	6,103
Machinery and equipment	17,734	16,124

	25,014	22,515
Less accumulated depreciation	(13,857)	(12,924)

Total	$11,157	$9,591

Investments:
Equity-based investments	$872	$1,211
Cost-based investments	2,567	1,506
Fair value adjustment to available for sale securities	2,487	6,322

Total	$5,926	$9,039

December 31	2000	1999

Other assets:
Net long-term finance receivables	$2,566	$1,679
Goodwill and intangibles	2,902	2,005
Less accumulated amortization	(664)	(460)

	2,238	1,545
Other	571	1,050

Total	$5,375	$4,274

Accrued liabilities:
Dividends payable	$88	$74
Contribution to employees’ profit sharing funds	76	173
Taxes other than income taxes	154	359
Deferred revenue	585	586
Accrued warranties	368	379
Compensation	943	710
Exit cost and employee separation accruals	274	40
Customer reserves	262	410
Iridium reserves	272	869
Other	3,352	3,517

Total	$6,374	$7,117

Unbilled Receivables

     Unbilled receivables which are included in accounts receivable but not yet billed to the customers were $690 million and $737 million at December 31, 2000 and 1999, respectively.

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

Investments

     Investments include available for sale securities at fair value and investments under the cost and equity methods of accounting. The following table displays the fair value, cost basis, and unrealized gain before tax of the Company’s available for sale securities:

	December 31, 2000			December 31, 1999

	Fair	Cost	Unrealized	Fair	Cost	Unrealized
	Value	Basis	Gain	Value	Basis	Gain

Nextel Communications, Inc.	$2,649	$807	$1,842	$5,170	$807	$4,363
Broadcom Corporation	412	12	400	22	22	—
Other securities	1,661	1,416	245	2,416	457	1,959

Totals	$4,722	$2,235	$2,487	$7,608	$1,286	$6,322

To reflect the available for sale securities at fair value, the Company recorded decreases to investments, deferred income taxes, and stockholders’ equity of $3.8 billion, $1.5 billion and $2.3 billion, respectively, for the year ended December 31, 2000; and increases to investments, deferred income taxes, and stockholders’ equity of $5.5 billion, $2.2 billion and $3.3 billion, respectively, for the year ended December 31, 1999.

     At December 31, 1999, the Company’s investment in Broadcom Corporation carried certain restrictions related to the sale of the securities. Such restrictions did not lapse until April 2000. Accordingly, at December 31, 1999, the Company carried this investment at its cost of $22 million and did not record a fair value adjustment at that time. At December 31, 1999, the fair value of this investment were it not restricted would have been approximately $1.1 billion.

Gains on Sales of Investments and Businesses

     The gain on sales of investments and businesses was $1.6 billion, $1.2 billion, and $260 million for the years ended December 31, 2000, 1999 and 1998, respectively. For the year ended December 31, 2000, the gains resulted primarily from the Company’s sale of shares in Broadcom Corporation, the sale and exchange of its shares in Clearnet Communications Inc. for shares in Telus Corporation, and the sales of its investments in cellular telephone operating companies in Egypt and Chile. For the year ended December 31, 1999, the gains resulted primarily from the sales of the Company’s North American Antenna Site business and the Semiconductor Components Group and the sale of shares in Nextel Communications, Inc., broadcast.com, and Yahoo! Inc. For the year ended December 31, 1998, the gains resulted primarily from the Company’s sales of the European Reseller business, the specialized mobile radio business in Israel, and the ARDIS business.

Stockholders’ Equity Information

Comprehensive Earnings (Loss)

     Comprehensive earnings (loss) for the years ended December 31, 2000, 1999 and 1998, were $(1.1) billion, $4.1 billion and $(908) million, respectively, and include reclassification adjustments, net of tax, of $756 million, $74 million and $11 million, respectively, related to the sale of securities.

Dividends Declared

     Dividends declared in 1998 and 1999 were on Motorola shares outstanding prior to the General Instrument merger.

Leases

      The Company owns most of its major facilities, but does lease certain office, factory and warehouse space, land, and data processing and other equipment under principally noncancelable operating leases. Rental expense, net of sublease income, was $378 million in 2000, $346 million in 1999 and $335 million in 1998. At December 31, 2000, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond are as follows: 2001—$149; 2002—$94; 2003—$66; 2004—$54; 2005—$51; beyond—$103.

4.  Debt and Credit Facilities

Long-term debt

December 31	2000	1999

7.625% debentures due 2010	$1,189	$—
7.5% debentures due 2025	398	398
6.75% debentures due 2004	498	497
6.5% debentures due 2025	398	398
7.6% notes due 2007	300	300
5.8% debentures due 2008	323	323
6.5% debentures due 2008	199	199
6.5% debentures due 2028	440	439
5.22% debentures due 2097	226	226
Zero coupon notes due 2009	17	17
Zero coupon notes due 2013	77	80
8.4% debentures due 2031	200	200
Other long-term debt	36	34

	4,301	3,111
Less: Current maturities	8	22

Long-term debt	$4,293	$3,089

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

Short-term debt

December 31	2000	1999

Notes to banks	$139	$142
Commercial paper	6,244	2,335
Other short-term debt	—	5

	6,383	2,482
Add: Current maturities	8	22

Notes payable and current portion of long-term debt	$6,391	$2,504

Weighted average interest rates on
short-term borrowings

Commercial paper	6.4%	5.2%
Other short-term debt	5.8%	6.3%

     On November 13, 2000, the Company sold an aggregate face principal amount at maturity of $1.2 billion of 7.625% Debentures due November 15, 2010. The net proceeds to the Company from the issuance and the sale of the Debentures were $1.19 billion. The Company used the proceeds from the debt issuance to reduce short-term indebtedness and for other general corporate purposes.

     On June 21, 1999, the Company’s finance subsidiary sold an aggregate face principal amount at maturity of $500 million of 6.75% Guaranteed Bonds due June 21, 2004, to non-U.S. persons. The Bonds were sold outside of the United States in reliance on Regulation S under the Securities Act of 1933, as amended. The net proceeds to the finance subsidiary from the issuance and sale of the bonds were $497 million and were used to reduce its short-term indebtedness. Shortly after the sale, the finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on the bonds from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding of its underlying assets.

     On February 3, 1999, Motorola Capital Trust I, a Delaware statutory business trust and wholly-owned subsidiary of the Company (the “Trust”), sold 20 million Trust Originated Preferred SecuritiesSM (“TOPrS”) to the public at an aggregate offering price of $500 million. The Trust used the proceeds from this sale, together with the proceeds from its sales of common stock to the Company, to buy a series of 6.68% Deferrable Interest Junior Subordinated Debentures due March 31, 2039 (“Subordinated Debentures”) from the Company with the same payment terms as the TOPrS. The sole assets of the Trust are the Subordinated Debentures. The Company, in turn, used the $484 million of net proceeds from the sale of the Subordinated Debentures to reduce short-term indebtedness. The TOPrS are shown as “Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company-guaranteed debentures” in the Company’s consolidated balance sheets. The Company’s obligations relating to TOPrS include obligations to make payments on the Subordinated Debentures and obligations under the related Indenture, Trust Guarantee and Declaration of Trust. Taken together, these obligations represent a full and unconditional guarantee of amounts under TOPrS.

     At December 31, 2000, the outstanding zero coupon notes due 2009, referred to as Liquid Yield Option™ Notes (LYONs™), had a face value at maturity and net carrying value of $28 million and $17 million, respectively. The 2009 LYONs were originally priced at a 6% yield to maturity and are convertible into 54.804 shares of the Company’s common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addition, on September 7, 2004, the Company will become obligated, at the election of the holders thereof, to purchase those notes for which written notice requesting redemption has been received. The purchase price is $744.10 per $1,000 principal amount at September 7, 2004, plus accrued original issue discount calculated to that date.

     At December 31, 2000, the LYONs due 2013 had a face value at maturity and net carrying value of $103 million and $77 million, respectively. The 2013 LYONs were originally priced at a 2.25% yield to maturity and are convertible into 33.534 shares of the Company’s common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addition, on September 27, 2003, and September 27, 2008, the Company will become obligated, at the election of the holders thereof, to purchase those notes for which written notice requesting redemption has been received. Purchase prices are $799.52 and $894.16 per $1,000 principal amount at September 27, 2003, and September 27, 2008, respectively, plus accrued original issue discount calculated to each such date.

     The LYONs issues are subordinated to all existing and future senior indebtedness of the Company and rank on a parity with each other.

     On January 31, 2001, the Company received aggregate net proceeds of $2.23 billion from the concurrent issuance and sale of $1.4 billion of 6.75% Notes due February 1, 2006 and $825 million of Puttable Reset Securities PURSSM due February 1, 2011. These proceeds were used to reduce short-term indebtedness and for general corporate purposes. Beginning on February 1, 2003 and on each anniversary thereof while the PURS are outstanding, the PURS may be called at the option of Goldman, Sachs & Co. (Goldman) and remarketed by Goldman to new holders. If Goldman does not exercise its call right on February 1, 2003 or any anniversary thereof while the PURS are outstanding, the PURS will automatically be put to the Company for redemption, unless the holders of 30 percent of the PURS elect otherwise.

     Aggregate requirements for long-term debt maturities during the next five years are as follows: 2001, $8; 2002, $0; 2003, $0; 2004, $500; 2005, $0.

     The Company and its finance subsidiary have a $1.5 billion one-year revolving domestic credit agreement and a $1.0 billion five-year revolving domestic credit agreement with a group of banks. The one year and five year revolving domestic credit agreements expire in September of 2001 and September of 2002, respectively. At December 31, 2000,

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

commitment fees assessed against the daily average amounts unused ranged from 5 to 6.25 basis points. These domestic credit agreements contain various conditions, covenants and representations with which the Company was in compliance at December 31, 2000. The Company also has non-U.S. credit facilities with interest rates on borrowings varying from country to country depending upon local market conditions. At December 31, 2000, commitment fees against unused amounts were 25 basis points. At December 31, 2000, the Company’s total domestic and non-U.S. credit facilities were $3.9 billion, of which $192 million was considered utilized. Unused availability under the existing credit facilities, together with available cash and cash equivalents and other sources of liquidity, are generally available to support outstanding commercial paper.

     Outstanding letters of credit aggregated approximately $178 million and $312 million at December 31, 2000 and 1999, respectively.

LYONs is a trademark of Merrill Lynch & Co., Inc.
SM“Trust Originated Preferred Securities” and “TOPrS” are service marks of Merrill Lynch & Co., Inc.

SM “Puttable Reset Securities PURS” is a service mark of Goldman, Sachs & Co.

5.  Risk Management

Derivative Financial Instruments

      As a multinational company, the Company’s transactions are denominated in a variety of currencies. The Company uses financial instruments to hedge, and therefore attempts to reduce, its overall exposure to the effects of currency fluctuations on cash flows. The Company’s policy is to not speculate in financial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

     The Company’s strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on the operating business units’ assessment of risk. Currently, the Company primarily hedges firm commitments, including assets and liabilities currently on the balance sheet. The Company expects that it may hedge anticipated transactions, forecasted transactions or investments in foreign subsidiaries in the future.

     Almost all of the Company’s non-functional currency receivables and payables which are denominated in major currencies that can be traded on open markets are hedged. The Company uses forward contracts and options to hedge these currency exposures. A portion of the Company’s exposure is to currencies which are not traded on open markets, such as those in Latin America, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and other means, such as component sourcing.

     At December 31, 2000 and 1999, the Company had net outstanding foreign exchange contracts totaling $3.4 billion and $3.6 billion, respectively. Most of the hedge contracts, which are over-the-counter instruments, mature within three months with the longest maturity extending out three years. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities and transactions being hedged. At December 31, 2000, deferred gains totaled $39.9 million and deferred losses totaled $1.8 million. At December 31, 1999, deferred gains totaled $1.4 million and deferred losses totaled $20.9 million. The following schedule shows the five largest net foreign exchange hedge positions as of December 31, 2000 and 1999:

	Buy (Sell)

December 31	2000	1999

Japanese Yen	$(1,073)	$(1,780)
Chinese Renminbi	(800)	(460)
Euro	(713)	(582)
Canadian Dollar	290	50
Taiwan Dollar	101	(106)

     The Company is exposed to credit-related losses if counterparties to financial instruments fail to perform their obligations. However, it does not expect any counterparties, which presently have high credit ratings, to fail to meet their obligations.

     In June 1999, the Company’s finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on its $500 million 6.75% Guaranteed Bonds due 2004 from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding with its underlying assets. The fair value of the interest rate swaps as of December 31, 2000 was $6.0 million. Except for these interest rate swaps, as of the end of the reporting period, the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not have any derivatives to hedge the value of its equity investments in affiliated companies.

Fair Value of Financial Instruments

      The Company’s financial instruments include cash equivalents, short-term investments, accounts receivable, long-term finance receivables, accounts payable, notes payable, long-term debt, foreign currency contracts and other financing commitments.

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

     Using available market information, the Company determined that the fair value of long-term debt at December 31, 2000 was $4.2 billion compared to a carrying value of $4.3 billion. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange.

     The fair values of the other financing commitments could not be reasonably estimated at December 31, 2000. The fair values of the other financial instruments were not materially different from their carrying or contract values at December 31, 2000.

6.  Income Taxes

Components of earnings (loss) before income taxes

Years ended December 31	2000	1999	1998

United States	$586	$(462)	$(2,180)
Other nations	1,645	1,745	900

Total	$2,231	$1,283	$(1,280)

Components of income tax provision (benefit)

Years ended December 31	2000	1999	1998

Current:
United States	$348	$479	$60
Other nations	273	257	481
State (U.S.)	53	99	19

	674	835	560
Deferred	239	(443)	(933)

Income tax provision (benefit)	$913	$392	$(373)

     Deferred tax adjustments to stockholders’ equity, which resulted primarily from fair value adjustments to available for sale securities, were $(1.5) billion, $2.3 billion and $(34) million for the years ended December 31, 2000, 1999 and 1998, respectively. Except for certain earnings that the Company intends to reinvest indefinitely, provisions have been made for the estimated U.S. federal income taxes applicable to undistributed earnings of subsidiaries and affiliated companies. The portion of earnings not reinvested indefinitely may be distributed substantially free of additional U.S. federal income taxes given the U.S. federal tax provisions accrued on undistributed earnings and the utilization of available foreign tax credits.

     At December 31, 2000, certain non-U.S. subsidiaries had loss carryforwards for income tax reporting purposes of $260 million, with expiration dates starting in 2003.

Differences between income tax expense (benefit) computed at the U.S. federal statutory tax rate of 35% and income tax provision (benefit)

Years ended December 31	2000	1999	1998

Income tax expense (benefit) at statutory rate	$781	$449	$(448)
Taxes on non-U.S. earnings	(108)	167	185
State income taxes	80	(46)	(118)
Foreign Sales Corporation	(16)	(157)	(80)
Non-deductible acquisition charges	139	24	72
Other	37	(45)	16

Income tax provision (benefit)	$913	$392	$(373)

Significant components of deferred tax assets (liabilities)

December 31	2000	1999

Inventory	$702	$763
Contract accounting methods	7	86
Employee benefits	347	419
Capitalized items	228	142
Tax basis differences on investments	(171)	(104)
Depreciation	(334)	(252)
Undistributed non-U.S. earnings	(779)	(1,071)
Tax carryforwards	900	397
Cost-based investment mark-to-market	(951)	(2,488)
Iridium reserves	135	650
Other	706	986

Net deferred tax asset (liability)	$790	$(472)

     Gross deferred tax assets were $5.5 billion at December 31, 2000 and 1999. Gross deferred tax liabilities were $4.7 billion and $5.9 billion at December 31, 2000 and 1999, respectively. The Company has U.S. tax carryforwards of approximately $900 million at December 31, 2000. These carryforwards are primarily foreign tax credit carryforwards of which $166 million, if unused, will expire in 2002. The deferred tax asset is considered realizable given past income, estimates of future income, and the implementation of tax-planning strategies.

     The Internal Revenue Service (IRS) has examined the federal income tax returns for the Company through 1991 and has settled the respective returns through 1987. The IRS has proposed certain adjustments to the Company’s income and tax credits for the years 1988 through 1991 which would result in additional tax. The Company disagrees with most of the proposed adjustments and is contesting them at the Appeals level of the IRS. The IRS is currently performing the field level examination of the 1992 through 1995 tax returns and has proposed income adjustments. In the opinion of the Company’s management, the final disposition of these matters, and proposed adjustments from other tax authorities, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of the Company.

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

7.  Employee Benefit and Incentive Plans

Pension Benefits

      The Company’s noncontributory pension plan (the Regular Pension Plan) covers most U.S. employees after one year of service. Effective July 1, 2000, the Company amended the Regular Pension Plan by adding a new portable benefit formula, which offers a lump sum payment or annuity benefit payments upon separation from the Company after five years of service. Both the traditional and portable benefit formulas are dependent upon employee earnings and years of service. Employees hired prior to or on June 30, 1999 were given a one-time election to have their pension benefits determined under the traditional benefit formula or under the new portable benefit formula. If the employee elected the new formula, the benefits accumulated under the traditional benefit formula were frozen as of June 30, 2000. This benefit will be added to the benefit earned under the portable benefit formula for service on and after July 1, 2000. The new portable benefit formula applies to all employees hired after June 30, 1999. The Company’s policy is to fund at least the amount required by the Internal Revenue Code.

     The Company has a noncontributory supplemental retirement benefit plan (the Officers’ Plan) for its elected officers. The Officers’ Plan contains provisions for funding the participants’ expected retirement benefits when the participants meet the minimum age and years of service requirements. Elected officers who were not yet vested in the Officers’ Plan as of December 31, 1999 had the option to remain in the Officers’ Plan or elect to have their benefit bought out in restricted stock units. Effective December 31, 1999, no new elected officers were eligible to participate in the Officers’ Plan.

     The Company has an additional noncontributory supplemental retirement benefit plan (the Motorola Supplemental Pension Plan— MSPP), which provides supplemental benefits in excess of the limitations imposed by the Internal Revenue Code on the Regular Pension Plan for U.S. employees. All newly elected officers will be participants in MSPP. Elected officers covered under the Officers’ Plan or who participated in the restricted stock buy-out are not eligible to participate in MSPP.

     Certain non-U.S. subsidiaries have varying types of retirement plans providing benefits for substantially all of their employees. Amounts charged to earnings for all non-U.S. plans were $85 million in 2000, $97 million in 1999 and $98 million in 1998.

     The Company uses a five-year, market-related asset value method of amortizing asset-related gains and losses. Net transition amounts and prior service costs are being amortized over periods ranging from 9 to 15 years.

     Benefits under all U.S. pension plans are valued based upon the projected unit credit cost method. The assumptions used to develop the projected benefit obligations for the plans for the years ended December 31, 2000 and 1999 were as follows:

	2000	1999

Discount rate for obligations	7.50%	7.75%
Future compensation increase rate	4.50%	4.50%
Investment return assumption (regular)	9.00%	9.00%
Investment return assumption (elected officers)	6.00%	6.00%

     Accounting literature requires discount rates to be established based on prevailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. At December 31, 2000, the investment portfolio was predominantly equity investments, which have historically realized annual returns at or above the assumed investment return rate. The Company believes short-term changes in interest rates should not affect the measurement of the Company’s long-term obligation.

     The net U.S. periodic pension cost for the years ended December 31, 2000, 1999 and 1998 for the regular pension plan and the elected officers’ supplemental retirement benefit plan was as follows:

Regular Pension Plan

	2000	1999	1998

Service cost	$170	$196	$179
Interest cost	214	199	177
Expected return on plan assets	(283)	(242)	(207)

Amortization of:
Unrecognized prior service cost	(5)	—	—
Unrecognized net asset	—	—	(11)

Net periodic pension cost	$96	$153	$138

Elected Officers’
Supplemental Retirement
Benefit Plan

	2000	1999	1998

Service cost	$47	$33	$22
Interest cost	21	15	11
Expected return on plan assets	(5)	(5)	(5)

Amortization of:
Unrecognized net loss	14	13	8
Unrecognized prior service cost	3	2	6
Unrecognized net obligation	1	1	1
Curtailment expense	1	—	—
Settlement expense	8	9	7

Net periodic pension cost	$90	$68	$50

     The net periodic pension cost for the Motorola Supplemental Pension Plan was $3 million in 2000, $4 million in 1999 and $3 million in 1998.

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

     The status of the Company’s plans at December 31 is shown in the following table.

	2000		1999

	Regular	Officers and MSPP	Regular	Officers and MSPP

Change in benefit obligation
Benefit obligation at January 1	$2,788	$249	$2,917	$176
Service cost	170	48	196	34
Interest cost	214	22	199	16
Plan amendments	(110)	10	—	—
Divestitures	(6)	—	(86)	—
Actuarial (gain) loss	198	24	(370)	58
Tax payments	—	(24)	—	—
Benefit payments	(108)	(31)	(68)	(35)

Benefit obligation at December 31	$3,146	$298	$2,788	$249

Change in plan assets
Fair value at January 1	$3,593	$159	$3,117	$142
Return on plan assets	(103)	15	509	2
Company tax contributions	—	21	—	—
Company contributions	111	30	111	50
Divestitures	(6)	—	(76)	—
Tax payments	—	(24)	—	—
Benefit payments	(108)	(31)	(68)	(35)

Fair value at December 31	$3,487	$170	$3,593	$159
Funded status of the plan	341	(128)	805	(89)
Unrecognized net (gain) loss	(249)	146	(836)	158
Unrecognized prior service cost	(105)	16	—	10
Unrecognized net transition (asset) liability	—	—	—	1

Prepaid (accrued) pension cost recognized in balance sheet	$(13)	$34	$(31)	$80

Components of prepaid (accrued) pension cost recognized in balance sheet:
Prepaid benefit cost	$5	$—	$—	$—
Intangible asset	—	16	—	9
Accrued benefit liability	(18)	(102)	(31)	(51)
Deferred income taxes	—	46	—	49
Non-owner changes to equity	—	74	—	73

Total recognized prepaid (accrued) pension cost	$(13)	$34	$(31)	$80

Postretirement Health Care Benefits

      In addition to providing pension benefits, the Company provides certain health care benefits to its retired employees. The majority of its domestic employees may become eligible for these benefits if they meet age and service requirements upon termination of employment. The Company’s policy is to fund at least the amount required by the Internal Revenue Code.

     The assumptions used to develop the accumulated postretirement benefit obligation for the retiree health care plan for the years ended December 31, 2000 and 1999 were as follows:

	2000	1999

Discount rate for obligations	7.50%	7.75%
Investment return assumptions	9.00%	9.00%

     Net retiree health care expenses for the years ended December 31, 2000, 1999 and 1998 were as follows:

	2000	1999	1998

Service cost	$16	$19	$15
Interest cost	42	38	32
Expected return on plan assets	(30)	(26)	(22)
Amortization of unrecognized net loss	3	5	2

Net retiree health care expense	$31	$36	$27

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

     The funded status of the plan at December 31 is shown in the following table. Plan assets are comprised primarily of equity securities, bonds and cash equivalents.

	2000	1999

Change in benefit obligation
Benefit obligation at January 1	$537	$504
Service cost	16	19
Interest cost	42	38
Plan amendments	—	2
Divestitures	1	(5)
Actuarial (gain) loss	32	7
Benefit payments	(30)	(23)
Other payments	(4)	(5)

Benefit obligation at December 31	$594	$537

Change in plan assets
Fair value at January 1	$389	$328
Return on plan assets	(13)	53
Company contributions	26	31
Benefit payments	(30)	(23)

Fair value at December 31	$372	$389
Funded status of the plan	(222)	(148)
Unrecognized net loss	104	28
Unrecognized prior service cost	(4)	—

Liability recognized in balance sheet	$(122)	$(120)

     The health care trend rate used to determine the pre-age 65 accumulated postretirement benefit obligation was 6.00% for 2000, staying flat or decreasing to 5.00% for medical benefits, depending on the option chosen, by the year 2002 and beyond. A flat 5% rate per year is used for the post-age 65 obligation. Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation and the net retiree health care expense as follows:

	1% Point Increase	1% Point Decrease

Effect on:
Accumulated postretirement benefit obligation	$31	$(56)
Net retiree health care expense	3	(6)

     The Company has no significant postretirement health care benefit plans outside of the United States.

Other Benefits

      Defined Contribution Plans: The Company and certain subsidiaries have profit sharing and savings plans, principally contributory, in which all eligible employees participate. The Company makes two types of contributions to these plans, matching contributions and profit sharing contributions. Matching contributions are based upon the amount of the employees’ contributions and do not depend on the Company’s profits. Beginning in 2000, the Company modified its matching contribution policy for the Motorola 401(K) profit sharing plan by increasing the amount of its matching contributions. Profit sharing contributions are generally based upon pre-tax earnings, as defined, with an adjustment for the aggregate matching contribution. Company contributions during 2000, 1999 and 1998 were $178 million, $75 million and $74 million, respectively.

     Performance Excellence Equals Rewards: The Motorola Executive Incentive Plan was replaced by Performance Excellence Equals Rewards (PE = R), effective January 1, 2000. PE = R provides annual cash payments to employees at certain levels of management and specific professionals who are deemed individual contributors based on achievement of strategic initiatives and business goals. The provision for awards in 2000 and 1999 was $127 million and $11 million, respectively. In 1998, there was no provision for awards.

     Long Range Incentive Program: The Company’s Long Range Incentive Program of 1994 rewards participating elected officers for the Company’s achievement of outstanding long-range performance, based on four performance objectives measured over four-year cycles. These objectives are benchmarked and evaluated against both similar-industry companies and internal Motorola objectives. The provision for long-range incentive awards in 2000, 1999 and 1998 was $13 million, $3 million, and $21 million, respectively.

     Incentive Pay Plans: In 1999, the Company introduced incentive pay plans providing eligible employees with an annual payment, calculated as a percentage of an employee’s eligible earnings, in the year after the close of the current calendar year if specified business goals are met. The provision for incentive pay plans in 2000 and 1999 was $270 million and $181 million, respectively.

     Motorola Employee Stock Purchase Plan (MOTshare): MOTshare allows eligible participants to purchase shares of the Company’s common stock through payroll deductions of up to 10% of compensation on an after-tax basis. The price an employee pays per share is 85% of the lower of the fair market value of the Company’s stock on the close of the first trading day or last trading day of the purchase period. The plan has two purchase periods, the first one from October 1 through March 31 and the second one from April 1 through September 30. The plan became effective in October of 1999. At the close of the first purchase period (after March 31, 2000) employees purchased approximately 3.3 million shares of the Company’s common stock at a per share price of $25.23 (reflecting adjustment for the 3-for-1 common stock split). At the close of the second period (after September 30, 2000) employees purchased approximately 4.4 million shares of the Company’s common stock at a per share price of $24.01.

     Restricted Stock Grants: Restricted stock grants consist of shares of the Company’s common stock which are awarded to an employee. The grants are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee. In certain countries, restricted stock units evidencing the right to receive shares of the Company’s common stock are issued.

     At December 31, 2000 and 1999, the amount of deferred compensation reflected in the consolidated balance

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

sheets was $154 million and $14 million, respectively, related to restricted stock grants. Approximately 5.8 million and 0.7 million restricted stock and restricted stock units were issued in 2000 and 1999, respectively. The amortization of deferred compensation for the years ended December 31, 2000, 1999, and 1998 was $54 million, $6 million and $1 million, respectively.

     Stock Options: Under the Company’s stock option plans, options to acquire shares of common stock have been made available for grant to certain employees and non-employee directors. Each option granted has an exercise price of 100% of the market value of the common stock on the date of grant. Prior to 2000, the contractual life of each option was generally 10 years, and substantially all of the options vested in one year. In 2000, the contractual life of each option was generally 15 years, and substantially all of the options vest and become exercisable at 25% increments over four years.

     The Company measures compensation cost for stock option plans using the intrinsic value-based method. Compensation cost, if any, is recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. The Company has evaluated the pro forma effects of using the fair value-based method of accounting and as such, net earnings (loss), basic earnings (loss) per common share and diluted earnings (loss) per common share would have been as follows:

	2000	1999	1998

Net earnings (loss) As reported	$1,318	$891	$(907)
Pro forma	$1,142	$867	$(1,032)
Basic earnings (loss) per common share As reported	$0.61	$0.42	$(0.44)
Pro forma	$0.53	$0.41	$(0.50)
Diluted earnings (loss) per common share As reported	$0.58	$0.41	$(0.44)
Pro forma	$0.51	$0.39	$(0.50)

     The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2000	1999	1998

Risk-free interest rate	6.14%	5.53%	4.52%
Dividend yield	0.45%	0.56%	0.80%
Expected volatility	39.80%	33.63%	31.33%
Expected life in years	5	5	5
Per option fair value	$15	$11	$6

Stock options activity was as follows:

	2000		1999		2000

(In thousands, except exercise price and employee data)	Shares subject to options	Wtd. avg. exercise price	Shares subject to options	Wtd. avg. exercise price	Shares subject to options	Wtd. avg. exercise price

Options outstanding at January 1	110,940	$16	148,851	$15	129,021	$14
Options granted	69,908	$41	3,672	$29	37,194	$17
Options exercised	(18,856)	$13	(39,528)	$13	(14,325)	$8
Options terminated, cancelled or expired	(7,100)	$35	(2,055)	$14	(3,039)	$13

Options outstanding at December 31	154,892	$27	110,940	$16	148,851	$15

Options exercisable at December 31	82,819	$17	87,957	$16	101,358	$15

Approx. number of employees granted options	32,400		1,500		17,100

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

     The following table summarizes information about stock options outstanding and exercisable at December 31, 2000:

	Options Outstanding				Options Exercisable

(Option amounts in thousands) Exercise price range:	No. of options	Wtd. avg. exercise price	Wtd. avg. contractual life (in yrs.	)	No. of options	Wtd. avg. exercise price

Under $7	4,152	$5	2.0		3,754	$5
$ 7–$13	16,933	$10	4.9		16,715	$10
$14–$20	57,081	$18	6.4		48,309	$18
$21–$27	14,906	$22	7.1		13,268	$22
$28–$34	5,099	$31	9.1		663	$30
$35–$41	4,070	$38	9.6		54	$40
$42–$48	52,098	$44	13.9		56	$46
$49–$55	498	$52	11.0		—	$—
$56–$63	55	$58	9.2		—	$—

	154,892				82,819

     On January 3, 2001, the Company granted approximately 38 million options to approximately 25,000 eligible employees as part of an incentive plan entitled the “Chairman’s Challenge”. The options were granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant, or $22.35. The options are 100% vested on July 1, 2002, and generally expire on May 3, 2003.

8.  Commitments and Contingencies

Iridium Program

     On November 20, 2000, the United States Bankruptcy Court for the Southern District of New York issued an Order that approved the bid of Iridium Satellite LLC (“New Iridium”) for the assets of Iridium LLC and its operating subsidiaries (collectively “Old Iridium”). The Bankruptcy Order provided, among other things, that all obligations of the Company and its subsidiaries and affiliates under all executory contracts and leases with Old Iridium relating to the Iridium system would, upon completion of the asset sale, be deemed terminated and, to the extent executory, be deemed rejected. Claims against the Company by Old Iridium and others with respect to certain credit agreements and related matters were not discharged.

     New Iridium completed the acquisition of the operating assets of Old Iridium, including the satellite constellation, terrestrial network, and real and intellectual property of Old Iridium on December 12, 2000. At the same time, the Company entered into a contract with New Iridium to provide transition services pending the transfer of operations and maintenance in full to the Boeing Company. The Company also contracted with New Iridium to manufacture subscriber units and up to seven Iridium satellites. The Company does not anticipate the contract with New Iridium will result in significant sales or earnings for the Company.

     During 2000, the Company continued to operate the Iridium system pending a final disposition of Old Iridium’s assets and the determination of the Company’s responsibilities under contracts previously entered into with Old Iridium. As a result of the acquisition by New Iridium, the Company re-evaluated its commitments, risks and exposures to the Iridium program, including the new contracts with New Iridium.

     The following table displays a rollforward by category from January 1, 1998 to December 31, 2000 of the Company’s reserves related to the Iridium program.

Iridium Program Accruals

	Years ended December 31,

(Dollars in millions)	2000	1999	1998

Accruals at beginning of year	$1,798	$649	$554

Provisions:
Special Charges	—	1,825	—
Other Charges	—	87	95

Total Provisions	—	1,912	95

Amounts Used:
Payments under Guaranteed Credit Agreement	—	(743)	—
Interim Funding to Iridium	—	(20)	—
Accounts Receivable, Inventory and Other Assets write-offs	(1,426)	—	—

Total Amounts Used	(1,426)	(763)	—

Accruals at end of year	$372	$1,798	$649

     The Company’s reserves and contra assets related to the Iridium program as of December 31, 2000 were $372 million, of which $272 million was included in accrued liabilities, $51 million was included as a contra asset in inventories, $30 million was included as a contra asset in property, plant and equipment, and $19 million was included as a contra asset in other assets in the consolidated balance sheets. The reserve balance at December 31, 2000 represents the Company’s current estimate of (i) the costs of transitioning the operation of the satellite constellation system to the Boeing Company, (ii) the additional costs of satellites to be built for New Iridium, (iii) termination costs related to

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

subcontractors and (iv) asset writedowns and other costs to wind down the operations of the Iridium program. These reserves are believed by management to be sufficient to cover the Company’s current exposures related to the Iridium project. These reserves do not include additional special charges that may arise as a result of litigation related to the Iridium project.

     The reserves related to the Iridium program as of December 31, 1999 were $1.8 billion, of which $869 million was included in accrued liabilities, $734 million was included as a contra asset in inventories, $79 million was included as a contra asset in property, plant and equipment, $72 million was included as a contra asset in other assets, $39 million was included in other liabilities, $4 million was included in accounts payable, and $1 million was included as a contra asset in accounts receivable, in the consolidated balance sheets.

     During the year ended December 31, 2000, the Company utilized $1.4 billion of reserves, including $661 million for accounts receivable write-offs and $765 million primarily for inventory and other asset write-offs. The amount used of $1.4 billion reflects approximately $183 million in cash payments and $1.2 billion in write-offs. The cash payments were primarily for costs associated with the wind-down of Iridium operations and Iridium gateway debt guarantees. Of the remaining $372 million reserves and contra asset balances as of December 31, 2000, the Company expects to make approximately $272 million in cash payments and $100 million in write-offs. The cash payments are primarily for the costs of transitioning the operation of the satellite constellation system, the additional costs of satellites to be built for New Iridium, termination costs related to subcontractors and other costs to wind down the operations of the Iridium program. During 1999 the Company used $763 million of the reserve, including payment by the Company of $743 million to the banks as payment of guaranteed amounts under the Senior Guaranteed Credit Agreement and $20 million in additional funding to Old Iridium while Old Iridium sought to attract additional investment and achieve its financial restructuring.

     There were no charges recorded by the Company in 2000 related to the Iridium program. The Company recorded $2.1 billion and $360 million of charges in 1999 and 1998, respectively, related to the Iridium program. The following table displays the charges by category and indicates where the items have been recorded on the consolidated statements of operations.

Classification of Iridium Charges in Statements of Operations

	1999			1998

(Dollars in millions)	Other Charges	Cost of Sales	1999 Total	SG&A	Cost of Sales	1998 Total

Special charges:
Bond investment writedown	$157	$—	$157	$—	$—	$—
Development & commercialization provisions	1,019	806	1,825	—	—	—

Total special charges	$1,176	$806	$1,982	$—	$—	$—

	SG&A	Cost of Sales	1999 Total	SG&A	Cost of Sales	1998 Total

Other charges:
Development & commercialization provisions	$56	$31	$87	$14	$81	$95
Company’s share of Iridium net losses	50	—	50	265	—	265

Total other charges	$106	$31	$137	$279	$81	$360

Total charges	$1,282	$837	$2,119	$279	$81	$360

     The Company recorded a special charge during 1999 of $2.0 billion to: (i) increase its reserve related to its financial exposure to the Iridium project, (ii) writedown the value of the Iridium bonds it held, and (iii) reserve for assets at risk and other potential contractual obligations. These reserves and write-downs were believed by management to be sufficient to cover the Company’s exposure, but did not include additional special charges that may arise as a result of litigation related to the Iridium project. There were no special charges recorded in 1998 related to the Iridium project.

     The Company accounted for its investment in Old Iridium under the equity method of accounting. Due to recording its share of Old Iridium’s net losses, the Company’s equity investment in Old Iridium reached zero in the first quarter of 1999. However, the Company continued to record provisions to establish reserves related to its financial commitments and debt guarantees to Old Iridium. The Company had equity investments in several Iridium gateway companies of $39 million at December 31, 1999. These investments and the contra asset related to a valuation reserve were included in other assets in the consolidated balance sheets.

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

     The Company had several contracts with Old Iridium, primarily for the operation and maintenance of the global personal communications system. The Company stopped recognizing revenue on the operations and maintenance contract with Old Iridium after the second quarter of 1999, and continued to perform its services under that contract without being paid currently, although the Company did not waive its right to receive payment. The Company had previously agreed to permit Old Iridium to defer up to $400 million of amounts owed under its operations and maintenance contract with the Company. As of December 31, 1999, the Company had accounts receivable from Old Iridium relating to the operations and maintenance contract of $579 million and accounts receivable for other contracts with Old Iridium of $82 million. All of these amounts were reserved, as of December 31, 1999.

     The repayment by Old Iridium of the contractually deferred amounts owed under the operations and maintenance contract with the Company and the amount of borrowings by Old Iridium under the Guaranteed Credit Agreement were subordinated to repayment of Old Iridium’s Secured Credit Agreement, as was the repayment to the Company by Old Iridium of any other amounts the Company paid to the lenders under its guarantees and certain other obligations owed to the Company.

     The Company had subcontracts for portions of the system, in the amount of $85 million, as of December 31, 1999. In addition, the Company had investments in assets related to these contracts which were at risk, such as inventory, manufacturing equipment and buildings, as well as other potential obligations in connection with these contracts, the value of which the Company estimated to be approximately $963 million as of December 31, 1999. These obligations and assets were written down or reserved to zero as of December 31, 1999.

     Additionally, in 1999 the Company wrote down its investment in Old Iridium bonds. The bond writedown of $157 million was reflected in other charges in the consolidated statements of operations. The bond writedown of $157 million is reflected as a contra asset in other assets in the consolidated balance sheets as of December 31, 1999.

     During most of 1999, Old Iridium had outstanding a $750 million Senior Guaranteed Credit Agreement (the “Guaranteed Credit Agreement”). The Guaranteed Credit Agreement was guaranteed by the Company and Old Iridium had borrowed all of the funds available. On November 15, 1999, the Company paid the banks approximately $743 million to satisfy its guarantee under the Guaranteed Credit Agreement. With that payment, the Company believes it satisfied all of its guarantee obligations under this Agreement. By satisfying its guarantee obligations, the Company avoided paying additional interest and substantial monthly fees to the banks.

     The Company had agreed under a Memorandum of Understanding to provide a guarantee of up to an additional $350 million of Old Iridium debt for Old Iridium’s use, subject to certain conditions. Old Iridium requested the Company to provide this guarantee during the third quarter of 1999, however, the Company believes it was not obligated to do so. In certain circumstances and subject to certain conditions, $300 million of such guarantee could have been required to be used to guarantee amounts borrowed under a Secured Credit Agreement. The lenders under the Secured Credit Agreement asserted that Old Iridium failed to have the Company provide such guarantee as required, and that the Company was obligated to provide them with this $300 million guarantee. The Company believes that it was not obligated to do so. Old Iridium has also stated that it believed it was not obligated to have the Company provide this $300 million guarantee to these lenders. On June 9, 2000, the Chase Manhattan Bank, the agent under the Secured Credit Agreement, filed a complaint in the Supreme Court of the State of New York, New York County, demanding that the Company pay this $300 million to Chase plus interest and legal fees. The lenders under the Secured Credit Agreement have also demanded that the investors in Old Iridium comply with their capital call requirements. In the Company’s case, this could require an additional equity investment of up to approximately $50 million. On June 9, 2000, the Chase Manhattan Bank also filed a complaint in the U.S. District Court in the District of Delaware demanding that Motorola and other investors in Old Iridium pay their capital call requirements, plus interest and legal fees.

     Creditors and other stakeholders in Old Iridium may seek to bring various other claims against the Company. A number of purported class action and other lawsuits alleging securities law violations have been filed naming Old Iridium, certain current and former officers of Old Iridium, other entities and the Company as defendants.

     In addition, a committee of unsecured creditors of Old Iridium has, over objections by Motorola and Old Iridium, been granted leave by the Bankruptcy Court to file a complaint on Iridium’s behalf against Motorola. Although to date no complaint has been filed by this committee, the Bankruptcy Court has approved a settlement between this committee and Old Iridium’s secured creditors that allows for the creation of a litigation fund to be used in pursuit of such proposed claims against Motorola.

Financial Guarantees

     The Company has off-balance sheet financial guarantees aggregating $651 million, of which $524 million was outstanding at December 31, 2000. These represent guarantees of financial obligations of minority-owned joint ventures and customers. The obligations are generally for equipment purchases from the Company and for working capital requirements. The obligation to repay $200 million of the guaranteed amount outstanding would be triggered only upon the occurrence of certain unlikely political, regulatory or currency-related events in Brazil (and, accordingly, this guarantee is not dependent on the creditworthiness of the primary borrower-customer).

Environmental and Legal

     Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund) and equivalent state law, the

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Such designations are made regardless of the extent of the Company’s involvement. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against the Company. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable, and these totaled $85 million and $87 million at December 31, 2000 and 1999, respectively. The amount of such charges to earnings was $3 million, $15 million and $12 million in 2000, 1999 and 1998, respectively. However, due to their uncertain nature, the amounts accrued could differ, perhaps significantly, from the actual costs that will be incurred. These amounts assume no substantial recovery of costs from any insurer. The remedial efforts include environmental cleanup costs and communication programs. These liabilities represent only the Company’s share of any possible costs incurred in environmental cleanup sites, since in most cases, potentially responsible parties other than the Company may exist.

     The Company is a defendant in various suits, including environmental and product-related suits, and is subject to various claims which arise in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

9.  Information by Segment and Geographic Region

       Beginning with the first quarter of 2000, the Company added two operating segments for financial reporting purposes. The Broadband Communications Segment combines the operations of General Instrument Corporation with the Company’s cable modem and telephony business. In addition, the Integrated Electronic Systems Sector, which was previously included in the Other Products Segment, is now reported as a separate segment. Historical segment data has been restated to reflect these changes.

     During the third quarter of 2000, the Network Systems Segment changed its name to the Global Telecom Solutions Segment. This was only a name change, and there have been no changes to the financial information.

     The Company’s reportable segments have been determined based on the nature of the products offered to customers. The Personal Communications Segment focuses on delivering integrated voice, video and data communications solutions to consumers. This segment includes subscriber products and accessories for cellular, iDEN® radios, paging and consumer two-way radio markets. The Global Telecom Solutions Segment focuses on providing total system solutions for telecommunications carriers and operators. This segment includes the Company’s cellular infrastructure and iDEN infrastructure businesses. The Commercial, Government and Industrial Systems Segment focuses on the commercial, governmental and industrial markets, providing integrated communications solutions, including infrastructure and non-consumer two-way radio products. The Broadband Communications Segment focuses on solutions that deliver interactive television, the Internet and telephone services over wired networks. The Semiconductor Products Segment continues to focus on the design, manufacture and distribution of integrated semiconductor solutions and components. The Integrated Electronic Systems Segment focuses on design and manufacture of a broad range of electronic components, modules and integrated electronic systems and products for automotive, industrial, transportation, navigation, communication and energy systems markets. The Other Products segment is comprised primarily of the Personal Networks Group (which focuses on the development of servers, applications and Internet solutions); the Network Management Group (which holds and manages investments in wireless network operators); other corporate programs; and Next Level Communications, Inc. (a publicly-traded subsidiary in which the Company has a controlling interest as a result of the merger with General Instrument).

     The accounting policies of the segments are the same as those described in Note 1, Basis of Presentation and Summary of Significant Accounting Policies. Segment operating results are measured based on profit (loss) before income tax adjusted, if necessary, for certain segment-specific items and corporate allocations. Intersegment and intergeographic sales are accounted for on an arm’s length pricing basis. Intersegment sales included in adjustments and eliminations were $3.3 billion, $2.8 billion and $2.9 billion for the years ended December 31, 2000, 1999 and 1998, respectively. These sales were primarily from the Semiconductor Products Segment and the Integrated Electronic Systems Segment. Intersegment sales from the Semiconductor Products Segment were $2.0 billion for the year ended December 31, 2000, and $1.7 billion for the years ended December 31, 1999 and 1998. For these same periods, intersegment sales from the Integrated Electronic Systems Segment were $0.8 billion, $0.8 billion and $0.9 billion, respectively. Net sales by geographic region are measured by the location of the revenue-producing operations.

     Domestic export sales to third parties were $1.9 billion, $2.6 billion and $3.2 billion for the years ended December 31, 2000, 1999 and 1998, respectively. Domestic export sales to affiliates and subsidiaries, which are eliminated in consolidation, were $7.3 billion, $6.7 billion and $5.1 billion for the years ended December 31, 2000, 1999 and 1998, respectively.

     Identifiable assets (excluding intersegment receivables) are the Company’s assets that are identified with classes of similar products or operations in each geographic region. General corporate assets include primarily cash and cash equivalents, marketable securities, cost- and equity-based investments, the fair value adjustment to available for sale securities and the administrative headquarters of the Company.

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

     In 2000, 1999 and 1998, no single customer or group under common control represented 10% or more of the Company’s sales.

Segment information

	Net Sales			Operating Earnings (Loss) Before Taxes

Years ended December 31	2000	1999	1998	2000			1999			1998

Personal Communications Segment	$13,267	$11,932	$10,132	$(328)	(2.5%	)	$608	5.1%		$(373)	(3.7%	)
Global Telecom Solutions Segment	7,791	6,544	7,064	846	10.9%		(479)	(7.3%	)	819	11.6%
Commercial, Government and Industrial Systems Segment	4,580	4,068	4,079	434	9.5%		609	15.0%		412	10.1%
Broadband Communications Segment	3,416	2,532	2,177	1,251	36.6%		294	11.6%		169	7.8%
Semiconductor Products Segment	7,876	7,370	7,314	163	2.1%		619	8.4%		(1,225)	(16.7%	)
Integrated Electronic Systems Segment	2,869	2,592	2,223	184	6.4%		192	7.4%		155	7.0%
Other Products Segment	1,057	804	1,211	(338)	(32.0%	)	(632)	(78.6%	)	(1,126)	(93.0%	)
Adjustments and Eliminations	(3,276)	(2,767)	(2,860)	(66)	2.0%		(4)	0.1%		15	(0.5%	)

Segment totals	$37,580	$33,075	$31,340	2,146	5.7%		1,207	3.6%		(1,154)	(3.7%	)

General Corporate				85			76			(126)

Earnings (loss) before income taxes				$2,231	5.9%		$1,283	3.9%		$(1,280)	(4.1%	)

	Assets			Capital Expenditures			Depreciation Expense

Years ended December 31	2000	1999	1998	2000	1999	1998	2000	1999	1998

Personal Communications Segment	$8,287	$6,411	$5,476	$504	$450	$442	$388	$398	$422
Global Telecom Solutions Segment	6,562	7,414	6,177	355	262	345	275	260	222
Commercial, Government and Industrial Systems Segment	3,143	2,509	2,110	237	152	224	189	170	146
Broadband Communications Segment	4,134	3,346	2,191	166	175	92	87	76	58
Semiconductor Products Segment	8,762	7,872	8,232	2,407	1,505	1,783	1,134	1,131	1,178
Integrated Electronic Systems Segment	1,327	1,151	977	186	104	86	86	66	63
Other Products Segment	3,597	2,787	2,452	25	76	76	91	65	121
Adjustments and Eliminations	(305)	(1,401)	(424)	—	—	—	—	—	—

Segment totals	35,507	30,089	27,191	3,880	2,724	3,048	2,250	2,166	2,210
General Corporate	6,836	10,400	3,760	251	132	265	102	77	45

Consolidated totals	$42,343	$40,489	$30,951	$4,131	$2,856	$3,313	$2,352	$2,243	$2,255

	Interest Income			Interest Expense			Net Interest

Years ended December 31	2000	1999	1998	2000	1999	1998	2000	1999	1998

Personal Communications Segment	$29	$17	$21	$94	$61	$73	$(65)	$(44)	$(52)
Global Telecom Solutions Segment	5	1	—	58	30	33	(53)	(29)	(33)
Commercial, Government and Industrial Systems Segment	—	—	2	12	15	17	(12)	(15)	(15)
Broadband Communications Segment	30	19	4	—	3	4	30	16	—
Semiconductor Products Segment	7	6	12	99	81	116	(92)	(75)	(104)
Integrated Electronic Systems Segment	3	1	1	15	11	11	(12)	(10)	(10)
Other Products Segment	9	1	5	34	21	18	(25)	(20)	(13)

Segment totals	83	45	45	312	222	272	(229)	(177)	(227)
General Corporate	163	124	44	182	85	32	(19)	39	12

Consolidated totals	$246	$169	$89	$494	$307	$304	$(248)	$(138)	$(215)

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

Geographic area information

							Property, Plant, and
	Net Sales*			Assets			Equipment

Years ended December 31	2000	1999	1998	2000	1999	1998	2000	1999	1998

United States	$24,994	$21,937	$22,221	$21,284	$17,039	$16,967	$6,171	$5,391	$5,433
United Kingdom	6,227	6,316	5,829	2,367	2,235	2,125	908	948	1,000
Other nations	21,374	20,802	12,856	14,447	13,458	8,954	3,349	2,733	3,318
Adjustments and Eliminations	(15,015)	(15,980)	(9,566)	(2,591)	(2,643)	(855)	(95)	(88)	(134)

Geographic totals	$37,580	$33,075	$31,340	$35,507	30,089	27,191	10,333	8,984	9,617

General corporate				6,836	10,400	3,760	824	607	669

Consolidated totals				$42,343	$40,489	$30,951	$11,157	$9,591	$10,286

*  As measured by the location of the revenue-producing operations.

10.  Stockholder Rights Plan

       On November 5, 1998, the Company’s Board of Directors adopted a new Preferred Share Purchase Rights Agreement to replace the existing stockholder rights plan that expired November 20, 1998. Under the new plan, rights will attach to existing shares of common stock, $3 par value, of the Company at the rate of one right for each share of common stock. The rights will expire on November 20, 2008.

     Each right entitles a shareholder to buy, under certain circumstances, one thirty-thousandth of a share of preferred stock for $66.66. The rights generally will be exercisable only if a person or group acquires 10 percent or more of the Company’s common stock or begins a tender or exchange offer for 10 percent or more of the Company’s common stock. If a person acquires beneficial ownership of 10% or more of the Company’s common stock, all holders of rights other than the acquiring person, will be entitled to purchase the Company’s common stock (or, in certain cases, common equivalent shares) at a 50% discount. The Company may redeem the new rights at a price of $0.0033 per right.

11.  Reorganization of Businesses

2000 Charges

     During the second half of 2000, the Company implemented plans to discontinue unprofitable product lines, exit unprofitable businesses and consolidate manufacturing operations as part of its overall strategic initiative to reduce costs and simplify its product portfolio. As a result of these plans, the Company recorded pre-tax charges of $719 million and $764 million in the third and fourth quarters of 2000, respectively. Of the aggregate pre-tax charge of $1.48 billion, $887 million was included in manufacturing and other costs of sales and $596 million was recorded as a separate line in the consolidated statements of operations. The aggregate $1.48 billion is comprised of $174 million in exit costs, $140 million in employee separation costs, $825 million in inventory writedowns and $344 million in asset writedowns. The following table displays these costs by plan:

	Exit	Employee	Inventory	Asset
	Costs	Separations	Writedowns	Writedowns	Total

Discontinuation of product lines	$57	$—	$765	$266	$1,088
Business exits	56	44	56	52	208
Manufacturing consolidations	61	96	4	26	187

Totals	$174	$140	$825	$344	$1,483

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

     The following table displays by segment the charges incurred for exit costs, employee separation costs, inventory writedowns and asset writedowns:

	Exit	Employee	Inventory	Asset
Segment	Costs	Separations	Writedowns	Writedowns	Total

Personal Communications	$69	$40	$694	$35	$838
Global Telecom Solutions	41	7	62	21	131
Commercial, Government and Industrial Systems	14	31	1	6	52
Broadband Communications	—	—	20	10	30
Semiconductor Products	28	5	4	237	274
Integrated Electronic Systems	1	11	28	3	43
Other Products	20	41	16	32	109
General Corporate	1	5	—	—	6

Totals	$174	$140	$825	$344	$1,483

     The following tables display by plan rollforwards of the accruals established for exit costs and employee separation costs from the third quarter of 2000 to December 31, 2000:

		2000	Accruals at
	Initial	Amounts	Dec. 31,
Exit Costs	Charges	Used	2000

Discontinuation of product lines	$57	$(2)	$55
Business exits	56	(24)	32
Manufacturing consolidations	61	—	61

Totals	$174	$(26)	$148

The 2000 amount used of $26 million reflects cash payments of $23 million and non-cash utilization of $3 million. The remaining accrual of $148 million, which is included in accrued liabilities in the consolidated balance sheets, represents cash payments expected to be completed in 2001.

		2000	Accruals at
Employee	Initial	Amounts	Dec. 31,
Separation Costs	Charges	Used	2000

Business exits	$44	$(17)	$27
Manufacturing consolidations	96	(8)	88

Totals	$140	$(25)	$115

The initial charges of $140 million for employee separation costs represent the severance costs for approximately 3,900 employees, of which 2,100 are direct employees and 1,800 are indirect employees. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers. As of December 31, 2000, 572 employees, of which 193 were direct employees and 379 were indirect employees, have separated from the Company. The 2000 amount used of $25 million reflects cash payments to these separated employees. The remaining accrual of $115 million, which is included in accrued liabilities in the consolidated balance sheets, represents cash payments expected to be completed in 2001.

     The Company’s plan to discontinue unprofitable product lines resulted in charges of $57 million in exit costs, $765 million in inventory writedowns and $266 million in asset writedowns. This plan was primarily focused on (i) analog and first generation digital wireless telephone products, (ii) certain 5-inch and 6-inch wafer technologies, and (iii) certain fixed wireless infrastructure products. The exit costs represent vendor and customer liabilities arising from product cancellations and costs for equipment, chemical and gas line removal for three semiconductor wafer fabrication facilities. Inventory writedowns were recorded to reflect the discontinued product lines at net realizable value. Asset writedowns were recorded to reflect the impairment of semiconductor wafer fabrication facilities in Arizona and Texas in the U.S. and South Queensferry in Scotland, machinery and equipment, and licenses. The impairment for these assets was based upon an estimate of the undiscounted future cash flows expected from the use of the assets. The impairment charge was calculated using discounted cash flows.

     The Company’s plan to exit three unprofitable businesses and to realign the operations of three other businesses resulted in charges of $56 million in exit costs, $44 million in employee separation costs, $56 million in inventory writedowns and $52 million in asset writedowns. The unprofitable businesses were (i) the Company’s joint venture with Cisco Systems, Inc. in SpectraPoint Wireless LLC (SpectraPoint), (ii) the asynchronous digital subscriber line business (ADSL) which manufactured chips for high-speed internet access, and (iii) the flat panel display business. The realignment of operations related to (i) the Company’s multi-network service business (MND), (ii)the European and Latin American locations of the global market and sales organization, and (iii) the smartcard business. The exit costs primarily include customer and supplier termination costs, lease payment and cancellation costs, and equipment decommissioning costs. Employee separation costs were severance benefits for approximately 700 positions in the impacted businesses. Inventory writedowns were recorded to reflect the SpectraPoint, MND and ADSL inventory at net realizable value. Asset writedowns were for the capital assets used in the manufacture of SpectraPoint, MND and flat panel products and for the write-off of the SpectraPoint goodwill.

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

     The Company’s plan to consolidate manufacturing operations and streamline the internal supply chain capacity resulted in charges of $61 million in exit costs, $96 million in employee separation costs, $4 million in inventory writedowns and $26 million in asset writedowns. The consolidation activities were focused on manufacturing facilities in Dublin, Ireland; Flensburg, Germany; Boynton Beach, Florida; and Mt. Pleasant, Iowa and on research labs in Arizona and California. The exit costs include site and equipment lease payment and cancellation costs and site and equipment decommissioning costs. Employee separation costs were severance benefits for approximately 3,200 positions in the impacted locations. Inventory writedowns were recorded to reflect the affected inventory at net realizable value. Asset writedowns were recorded for the capital assets in the impacted locations.

1998 Program

     In the second quarter of 1998, the Company implemented a comprehensive plan to consolidate manufacturing operations, exit non-strategic and poorly-performing businesses, and reduce worldwide employment by 20,000 employees. As a result of the plan, the Company recorded, as a separate line in the consolidated statements of operations, a pre-tax charge of $1.98 billion to cover $1.28 billion in exit and employee separation costs, $380 million in asset writedowns and $325 million in other charges. The 1998 program reached its planned completion at December 31, 1999, at which time the Company reversed into income $226 million for accruals no longer required. As of December 31, 1999, an accrual, representing $27 million in cash payments to be made in the first quarter of 2000, remained. By the end of the first quarter of 2000, all cash payments had been made. The following tables display rollforwards of the accruals established during the second quarter of 1998:

	Accruals at	2000 Amounts	Accruals at
Activity for December 31, 1999 to April 1, 2000	Dec. 31, 1999	Used	Apr. 1, 2000

Consolidation of manufacturing operations	$12	$(12)	$—
Business exits	4	(4)	—
Employee separations	11	(11)	—

Totals	$27	$(27)	$—

     The 2000 amount used of $27 million reflects cash payments for the finalization of plant closings and shut down costs and remaining severance.

			Fourth
			Quarter	Accruals at
	Accruals at	1999 Amounts	1999 Reversals	Dec. 31,
Activity for Year Ended December 31, 1999	Dec. 31, 1998	Used	Into Income	1999

Consolidation of manufacturing operations	$155	$(143)	$—	$12
Business exits	137	(31)	(102)	4
Employee separations	187	(136)	(40)	11

Total exit and employee separation costs	$479	$(310)	$(142)	$27

Asset impairments and other charges	161	(77)	(84)	—

Totals	$640	$(387)	$(226)	$27

     The 1999 amount used of $387 million reflects approximately $189 million in cash payments and $198 million in write-offs.

		1998	Accruals at
	Initial	Amounts	Dec. 31,
Activity for June 27, 1998 to December 31, 1998	Charges	Used	1998

Consolidation of manufacturing operations	$326	$(171)	$155
Business exits	291	(154)	137
Employee separations	658	(471)	187

Total exit and employee separation costs	$1,275	$(796)	$479

Asset impairments and other charges	705	(544)	161

Totals	$1,980	$(1,340)	$640

     The 1998 amount used of $1.34 billion reflects approximately $600 million in cash payments and $740 million in write-offs.

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

     The following table displays by segment the charges incurred for exit and employee separation costs, asset writedowns, and other charges. The segment amounts also include the allocation of $55 million in charges recorded at the corporate level.

	Exit Costs

	Consol of	Business	Employee	Asset	Other
Segment	Mfg. Ops.	Exits	Separations	Writedowns	Charges	Total

Personal Communications	$113	$38	$149	$175	$122	$597
Global Telecom Solutions	11	—	44	—	104	159
Commercial, Government and Industrial Systems	18	—	104	5	—	127
Semiconductor Products	163	101	282	159	26	731
Integrated Electronic Systems	2	3	—	9	2	16
Other Products	19	149	79	32	71	350

Totals	$326	$291	$658	$380	$325	$1,980

     The consolidation of manufacturing operations was primarily focused in the Semiconductor Products and Personal Communications Segments. Semiconductor facilities in North Carolina, California, Arizona and the Philippines were closed as planned. In other areas, production facilities were consolidated into fewer integrated factories to achieve economies of scale and improved efficiencies and to capitalize on newer technologies that reduced operating costs. As a result of excess global manufacturing capacity, the paging facility in Vega Baja, Puerto Rico was closed, and paging facilities in Singapore and Canada and cellular facilities in Northern Illinois were realigned.

     Business exit costs were primarily focused in the Semiconductor Products and Other Products Segments. The Company exited businesses that no longer fit its strategic direction. In many cases, these businesses used older technologies that produced non-strategic products. During the third quarter of 1998, the Company sold its printed circuit board business, and in the first quarter of 1999 it sold its non-silicon component manufacturing business. The loss of operating income from these businesses was not significant to the Company’s results of operations. In the fourth quarter of 1999, the Company reversed into income approximately $102 million for accruals no longer required for the contract requirements and contingencies related to the sales of its printed circuit board business and non-silicon component manufacturing business and the business pruning activities of the Semiconductor Products Segment.

     Employee separation charges were the costs for involuntary severance benefits for the 20,000 positions identified as subject to severance under the plan. The Company’s successful redeployment efforts reduced the severance requirement in the fourth quarter of 1999. Therefore, the Company reversed into income in the fourth quarter of 1999 approximately $40 million of accruals no longer required for a cancelled separation plan involving approximately 500 employees. As of December 31, 1999, approximately 19,400 employees had separated from the Company through a combination of voluntary and involuntary severance programs. Of these 19,400 separated employees, approximately 12,400 were direct employees and 7,000 were indirect employees. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers. In addition, 4,200 employees separated from the Company with the sale of the non-silicon component manufacturing business. These 4,200 people were not paid any severance because the business was sold to another corporation.

     As a result of then current and projected business conditions, the Company wrote down operating assets that became impaired. All impaired asset writedowns were reflected as contra-assets in the consolidated balance sheets at December 31, 1998. This action reduced the carrying value of the related asset balances by $380 million. The assets written down were primarily used manufacturing equipment and machinery. Other assets written down were buildings and joint venture investments. The segments primarily impacted by these asset writedowns were Personal Communications and Semiconductor Products. Assets held for use continued to be depreciated based on an evaluation of their remaining useful lives and their ultimate values upon disposition. There were no assets held for sale at December 31, 1998 nor were any impaired assets disposed of prior to that date.

     The other charges of $325 million were not restructuring charges, but rather were primarily comprised of (i) contract termination costs related to agreements that were associated with businesses in which the Company was no longer making investments, (ii) losses recorded on cellular infrastructure contracts, and (iii) an acquired in-process research and development write-off of $42 million related to the NetSpeak transaction that occurred in the second quarter of 1998. The Company reversed into income in the fourth quarter of 1999 approximately $84 million of accruals no longer required for contract termination costs previously deemed probable to occur.

12.  Acquisitions and Dispositions of Businesses

       The Company completed several purchase acquisitions, the majority of which involved acquired in-process research and development charges during 2000, 1999, and 1998 and several business dispositions during 2000 and 1999. For these purchase acquisitions, the results of operations for each acquiree have been included in the Company’s consolidated financial statements since the date of acquisition. The pro forma effects of these acquisitions on the Company’s financial statements were not significant.

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

     Historical pricing, margins and expense levels, where applicable, were used in the valuation of the in-process products. The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money. The in-process research and development acquired will have no alternative future uses if the products are not feasible.

     The developmental products for the companies acquired have varying degrees of timing, technology, costs-to-complete and market risks throughout final development. If the products fail to become viable, the Company will unlikely be able to realize any value from the sale of incomplete technology to another party or through internal re-use. The risks of market acceptance for the products under development and potential reductions in projected sales volumes and related profits in the event of delayed market availability for any of the products exist. Efforts to complete all developmental products continue, and there are no known delays to company-forecasted plans.

     The following table summarizes the acquisitions and the business disposition that the Company made during 2000:

				In-Process
				Research and
	Quarter		Form of	Development
(In millions)	Acquired/Disposed	Consideration	Consideration	Charge

Acquisitions:
Printrak International, Inc.	Q4 2000	$154	Cash	$13
Baja Celular Mexicana S.A. de C.V.	Q3 2000	$335	Cash	Not Applicable
(increase investment to 100%)
Zenith Network Systems Division	Q3 2000	$15	Cash	Not Applicable
Suncoast Scientific	Q3 2000	$14	Cash	$0
Hiware AG	Q3 2000	$11	Cash	$4
C-Port Corporation	Q2 2000	$430	Common Stock	$214
			(8.7 million shares)
			Assumed Stock Options
Clinical Micro Sensors, Inc.	Q2 2000	$280	Cash	$80
			Assumed Stock Options
WaveMark Technologies, Inc.	Q2 2000	$30	Cash	$6
Communication Systems Technology, Inc.	Q2 2000	$22	Cash	$6
Intec, Ltd.	Q1 2000	$31	Cash	$9

Disposition:
Electronic Ballast Business	Q1 2000	$110	Cash	Not Applicable

For the year ended December 31, 2000, the Company recorded a total of $332 million in acquired in-process research and development charges. These charges were recorded in other charges in the Company’s consolidated statements of operations. In addition to the acquired in-process research and development charges, the acquisitions above resulted in a total of $833 million in goodwill and other intangibles which are being amortized over periods ranging from 3 to 10 years on a straight-line basis. The goodwill and other intangibles were recorded in other assets in the Company’s consolidated balance sheets.

C-Port Corporation

     In May 2000, the Company acquired C-Port Corporation (C-Port) in exchange for 8.7 million shares of the Company’s common stock which, together with assumed stock options, was valued at approximately $430 million. In connection with this transaction, the Company recorded an acquired in-process research and development charge of $214 million and goodwill and other intangibles of $212 million which are to be amortized over periods ranging from 3 to 10 years on a straight-line basis.

     Headquartered in North Andover, Massachusetts, C-Port is a start-up company developing programmable digital communication processors for high-speed networks. At the acquisition date, a total of 2 projects were in process. One project was 73% complete, and the other project was 22% complete. The average risk adjusted rates used to value the two projects were 20% and 25%, respectively. Revenues from these in-process products are estimated primarily beginning in the second quarter of 2001, with projected research and development costs to complete of approximately $6 million.

Clinical Micro Sensors, Inc.

     In June 2000, the Company acquired Clinical Micro Sensors, Inc. (CMS) for approximately $280 million in cash and assumed stock options. In connection with this transaction, the Company recorded an acquired in-process research and development charge of $80 million and goodwill and other intangibles of $145 million which are to be amortized over periods ranging from 3 to 10 years on a straight-line basis.

NOTES TO	MOTOROLA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS	(Dollars in millions, except as noted)

     CMS is a genomics instrumentation company developing and manufacturing disposable DNA biochips and electronic biochip readers. At the acquisition date, one project, which was 60% complete, was in process. The average risk adjusted rate used to value the project was 30%. Revenues from this in-process product are estimated primarily beginning in the second quarter of 2001, with projected research and development costs to complete of approximately $10 million.

     The following table summarizes the acquisitions and the major business dispositions that the Company made during 1999:

				In-Process
				Research and
	Quarter		Form of	Development
(In millions)	Acquired/Disposed	Consideration	Consideration	Charge

Acquisitions:
Digianswer A/S	Q4 1999	$45	Cash	$14
			Assumed Liabilities
Software Corporation of America, Inc.	Q4 1999	$28	Cash	$4
Metroworks, Inc.	Q3 1999	$98	Cash	$35
Bosch Telecom, Inc./SpectraPoint Wireless LLC	Q3 1999	$45	Cash	$14
Dispositions:
Semiconductor Components Group	Q3 1999	$1,600	Cash	Not Applicable
			Notes
			Common Stock
North American Antenna Sites	Q3 1999	$255	Cash	Not Applicable
			Common Stock
Component Products Group	Q1 1999	$136	Cash	Not Applicable
			Transfer of Debt

For the year ended December 31, 1999, the Company recorded a total of $67 million in acquired in-process research and development charges. These charges were recorded in other charges in the Company’s consolidated statements of operations. In addition to the acquired in-process research and development charges, the Company recorded a total of $126 million in goodwill and other intangibles which are being amortized over a period of five years. The goodwill and other intangibles were recorded in other assets in the Company’s consolidated balance sheets.

     The following table summarizes the major business acquisitions and a significant intangible asset purchase that the Company made during 1998:

				In-Process
				Research and
	Quarter		Form of	Development
(In millions)	Acquired	Consideration	Consideration	Charge

Appeal Telecom Comp., Ltd.	Q4 1998	$49	Cash	$16
Starfish Software, Inc.	Q3 1998	$253	Cash	$109
			Common Stock
			(5.6 million shares)
			Assumed Stock Option
			and Liabilities
License Asset Purchase	Q3 1998	$400	Common Stock	N/A
			(36.9 million shares)
NetSpeak Corp.	Q2 1998	$82	Cash	$42

For the year ended December 31, 1998, the Company recorded a total of $167 million in acquired in-process research and development charges. The charges for Appeal Telecom Company, Ltd. and for Starfish Software, Inc. were recorded in selling, general and administrative expenses and other charges, respectively, in the Company’s consolidated statements of operations. The charge for NetSpeak Corp. was recorded in reorganization of businesses in the consolidated statements of operations as it represented a charge arising from an investment in an equity investee as opposed to a consolidated subsidiary. In addition to the acquired in-process research and development charges, the Company recorded a total of $195 million in goodwill and other intangibles which are being amortized over periods ranging from three years to five years. The goodwill and other intangibles were recorded in other assets in the Company’s consolidated balance sheets.

Starfish Software, Inc.

     During the third quarter of 1998, the Company acquired all the outstanding shares of Starfish Software, Inc. (Starfish). The total acquisition cost was $253 million consisting of cash, 5.6 million shares of the Company’s common stock,

MOTOROLA, INC. AND SUBSIDIARIES	NOTES TO

(Dollars in millions, except as noted)	CONSOLIDATED FINANCIAL STATEMENTS

and the assumption of Starfish stock options and other liabilities.

     Starfish’s technology for the Connected Information Device market involves synchronization for cellular, paging and telecommunications devices. Starfish is involved in development of a portfolio of in-process projects for this market. A total of fifteen different projects were in progress at the acquisition date. These projects were at different stages of completion. Those projects included developing personal information manager capability for certain of the Company’s wireless phones; REX technology for mobile devices; synchronization for pagers; PC-based synchronization for the Company’s products; over-the-air synchronization; Internet connect to mobile devices; Telematics server platforms; short-messaging technology; web-based application using server technology; and wireless information devices. One project was estimated to be 70% complete, and all other projects were less than 50% complete. This in-process research will have no alternative future uses if the planned products are not feasible. At the time of the acquisition, no major product completion for these developmental products was estimated until 2000 and beyond, with projected research and development costs-to-complete of approximately $34 million.

Other Significant Pending Transactions

     In October 2000, the Company reached a definitive agreement to sell four cellular telephone operating companies in Northern Mexico to Telefonica Moviles of Madrid. This transaction is subject to customary regulatory approvals and is currently expected to be completed in 2001.

13.  Quarterly and Other Financial Data (unaudited)

	2000				1999

	1st	2nd	3rd	4th	1st	2nd	3rd	4th

Operating Results
Net sales	$8,768	$9,255	$9,493	$10,064	$7,736	$8,030	$8,223	$9,086
Gross profit	3,568	3,747	3,363	3,274	3,135	3,300	2,942	3,067
Net earnings	448	204	531	135	199	255	114	323
Net earnings as a percent of sales	5.1%	2.2%	5.6%	1.3%	2.6%	3.2%	1.4%	3.6%

Per Share Data (in dollars)
Basic earnings per common share	$0.21	$0.09	$0.24	$0.06	$0.09	$0.12	$0.05	$0.15
Diluted earnings per common share	$0.20	$0.09	$0.23	$0.06	$0.09	$0.12	$0.05	$0.15

Dividends declared(1)	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04
Dividends paid(1)	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04
Stock prices
High	$61.42	$52.55	$39.67	$29.76	$25.79	$33.04	$33.83	$49.83
Low	$39.26	$28.61	$27.20	$15.78	$20.85	$24.58	$27.33	$28.33

(1)	Dividends declared and paid in 1999 were based on Motorola shares outstanding prior to the General Instrument merger.

14.  Subsequent Events (unaudited)

       On March 28, 2001, the Company entered into a $2 billion multi-draw term loan facility with several lenders. The facility expires on November 16, 2001. The Company will use this facility for general corporate purposes, including repayment of commercial paper indebtedness. The terms of the facility, including conditions, covenants and representations, are similar to those in the Company’s one-year and five-year revolving domestic credit agreements. In addition, net proceeds from the sale of identified assets must be used to repay the facility or reduce any unused commitment under the facility. If the Company’s senior unsecured non-credit enhanced long-term debt is rated lower than BBB by S&P or Baa2 by Moody’s (which would be a decline of four levels from current ratings), then the Company and its domestic subsidiaries would be obligated to provide the lenders with a pledge of, and security interest in, identified assets, including certain marketable securities, domestic inventories and receivables, and certain businesses of the Company if not sold at the time this contingency has occurred. The Company borrowed $500 million of this facility on March 30, 2001.

FIVE YEAR FINANCIAL SUMMARY

Motorola, Inc. and Subsidiaries

Five Year Financial Summary

	Years ended December 31

(Dollars in millions, except as noted)	2000	1999	1998	1997	1996

Operating Results
Net sales	$37,580	$33,075	$31,340	$31,498	$29,657
Manufacturing and other costs of sales	23,628	20,631	19,396	18,532	17,854
Selling, general and administrative expenses	5,141	5,220	5,807	5,443	4,891
Research and development expenditures	4,437	3,560	3,118	2,930	2,572
Depreciation expense	2,352	2,243	2,255	2,394	2,367
Reorganization of businesses	596	(226)	1,980	327	—
Other charges	517	1,406	109	—	249
Interest expense, net	248	138	215	136	211
Gains on sales of investments and businesses	(1,570)	(1,180)	(260)	(70)	(113)
Total costs and expenses	35,349	31,792	32,620	29,692	28,031
Earnings (loss) before income taxes	2,231	1,283	(1,280)	1,806	1,626
Income tax provision (benefit)	913	392	(373)	642	568
Net earnings (loss)	$1,318	$891	$(907)	$1,164	$1,058
Net earnings (loss) as a percent of sales	3.5%	2.7%	(2.9% )	3.7%	3.6%

Per Share Data (in dollars)
Diluted earnings (loss) per common share	$0.58	$0.41	$(0.44)	$0.56	$0.51
Diluted weighted average common shares outstanding (in millions)	2,256.6	2,202.0	2,071.1	2,091.2	2,081.0
Dividends declared(1)	$0.16	$0.16	0.16	$0.16	$0.15

Balance Sheet
Total assets	$42,343	$40,489	$30,951	$28,954	$25,665
Working capital	3,628	4,679	2,532	4,597	3,696
Long-term debt and redeemable preferred securities	4,778	3,573	2,633	2,144	1,931
Total debt and redeemable preferred securities	11,169	6,077	5,542	3,426	3,328
Total stockholders’ equity	$18,612	$18,693	$13,913	$14,487	$12,843

Other Data
Current ratio	1.22	1.36	1.21	1.49	1.44
Return on average invested capital	6.3%	5.3%	(5.4% )	7.7%	7.1%
Return on average stockholders’ equity	6.6%	5.7%	(6.5% )	8.5%	8.4%
Capital expenditures	$4,131	$2,856	$3,313	$2,954	$3,107
% to sales	11.0%	8.6%	10.6%	9.4%	10.5%
Research and development expenditures	$4,437	$3,560	$3,118	$2,930	$2,572
% to sales	11.8%	10.8%	9.9%	9.3%	8.7%
Year-end employment (in thousands)	147	128	141	158	148

The number of stockholders of record of Motorola common stock on January 31, 2001 was 55,034.

(1)	Dividends declared from 1996 to 1999 were on Motorola shares outstanding prior to the General Instrument merger.

Location for the Annual Meeting of Stockholders:

Hyatt Regency Woodfield
1800 E. Golf Road, Schaumburg, Illinois 60173, (847)605-1234

Map to the Hyatt Regency Woodfield

2001

P
R
O
X
Y

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
for the Annual Meeting of Stockholders, May 7, 2001

      The undersigned hereby appoints Christopher B. Galvin, Robert L. Growney, Carl F. Koenemann, Garth L. Milne and Anthony M. Knapp, and each of them, as the undersigned’s proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc. which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held May 7, 2001, and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

      In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE,
BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED.

IMPORTANT–This Proxy must be signed and dated on the reverse side if you are voting by mail.

o FOLD AND DETACH HERE o

VOTE YOUR SHARES BY PHONE OR OVER THE INTERNET

      We encourage you to vote by telephone or over the Internet. These are two quick and easy methods to vote your shares that are available 24 hours a day, seven days a week, and your vote is recorded as if you mailed in your proxy card. On the reverse side of this card are instructions on how to vote by telephone and over the Internet. Voting by one of these convenient methods will also save the Company money.

      We also ask you to notify the Company if you are receiving multiple copies of the Summary Annual Report at your household. You can do so by checking the box above the signature block of the proxy card if you are mailing in your proxy card, by following the prompt if you are voting by telephone, or by checking the appropriate box on the electronic Internet proxy card. If you do so, the Company can save money by reducing the number of Summary Annual Reports it must print and mail.

Location for the Annual Meeting of Stockholders
Map to the Hyatt Regency Woodfield
1800 E. Golf Road, Schaumburg, Illinois 60173, (847) 605-1234

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

	For	Withheld	For All
	All	All	Except
1. Election of Directors–
Nominees:01 F. Caio, 02 R. Chan,
03 H. Fuller, 04 C. Galvin, 05 R. Growney,
06 A. Jones, 07 J. Lewent, 08 W. Massey,
09 N. Negroponte, 10 J. Pepper, Jr.,
11 S. Scott III, 12 B. West, 13 J. White	[ ]	[ ]	[ ]	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED TO THE LEFT. Do not mail future Summary Annual Reports for this account. Another is received at this household.	[ ]

(Except nominee(s) written above)

				Signature	Date

				Signature if jointly held	Date

Please vote, date, sign and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET PLEASE SEE INSTRUCTION CARD BELOW.

CONTROL NUMBER                                o FOLD AND DETACH HERE o

TELEPHONE VOTING INSTRUCTIONS

On a touch-tone telephone call the toll-free number 1-888-457-2960, 24 hours per day, seven days a week.

Enter your 6-digit Control Number found in the box above.
Press 1 to vote FOR the recommendations of the Board of Directors, or press 9 if you do not wish to vote for the recommendations of the Board of Directors.
Press 1 if you receive more than one Summary Annual Report in your household and do not wish to receive a Summary Annual on this account.

      If you wish to withhold authority to vote or vote against some but not all of the recommendations of the Board of Directors, you must do so by signing, dating and returning the proxy card in the envelope provided or by voting via the Internet.

INTERNET VOTING INSTRUCTIONS

      Go to the following website: www.computershare.com/us/proxy. Enter the information requested on your proxy screen, including your 6-digit Control Number found in the box above.

If you vote by telephone or the Internet, do not mail back your proxy card.

ADMISSION TICKET TO MOTOROLA’S 2001 ANNUAL MEETING OF STOCKHOLDERS

      This is your admission ticket to gain access to Motorola’s 2001 Annual Meeting of Stockholders to be held at the Hyatt Regency Woodfield, 1800 E. Golf Road, Schaumburg, Illinois on Monday, May 7, 2001 at 5:00 P.M. A map showing directions to the meeting site is shown on the reverse side of this admission ticket. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first come, first served basis.

THIS TICKET IS NOT TRANSFERABLE